UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.    )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule14a-12

LIONS GATE ENTERTAINMENT CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Notice of Annual General and Special Meeting

of Shareholders and Proxy Statement

LIONS GATE ENTERTAINMENT CORP.

Tuesday, September 13, 2016 at 10:00 a.m. local time

Shangri-La Hotel, 188 University Avenue, Toronto, Ontario, M5H 0A3, Canada

LIONS GATE ENTERTAINMENT CORP.

250 Howe Street, 20th Floor

Vancouver, British Columbia V6C 3R8

2700 Colorado Avenue

Santa Monica, California 90404

NOTICE OF ANNUAL GENERAL AND SPECIAL MEETING OF SHAREHOLDERS

To Be Held September 13, 2016

To Our Shareholders:

You are invited to attend the Annual General and Special Meeting of Shareholders (the “Annual Meeting”) of Lions Gate Entertainment Corp. (“Lionsgate” or the “Company”), which will be held on Tuesday, September 13, 2016, beginning at 10:00 a.m., local time, at the Shangri-La Hotel, 188 University Avenue, Toronto, Ontario, M5H 0A3, Canada. At the Annual Meeting, shareholders will act on the following matters:

1.	Elect 13 directors, each for a term of one year or until their respective successors are duly elected and qualified;

2.	Re-appoint Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2017;

3.	Conduct an advisory vote to approve executive compensation;

4.	Approve amendments to the Lions Gate Entertainment Corp. 2012 Performance Incentive Plan; and

5.	Transact such further and other business as may properly come before the meeting and any continuations, adjournments or postponements thereof.

In addition to the enclosed proxy statement, shareholders will also receive the audited consolidated financial statements of the Company for the fiscal year ended March 31, 2016, together with the auditor’s report thereon. Shareholders of record at 5:00 p.m. (Eastern Standard Time) on July 22, 2016 are entitled to notice of and to vote at the meeting or any continuations, adjournments or postponements thereof. It is expected that these materials will be mailed to shareholders on or about July 29, 2016.

Registered shareholders unable to attend the Annual Meeting in person are requested to read the enclosed proxy statement and the proxy card that accompany this notice and to complete, sign, date and deliver the proxy card, together with the power of attorney or other authority, if any, under which it was signed (or a notarized certified copy thereof) by mail to IVS Associates, Inc. (“IVS Associates”), Attn: Lionsgate Proxy Tabulation, 1000 N. West Street, Suite 1200, Wilmington, Delaware, 19801, via facsimile at 302-295-3811, or via the internet at www.ivselection.com/lionsgate2016. To be effective, proxies must be received by IVS Associates by or at the Annual Meeting prior to the closing of the polls.

If you are not a registered shareholder, please refer to the accompanying proxy statement for information on how to vote your shares.

By Order of the Board of Directors,

Jon Feltheimer

Chief Executive Officer

Santa Monica, California

Vancouver, British Columbia

July 28, 2016

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED.

In accordance with our security procedures, all persons attending the Annual Meeting will be required to present picture identification.

EXECUTIVE SUMMARY

This summary highlights information contained elsewhere in this proxy statement. We hope this summary will be helpful to our shareholders in reviewing the proposals. This summary does not contain all of the information you should consider in making a voting decision, and you should read the entire proxy statement carefully before voting. These proxy materials are first being sent to shareholders of Lions Gate Entertainment Corp. commencing on or about July 29, 2016. For information on the details of the voting process and how to attend the Annual Meeting, please see About the Annual Meeting on page 1.

Voting Matters and Vote Recommendation

Proposal			Board Vote Recommendation		For More Information, see:
1.	Election of 13 directors	FOR EACH DIRECTOR NOMINEE		Proposal 1—Election of Directors, page 8
2.	Re-appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2017	FOR		Proposal 2—Re-appointment of Independent Registered Public Accounting Firm, page 18
3.	Advisory vote to approve executive compensation	FOR		Proposal 3—Advisory Vote to Approve Executive Compensation, page 19
4.	Amendments to the Lions Gate Entertainment Corp. 2012 Performance Incentive Plan	FOR		Proposal 4—Amendments to the Lions Gate Entertainment Corp. 2012 Performance Incentive Plan, page 20

i

2016 ANNUAL GENERAL AND SPECIAL MEETING OF SHAREHOLDERS OF

LIONS GATE ENTERTAINMENT CORP.

PROXY STATEMENT

This proxy statement is part of a solicitation of proxies by the Board of Directors (the “Board”) and management of Lions Gate Entertainment Corp. (“Lionsgate,” the “Company,” “we,” “us” or “our”) and contains information relating to our annual general and special meeting of shareholders (the “Annual Meeting”) to be held on Tuesday, September 13, 2016, beginning at 10:00 a.m., local time, at the Shangri-La Hotel, 188 University Avenue, Toronto, Ontario, M5H 0A3, Canada, and to any continuations, adjournments or postponements thereof. All dollar figures contained in this proxy statement are in U.S. dollars, unless otherwise indicated. The notice of the Annual Meeting, this proxy statement and the enclosed proxy card will be mailed to shareholders on or about July 29, 2016.

ABOUT THE ANNUAL MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon the matters outlined in the accompanying notice of meeting, including the election of directors, re-appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2017, conducting an advisory vote on executive compensation and approving amendments to the 2012 Lions Gate Entertainment Corp. Performance Incentive Plan. In addition, after the formal portion of the meeting, the Company’s management will report on the Company’s performance during fiscal 2016 and respond to appropriate questions from shareholders.

Who is entitled to vote at the Annual Meeting?

Only shareholders of record of the Company’s common shares (NYSE: LGF) at 5:00 p.m. (Eastern Standard Time) on July 22, 2016 (the “Record Date”) are entitled to receive notice of the Annual Meeting and to vote the common shares that they held on that date at the Annual Meeting, or any continuations, adjournments or postponements of the Annual Meeting. Each outstanding common share entitles its holder to cast one vote on each matter to be voted upon. As of the Record Date, 147,647,415 common shares were outstanding and entitled to vote and held by approximately 580 shareholders of record.

Each shareholder has the right to appoint a person or company to represent the shareholder other than the persons designated in the form of proxy.

Who can attend and vote at the Annual Meeting?

Only registered shareholders of the Company or the persons they appoint as their proxies are permitted to attend and vote at the Annual Meeting. Most shareholders of the Company are “non-registered” shareholders (“Non-Registered Shareholders”) because the shares they own are not registered in their names but are, instead, registered in the name of the brokerage firm, bank or trust company through which they hold the shares. Shares beneficially owned by a Non-Registered Shareholder are registered either: (i) in the name of an intermediary (an “Intermediary”) that the Non-Registered Shareholder deals with in respect of the common shares of the Company (Intermediaries include, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered Registered Retirement Savings Plans, Registered Retirement Income Funds, Registered Education Savings Plans and similar plans); or (ii) in the name of a clearing agency (such as The Canadian Depository for Securities Limited or The Depository Trust & Clearing Corporation) of which the Intermediary is a participant. In accordance with applicable securities law requirements, the Company will have distributed copies of the notice of Annual Meeting, this proxy statement and the proxy card (collectively, the “Meeting Materials”) to the clearing agencies and Intermediaries for distribution to Non-Registered Shareholders.

Lions Gate 2016 Proxy Statement    1

Intermediaries are required to forward the Meeting Materials to Non-Registered Shareholders unless a Non-Registered Shareholder has waived the right to receive them. Intermediaries often use service companies to forward the Meeting Materials to Non-Registered Shareholders. Generally, Non-Registered Shareholders who have not waived the right to receive Meeting Materials will either:

(i)	be given a voting instruction form which is not signed by the Intermediary and which, when properly completed and signed by the Non-Registered Shareholder and returned to the Intermediary or its service company, will constitute voting instructions (often called a “voting instruction form”) which the Intermediary must follow. Typically, the voting instruction form will consist of a one-page printed form. Sometimes, instead of the one-page pre-printed form, the voting instruction form will consist of a regular printed proxy form accompanied by a page of instructions which contains a removable label with a bar code and other information. In order for the form of proxy to validly constitute a voting instruction form, the Non-Registered Shareholder must remove the label from the instructions and affix it to the form of proxy, properly complete and sign the form of proxy and submit it to the Intermediary or its service company in accordance with the instructions of the Intermediary or its service company; or

(ii)	be given a form of proxy which has already been signed by the Intermediary (typically by a facsimile, stamped signature), which is restricted to the number of shares beneficially owned by the Non-Registered Shareholder but which is otherwise not completed by the Intermediary. Because the Intermediary has already signed the form of proxy, this form of proxy is not required to be signed by the Non-Registered Shareholder when submitting the proxy. In this case, the Non-Registered Shareholder who wishes to submit a proxy should properly complete the form of proxy and deposit it with the Company, c/o IVS Associates, Inc., Attn: Lionsgate Proxy Tabulation, 1000 N. West Street, Suite 1200, Wilmington, Delaware, 19801, via facsimile at 302-295-3811.

In either case, the purpose of these procedures is to permit Non-Registered Shareholders to direct the voting of the common shares of the Company they beneficially own. Should a Non-Registered Shareholder who receives one of the above forms wish to vote at the Annual Meeting in person (or have another person attend and vote on behalf of the Non-Registered Shareholder), the Non-Registered Shareholder should request a legal proxy from their Intermediary. Instructions for obtaining legal proxies may be found on the voting instruction form. If you have any questions about voting your shares, please call MacKenzie Partners, Inc. at 1-800-322-2885 or 212-929-5500 or e-mail lionsgate@mackenziepartners.com.

A Non-Registered Shareholder may revoke a voting instruction form or a waiver of the right to receive Meeting Materials and to vote which has been given to an Intermediary at any time by written notice to the Intermediary, provided that an Intermediary is not required to act on a revocation of a voting instruction form or of a waiver of the right to receive Meeting Materials and to vote which is not received by the Intermediary in a timely manner in advance of the Annual Meeting.

What constitutes a quorum?

A quorum is necessary to hold a valid meeting of shareholders. The presence at the Annual Meeting, in person or by proxy, of two holders of the Company’s common shares outstanding on the Record Date who, in the aggregate, hold at least 10% of the issued common shares of the Company entitled to vote at the Annual Meeting, will constitute a quorum. Abstentions and “broker non-votes” (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter) will each be counted as present for purposes of determining the presence of a quorum.

How do I vote at the Annual Meeting?

If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you direct. Registered shareholders that are unable to attend the Annual Meeting in person are requested to read this proxy statement and accompanying proxy card and to complete, sign and date the proxy card, and to return it, together with the power of attorney or other authority, if any, under which it was signed or a notarized certified copy thereof, via mail, to IVS Associates, Inc., Attn: Lionsgate Proxy Tabulation, 1000 N. West Street, Suite 1200, Wilmington, Delaware, 19801, via facsimile at 302-295-3811, Attn: Lionsgate Proxy Tabulation, or via the internet at www.ivselection.com/lionsgate2016. To be effective, proxies must be received by IVS Associates prior to or at the Annual Meeting prior to the closing of the polls.

“Non-Registered Shareholders” who wish to vote their shares in person at the Annual Meeting will need to obtain a legal proxy from their Intermediary. See Who can attend and vote at the Annual Meeting? above.

2    Lions Gate 2016 Proxy Statement

At the Annual Meeting, a representative from IVS Associates, Inc., an independent, third-party company, shall be appointed to act as scrutineer. The scrutineer will determine the number of common shares represented at the Annual Meeting, the existence of a quorum and the validity of proxies, will count the votes and ballots, if required, and will determine and report the results to the Company.

If you are a registered shareholder but do not wish to, or cannot, attend the Annual Meeting in person, you can appoint someone who will attend the Annual Meeting and act as your proxy holder to vote in accordance with your instructions by striking out the printed names of the proposed management nominees on the accompanying proxy card and inserting the name of such other person in the blank space provided therein for that purpose. To vote your shares, your proxy must attend the Annual Meeting. If you do not fill a name in the blank space in the enclosed form of proxy, the persons named in the form of proxy are appointed to act as your proxy holder. Those persons are directors and/or officers of the Company.

Can I change or revoke my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change your vote by submitting a duly executed proxy bearing a later date in the manner and within the time described above. See How do I vote at the Annual Meeting? above if you are a Non-Registered Shareholder. If you are a shareholder of record, you may also revoke a previously deposited proxy (i) by an instrument in writing that is received by or at the Annual Meeting prior to the closing of the polls, (ii) by an instrument in writing provided to the Chairman of the Annual Meeting at the Annual Meeting or any adjournment thereof, or (iii) in any other manner permitted by law. The powers of the proxy holders will be suspended if you attend the Annual Meeting in person and so request, although attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties, except:

•	As necessary to meet applicable legal requirements;

•	To allow for the tabulation and certification of votes; and

•	To facilitate a successful proxy solicitation.

Occasionally, shareholders provide written comments on their proxy cards, which may be forwarded to the Company’s management and the Board.

What are the Board of Directors’ recommendations?

The enclosed proxy is solicited on behalf of the Board and the Company’s management. Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board set forth with the description of each item in this proxy statement.

The Board recommends a vote:

•	“FOR” the election of each of the nominated directors (see page 8);

•	“FOR” the re-appointment of Ernst & Young LLP as our independent registered public accounting firm (see page 18);

•	“FOR” the proposal regarding an advisory vote to approve executive compensation (see page 19); and

•	“FOR” the proposal regarding approval of amendments to the Lions Gate Entertainment Corp. 2012 Performance Incentive Plan (see page 20).

Other than the proposals described in this document, the Board does not know of any other matters that may be brought before the Annual Meeting. If any other matter should properly come before the Annual Meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in accordance with their best judgment.

Lions Gate 2016 Proxy Statement    3

What vote is required to approve each item?

For the election of each of the 13 nominated directors (Proposal 1), a plurality of the common shares voting in person or by proxy is required to elect each of the 13 nominees for director. A plurality means that the 13 nominees receiving the largest number of votes cast (votes “FOR”) will be elected. Shareholders are not permitted to cumulate their shares for purposes of electing directors.

For the re-appointment of Ernst & Young LLP as our independent registered public accounting firm (Proposal 2), the advisory vote to approve executive compensation (Proposal 3) and approval of amendments to the Lions Gate Entertainment Corp. 2012 Performance Incentive Plan (Proposal 4) - each requires the affirmative vote of a majority of the votes cast by holders of the Company’s common shares present or represented by proxy at the Annual Meeting. Notwithstanding the vote required, please be advised that Proposal 3 (an advisory vote on executive compensation) is advisory only and is not binding on us. The Board will consider the outcome of the vote of this proposal in considering what action, if any, should be taken in response to the advisory vote by shareholders.

Note that if your shares are held by a broker or nominee, such broker or nominee may exercise his or her discretion to vote your shares for Proposal 2 (re-appointment of independent registered public accounting firm) but such broker or nominee will not have authority to vote your shares on Proposal 1 (election of directors), Proposal 3 (an advisory vote on executive compensation) or Proposal 4 (approval of amendments to the Lions Gate Entertainment Corp. 2012 Performance Incentive Plan) unless you provide instructions to him or her regarding how you would like your shares to be voted. If such broker or nominee does not receive such instructions, and as a result is unable to vote your shares on Proposal 1, Proposal 3 or Proposal 4, this will result in a “broker non-vote.”

Other than for Proposal 4 - amendments to the Lions Gate Entertainment Corp. 2012 Performance Incentive Plan), for purposes of determining the number of votes cast, only shares voting “FOR,” “WITHHOLD” or “AGAINST” are counted. As such, abstentions are not treated as votes cast and are not counted in the determination of the outcome of Proposals 1, 2 or 3. For purposes of Proposal 4, under New York Stock Exchange (the “NYSE”) listing standards applicable to shareholder approval of equity compensation plans, abstentions are treated as votes cast. Accordingly, for purposes of Proposal 4 only, abstentions will have the effect of a vote “AGAINST” the proposal.

Broker non-votes are not treated as votes cast and are not counted in the determination of the outcome of Proposals 1, 3 or 4. There are no broker non-votes for Proposal 2. Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present at the Annual Meeting.

Who pays for the preparation of this proxy statement?

The Company will pay the cost of proxy solicitation, including the cost of preparing, assembling and mailing this proxy statement, notice of the Annual Meeting and enclosed proxy card. In addition to the use of mail, the Company’s employees and advisors may solicit proxies personally and by telephone, facsimile, courier service, telegraph, the Internet, e-mail, newspapers and other publications of general distribution. The Company’s employees will receive no compensation for soliciting proxies other than their regular salaries. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy materials to their principals and to request authority for the execution of proxies, and the Company will reimburse those persons for their reasonable out-of-pocket expenses incurred in connection with these activities. The Company will compensate only independent third-party agents that are not affiliated with the Company but who solicit proxies. We have retained MacKenzie Partners, Inc., a third-party solicitation firm, to assist in the distribution of proxy materials and solicitation of proxies on our behalf for an estimated fee of $20,000 plus reimbursement of certain out-of-pocket expenses.

May I propose actions or recommend director nominees for consideration at next year’s annual general meeting of shareholders?

Yes. Under U.S. laws, for your proposal or recommendation for director nominees to be considered for inclusion in the proxy statement for next year’s annual meeting, we must receive your written proposal no later than March 31, 2017. You should also be aware that your proposal must comply with U.S. Securities and Exchange Commission (the “SEC”) regulations regarding inclusion of shareholder proposals in company-sponsored proxy materials. Shareholder proposals or recommendation for director nominees submitted as per the Business Corporations Act (British Columbia) (the “BC Act”) to be presented at the next annual general meeting of

4    Lions Gate 2016 Proxy Statement

shareholders must be received by our Corporate Secretary at our registered office no later than June 13, 2017, and must comply with the requirements of the BC Act. If you wish to recommend a director nominee you should also provide the information set forth under Information Regarding the Board of Directors and Committees of the Board of Directors — Shareholder Communications.

If the date of the 2017 annual meeting is advanced or delayed by more than 30 days from the date of the 2016 annual meeting, under U.S. laws, shareholder proposals intended to be included in the proxy statement for the 2017 annual meeting must be received by us within a reasonable time before we begin to print and mail the proxy statement for the 2017 annual meeting.

SEC rules also govern a company’s ability to use discretionary proxy authority with respect to shareholder proposals that were not submitted by the shareholders in time to be included in the proxy statement. In the event a shareholder proposal is not submitted to us prior to June 14, 2017, the proxies solicited by the Board for the 2017 annual meeting of shareholders will confer authority on the proxyholders to vote the shares in accordance with the recommendations of the Board if the proposal is presented at the 2017 annual meeting of shareholders without any discussion of the proposal in the proxy statement for such meeting. If the date of the 2017 annual meeting is advanced or delayed more than 30 days from the date of the 2016 annual meeting, then the shareholder proposal must have been submitted to us within a reasonable time before we mail the proxy statement for the 2017 annual meeting.

Who can I contact if I have questions?

Shareholders who have questions about deciding how to vote should contact their financial, legal or professional advisors. For any queries referencing information in this proxy statement or in respect of voting your shares, please call MacKenzie Partners, Inc. at 1-800-322-2885 or 212-929-5500 or e-mail lionsgate@mackenziepartners.com.

Where can I find the voting results of the Annual Meeting?

We intend to announce preliminary voting results at the Annual Meeting and disclose final voting results in a Current Report on Form 8-K to be filed with the SEC within four (4) business days following the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on September 13, 2016

The Meeting Materials will be mailed to shareholders on or about July 29, 2016. Our proxy statement and fiscal 2016 Annual Report to Shareholders will also be available in the Corporate/Reports section on our website at www.lionsgate.com.

NO PERSON IS AUTHORIZED ON BEHALF OF THE COMPANY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING, OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION AND/OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED, AND THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

Our registered and head office is located at 250 Howe Street, 20th Floor, Vancouver, British Columbia V6C 3R8. Our principal executive offices and our corporate head office is located at 2700 Colorado Avenue, Santa Monica, California 90404, and our telephone number is (310) 449-9200. Our website is located at www.lionsgate.com. Website addresses referred to in this proxy statement are not intended to function as hyperlinks, and the information contained on our website is not a part of this proxy statement. As used in this proxy statement, unless the context requires otherwise, the terms “Lionsgate,” “we,” “us,” “our” and the “Company” refer to Lions Gate Entertainment Corp. and its subsidiaries.

The date of this proxy statement is July 28, 2016

Lions Gate 2016 Proxy Statement    5

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table presents certain information about beneficial ownership of our common shares as of July 22, 2016 (unless otherwise indicated) by each person (or group of affiliated persons) who is known by us to own beneficially more than 5% of our common shares. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and dispositive power with respect to all common shares shown as beneficially owned by them, subject to community property laws, where applicable.

Name of Beneficial Owner(1)	Number of Shares	Percent of Total(2)
Mark H. Rachesky, M.D.(3)	30,273,049	20.5%
Kornitzer Capital Management, Inc.(4)	10,554,722	6.7%
Capital World Investors(5)	8,819,000	6.0%
FMR, LLC(6)	8,483,605	5.7%
Capital Research Global Investors(7)	7,829,000	5.3%
Vanguard Group Inc.(8)	7,403,290	5.0%

(1)	The addresses for the listed beneficial owners are as follows: Mark H. Rachesky, M.D. c/o MHR Fund Management LLC, 1345 Avenue of the Americas, 42nd Floor, New York, NY 10105; Kornitzer Capital Management, Inc., 5420 West 61st Place, Shawnee Mission, Kansas 66205; Capital World Investors, 333 South Hope Street, Los Angeles, California 90071; JANA Partners, LLC, 767 Fifth Avenue, 8th Floor, New York, NY 10153; FMR, LLC, 245 Summer Street, Boston, Massachusetts 02210; Capital Research Global Investors, 333 South Hope Street, Los Angeles, California 90071; and Vanguard Group, Inc., PO Box 2600, V26, Valley Forge PA 19482-2600.

(2)	The percentage of total common shares beneficially owned by each person (or group of affiliated persons) is calculated by dividing: (1) the number of common shares deemed to be beneficially held by such person (or group of affiliated persons) as of July 22, 2016 (unless otherwise indicated), as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) by (2) the sum of (A) 147,647,415 which is the number of common shares outstanding as of July 22, 2016; plus (B) the number of common shares issuable upon the exercise of options and other derivative securities, if any, exercisable as of July 22, 2016 or within 60 days thereafter, held by such person (or group of affiliated persons) (i.e., September 20, 2016).

(3)	The information is based solely on the information in a Schedule 13D/A filed with the SEC on July 1, 2016 by Dr. Rachesky. According to the information in the Schedule 13D/A, as of June 30, 2016: MHR Institutional Advisors III LLC and MHR Institutional Partners III LP each have sole voting and dispositive power over 23,748,947 shares; MHR Fund Management LLC (“MHR Fund Management”) and MHR Holdings LLC each have sole voting and dispositive power over 30,211,049 shares; and Dr. Rachesky has sole voting and dispositive power over 30,273,049 shares.

(4)	The information is based solely on a Schedule 13G/A filed on January 22, 2016 by Kornitzer Capital Management, Inc. According to the schedule, Kornitzer Capital Management, Inc. has sole voting power over 10,554,722 shares, sole dispositive power over 3,176,621 shares and shared dispositive power over 7,378,101 shares.

(5)	The information is based solely on a Schedule 13F-HR filed on May 16, 2016 with the SEC by Capital World Investors, which shows Capital World Investors as having sole voting authority over such shares.

(6)	The information is based solely on a Schedule 13F-HR filed on May 16, 2016 with the SEC by FMR, LLC, which shows FMR, LLC as having sole voting authority over such shares.

(7)	The information is based solely on a Schedule 13F-HR filed on May 15, 2016 with the SEC by Capital Research Global Investors, which shows Capital Research Global Investors as having sole voting authority over such shares.

(8)	The information is based solely on a Schedule 13F-HR filed on May 13, 2016 with the SEC by Vanguard Group Inc., which shows Vanguard Group Inc. as having sole voting authority over such shares.

6    Lions Gate 2016 Proxy Statement

SECURITY OWNERSHIP OF MANAGEMENT

The following table presents certain information about beneficial ownership of our common shares as of July 22, 2016 (unless otherwise indicated) by (i) each current director, nominee for director and current Named Executive Officer (as defined herein), and (ii) all current directors and executive officers as a group. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and dispositive power with respect to all common shares shown as beneficially owned by them, subject to community property laws, where applicable. Except for common shares in brokerage accounts, which may, from time to time together with other securities in the account, serve as collateral for margin loans made in such accounts (other than a $150,000 minimum value of shares required to be held in the Company by directors), no shares reported as beneficially owned have been pledged as security for any loan or indebtedness.

Name of Beneficial Owner	Number of Shares(1)	Percent of Total(2)
James W. Barge(3)	341,607	*
Steven Beeks(4)	479,507	*
Michael Burns(5)	4,392,541	2.9%
Gordon Crawford(6)	243,648	*
Arthur Evrensel(6)	37,689	*
Jon Feltheimer(7)	5,012,002	3.3%
Emily Fine	895	*
Michael T. Fries	0	*
Brian Goldsmith(8)	367,570	*
Sir Lucian Grainge	0	*
Wayne Levin(9)	507,438	*
Harald Ludwig(6)	134,073	*
Dr. John C. Malone(10)	4,967,695	3.4%
G. Scott Paterson(6)	235,301	*
Mark H. Rachesky, M.D.(11)	30,273,049	20.5%
Daryl Simm(6)	69,056	*
Hardwick Simmons(6)	85,274	*
Phyllis Yaffe(6)	32,980	*
David M. Zaslav	0	*
All current executive officers and directors as a group (19 persons)	47,180,325	30.4%

*	Less than 1%

(1)	Pursuant to Rule 13d-3(d)(1) of the Exchange Act, amount includes vested restricted share units and restricted share units vesting and options exercisable within 60 days of July 22, 2016 (i.e., September 20, 2016).

(2)	The percentage of total common shares owned by each person (or group of affiliated persons) is calculated by dividing: (1) the number of common shares deemed to be beneficially held by such person (or group of affiliated persons) as of July 22, 2016 (unless otherwise indicated), as determined in accordance with Rule 13d-3 under the Exchange Act by (2) the sum of (A) 147,647,415 which is the number of common shares outstanding as of July 22, 2016; plus (B) the number of common shares issuable upon the exercise of options and other derivative securities, if any, exercisable as of July 22, 2016 or within 60 days thereafter, held by such person (or group of affiliated persons) (i.e., September 20, 2016).

(3)	Includes 11,875 restricted share units and 83,125 common shares subject to options that are exercisable on or before September 20, 2016 and 191,667 common shares subject to options that are currently exercisable.

(4)	Includes 385,252 common shares subject to options that are currently exercisable.

(5)	Includes 2,642,857 common shares subject to options that are currently exercisable.

(6)	Includes 1,384 restricted share units that will vest on or before September 20, 2016.

(7)	Includes 3,687,500 common shares subject to options that are currently exercisable.

Lions Gate 2016 Proxy Statement    7

(8)	Includes 266,667 common shares subject to options that are currently exercisable.

(9)	Includes 360,834 common shares subject to options that are currently exercisable.

(10)	The information is based solely on the information in a Schedule 13D/A filed with the SEC on July 11, 2016 by Dr. Malone. Includes (i) 250,000 shares held by the Malone Family Land Preservation Foundation and 206,500 shares held by the Malone Family Foundation, as to which shares Dr. Malone has disclaimed beneficial ownership; (ii) 539,657 shares held by the John C. Malone June 2003 Charitable Remainder Trust with respect to which Dr. Malone is the sole trustee and, with his wife, retains a unitrust interest; (iii) 3,871,538 shares held by the Malone Starz 2015 Charitable Remainder Trust with respect to which Mr. Malone is the sole trustee and, with his wife, retains a unitrust interest. This amount does not reflect (A) the 5,000,000 shares held by Discovery Lighting Investments Ltd. (B) the 5,000,000 shares held by Liberty Global Incorporated Limited or (C) an aggregate of 30,273,049 shares beneficially owned by Dr. Rachesky and the MHR entities as described in footnote (11) below. See Proposal 1 – Election of Directors – Investor, Voting and Standstill Agreements.

(11)	The information is based solely on the information in a Schedule 13D/A filed with the SEC on July 1, 2016 by Dr. Rachesky. According to the information in the Schedule 13D/A as of June 30, 2016: MHR Institutional Advisors III LLC and MHR Institutional Partners III LP each have sole voting and dispositive power over 23,748,947 shares; MHR Fund Management and MHR Holdings LLC each have sole voting and dispositive power over 30,211,049 shares; and Dr. Rachesky has sole voting and dispositive power over 30,273,049 shares.

8    Lions Gate 2016 Proxy Statement

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees for Directors

Nominees for Directors

Our Board currently consists of 14 directors. Mr. Ludwig and Ms. Yaffe, current directors of the Company, will not stand for re-election at the Annual Meeting. Mr. Ludwig and Ms. Yaffe will, however, continue to serve as members of the Board until the date of the Annual Meeting. Additionally, at this Annual Meeting, Sir Lucian Grainge has been designated to serve as the third designee of MHR Fund Management pursuant to the Investor Rights Agreement discussed below and will be standing for election to the Board for the first time.

Upon the recommendation of the Nominating and Corporate Governance Committee of the Board, the 13 persons named below have been nominated for election as directors. Each nominee, if elected at the Annual Meeting, will serve until our 2017 Annual General Meeting of Shareholders, or until his or her successor is duly elected or appointed, unless his or her office is earlier vacated in accordance with our Articles or applicable law. Proxies cannot be voted for a greater number of persons than the nominees named.

Pursuant to the Investor Rights Agreement discussed below, Mr. Zaslav serves as the designee of Discovery, Mr. Fries serves as the designee of Liberty, and Dr. Rachesky and Ms. Fine serve as designees of MHR Management Fund.

The nominees have consented to serve on the Board if elected and the Board has no reason to believe that they will not serve if elected. If, any of the nominees should become unable or unwilling for good cause to serve as a director if elected, the persons the Board has designated as proxies may vote for a substitute nominee if the Board has designated a substitute nominee or for the balance of the nominees, leaving a vacancy, unless the Board chooses to reduce the number of directors serving on our Board.

Notwithstanding the foregoing, Sir Lucian’s term of service as a director shall commence only upon his resignation from, or his otherwise ceasing to serve on, the Board of Directors of DreamWorks Animation SKG, even if the Company shareholders vote to elect him as a director at the Annual Meeting. Sir Lucian has advised the Company that he expects such resignation or cessation of service to occur no later than the closing of DreamWorks Animation’s pending acquisition by NBCUniversal, a division of Comcast.

There are no family relationships among the nominees for directors or executive officers of the Company. Ages are as of July 22, 2016.

Michael Burns
Age: 57 Director Since: August 1999 Position with the Company: Vice Chairman since March 2000 Residence: Santa Monica, California

Business Experience

Mr. Burns served as Managing Director and Head of the Office at Prudential Securities Inc.’s Los Angeles Investment Banking Office from 1991 to March 2000.

Other Directorships

Mr. Burns is a director, member of the Audit Committee and member of the Finance Committee of Hasbro, Inc. (HAS: NASDAQ). Mr. Burns is also the Chairman and a co-founder of Novica.com, a private company, and a member of the Board of Visitors of the John E. Anderson Graduate School of Management at the University of California Los Angeles.

Qualifications

Mr. Burns joined Mr. Feltheimer in building the Company into a premier next generation global entertainment company with annual revenue of approximately $2.35 billion in fiscal 2016. Through an accomplished career specialized in raising equity within the media and entertainment industry,

Lions Gate 2016 Proxy Statement    9

Mr. Burns brings important business and financial expertise to the Board in its deliberations on complex transactions and other financial matters. Additionally, Mr. Burns’ extensive knowledge of, and history with, the Company, his financial and investment banking expertise, his in-depth understanding of our industry, his connections in the business community and relationships with our shareholders, makes Mr. Burns an invaluable advisor to the Board.

Gordon Crawford
Age: 69 Director Since: February 2013 Committee Membership: Strategic Advisory Committee Residence: La Cañada, California

Business Experience

Since June 1971, Mr. Crawford served in various positions at Capital Research and Management, a privately held investment management company. In December 2012, Mr. Crawford retired as its Senior Vice President. Currently, Mr. Crawford serves as Chairman of the Board of Trustees of the U.S. Olympic and Paralympic Foundation, and is a Life Trustee on the Board of Trustees of Southern California Public Radio. Mr. Crawford formerly served as Vice Chairman at The Nature Conservancy and Vice Chairman of the Paley Center for Media.

Qualifications

Mr. Crawford has been one of the most influential and successful investors in the media and entertainment industry since 1971. This professional experience and deep understanding of the media and entertainment sector makes Mr. Crawford a valuable member of our Board.

Arthur Evrensel
Age: 58 Director Since: September 2001 Committee Membership: Compensation Committee (Chair) Residence: North Vancouver, British Columbia

Business Experience

Mr. Evrensel is a founding partner of the law firm of Michael, Evrensel & Pawar LLP, which was formed in February 2014. Prior to that, Mr. Evrensel was a partner with the law firm of Heenan Blaikie LLP from 1992 until February 2014.

Qualifications

Mr. Evrensel is a leading counsel in entertainment law relating to television and motion picture development, production, financing and distribution, as well as in the areas of new media and video game law. Mr. Evrensel is recognized as one of Canada’s leading entertainment lawyers, including his recognition in the Guide to the Leading 500 Lawyers in Canada published by Lexpert/American Lawyer (since 2002), the Euromoney Legal Media Group’s Guide to the World’s Leading Technology, Media & Telecommunications Lawyers (since 2002) and The Best Lawyers in Canada (Woodward/White). In 2012, Mr. Evrensel was named Vancouver Best Lawyer of the Year in Entertainment Law. Mr. Evrensel has also been recognized since 2002 in the annual Canadian Legal Lexpert Directory in entertainment law as Most Frequently Recommended. Mr. Evrensel has also published numerous articles on entertainment law as it pertains to international co-productions and bank financing in the filmed entertainment industry, has lectured on entertainment law at McGill University in Montreal, the University of British Columbia in Vancouver, as well as at the University of Victoria, and has chaired numerous seminars and conferences relating to the film and television industry in Canada, the United States, China and England. Mr. Evrensel was the contributing editor of the Entertainment Agreements Volume of Canadian Forms & Precedent (2001 to 2007) published by Butterworths Canada. This expertise, along with his in-depth understanding of our industry and his network in the business and entertainment community provide meaningful leadership for the Board.

10    Lions Gate 2016 Proxy Statement

Jon Feltheimer
Age: 64 Director Since: January 2000 Position with the Company: Chief Executive Officer since March 2000 and Co-Chairman of the Board from June 2005 to February 2012 Residence: Los Angeles, California

Business Experience

Mr. Feltheimer worked for Sony Pictures Entertainment from 1991 to 1999, serving as Founder and President of TriStar Television from 1991 to 1993, as President of Columbia TriStar Television from 1993 to 1995, and, from 1995 to 1999, as President of Columbia TriStar Television Group and Executive Vice President of Sony Pictures Entertainment.

Other Directorships

Mr. Feltheimer is a director of the Board of Directors of Grupo Televisa, S.A.B. (NYSE: TV; BMV: TLEVISA CPO). Mr. Feltheimer is also a director of EPIX, the Company’s joint venture with Viacom, Paramount Pictures and MGM, Celestial Tiger Entertainment, the Company’s joint venture with Saban Capital Group, Inc. and Celestial Pictures (a company wholly-owned by Astro Malaysia Holdings Sdn. Bhd.), and POP, the Company’s joint venture with CBS.

Qualifications

During Mr. Feltheimer’s tenure, the Company has grown from its independent studio roots into a premier next generation global content leader with a reputation for innovation. As our Chief Executive Officer, Mr. Feltheimer provides a critical link to management’s perspective in Board discussions regarding the business and strategic direction of the Company. With over 30 years of experience in the entertainment industry, Mr. Feltheimer brings an unparalleled level of strategic and operational experience to the Board, as well as an in-depth understanding of our industry and invaluable relationships in the business and entertainment community.

Emily Fine
Age: 42 Director Since: November 2015 Residence: New York, New York

Business Experience

Ms. Fine is a principal of MHR Fund Management LLC, a New York based private equity firm that manages approximately $5 billion of capital and has holdings in public and private companies in a variety of industries Ms. Fine joined MHR Fund Management in 2002 and is a member of the firm’s investment committee. Prior to joining MHR Fund Management, Ms. Fine served as Senior Vice President at Cerberus Capital Management, L.P. and also worked at Merrill Lynch in the Telecom, Media & Technology Investment Banking Group, where she focused primarily on media M&A transactions. Ms. Fine also serves on the Board of Directors of Rumie Initiative, a non-profit organization dedicated to delivering free digital educational content to the world’s underprivileged children

Qualifications

Ms. Fine brings to the Board a unique perspective of our business operations and valuable insight regarding financial matters. Ms. Fine has close to 20 years of investing experience and experience working with various companies in the media industry, including, as a principal of MHR Fund Management, working closely with the Company over the past 7 years. Ms. Fine holds a Bachelor of Business Administration from the University of Michigan.

Investor Rights Agreement

As discussed below, Ms. Fine serves as a designee of MHR Fund Management under the Investor Rights Agreement.

Lions Gate 2016 Proxy Statement    11

Michael T. Fries
Age: 53 Director Since: November 2015 Residence: New York, New York

Business Experience

Mr. Fries has served as the Chief Executive Officer, President and Vice Chairman of the Board of Directors of Liberty Global, plc since June 2005. Mr. Fries was Chief Executive Officer of UnitedGlobalCom LLC (“UGC”) from January 2004 until the businesses of UGC and LGI International, Inc. (“LGI”) were combined under Liberty Global, plc’s predecessor, LGI.

Other Directorships

Mr. Fries is the Vice Chairman of the Board of Directors of Liberty Global, plc (since June 2005) and a director of Grupo Television S.A.B. (since April 2015). Previously, he served as a director of UGC and its predecessor from 1999 to 2005. Mr. Fries was chairman of the supervisory boards of two UGC publicly-held European subsidiaries, UPC (1998 to 2003) and Priority Telecom N.V. (2002 to 2006). Mr. Fries also served as executive chairman of Austar from 1999 until 2003, and thereafter as non-executive chairman of Austar until its sale in May 2012. Mr. Fries is a director of CableLabs®, The Cable Center, the non-profit educational arm of the U.S. cable industry, and various other non-profit and privately held corporate organizations. Mr. Fries serves as a Telecom Governor and Steering Committee member of the World Economic Forum. Mr. Fries received his Bachelor’s Degree from Wesleyan University (where he is a member of the board of trustees) and his Masters of Business Administration from Columbia University.

Qualifications

Mr. Fries’ significant executive experience building and managing international distribution and programming businesses, in-depth knowledge of all aspects of current global business and responsibility for setting the strategic, financial and operational direction for Liberty Global, plc contributes a unique perspective to the Board’s consideration of the strategic, operational and financial challenges and opportunities of the Company’s business.

Investor Rights Agreement As discussed below, Mr. Fries serves as the designee of Liberty under the Investor Rights Agreement.

Sir Lucian Grainge
Age: 56 Director Nominee Residence: Los Angeles, California

Business Experience

Sir Lucian is the Chairman and Chief Executive Officer of Universal Music Group (“UMG”), the world leader in music-based entertainment, a position he has held since March 2011. Prior to that, he held positions of increasing responsibility within the UMG organization, a subsidiary of Vivendi S.A., including serving as the Chairman and Chief Executive Officer of Universal Music UK from 2001 until 2005 and as the Chairman and Chief Executive Officer of UMG’s international division from 2005 until 2010.

Other Directorships

Sir Lucian is a director of DreamWorks Animation SKG, Inc. (DWA: NASDAQ) and serves on its Compensation Committee. He has also served from March 2011 until October 2013 as a member of the Board of Directors of Activision Blizzard, Inc. (ATVI: NASDAQ).

12    Lions Gate 2016 Proxy Statement

Qualifications

With vast experience in the music and entertainment businesses, including serving as the Chairman and Chief Executive Officer of a large entertainment company with worldwide operations, Sir Lucian brings extensive knowledge of the entertainment industry to the Board. In 2011, he was named a Trustee of the American Friends of the Royal Foundation of the Duke and Duchess of Cambridge and Prince Harry. In 2012, he was appointed a UK Business Ambassador with a special remit from British Prime Minister David Cameron on global media, digital and entertainment and he currently serves on the Board of Trustees of Northeastern University in Boston, MA. In June 2016, Sir Lucian was bestowed with a knighthood in 2016 by Her Majesty Queen Elizabeth II in the Queen’s 90th Birthday Honours list for accomplishments in the music industry and leadership through its challenging times, contributions to British business and inward investment, as well as his development of innovative business models, technology and media partnerships that have expanded UMG’s global presence.

Investor Rights Agreement

As discussed below, Sir Lucian will serve as a designee of MHR Fund Management under the Investor Rights Agreement. As discussed above, Sir Lucian’s term of service as a director shall commence only upon his resignation from, or his otherwise ceasing to serve on, the Board of Directors of DreamWorks Animation SKG.

Dr. John C. Malone
Age: 75 Director Since: March 2015 Residence: Englewood, Colorado

Business Experience and Directorships

Dr. Malone has served as the Chairman of the Board of Liberty Media Corporation (LMCA, LMCB, LMCK: NASDAQ) (including its predecessor) since August 2011 and as a director since December 2010. Dr. Malone served as the Chief Executive Officer of Liberty Interactive Corporation (QVCA, QVCB, LVNTA, LVNTB: NASDAQ) (including its predecessors, Liberty Interactive) from August 2005 to February 2006. Dr. Malone served as the Chairman of the Board of Tele-Communications, Inc. (“TCI”) from November 1996 until March 1999, when it was acquired by AT&T, and as Chief Executive Officer of TCI from January 1994 to March 1997. Dr. Malone holds a Bachelor’s Degree in electrical engineering and economics from Yale University and a Master’s Degree in industrial management and a Ph.D. in operations research from Johns Hopkins University.

Other Directorships

Dr. Malone has served as (i) a director and the Chairman of the Board of Liberty Interactive Corporation since 1994, (ii) the Chairman of the Board of Liberty Broadband Corporation (LBRDA, LBRDK: NASDAQ) since November 2014, (iii) the Chairman of the Board of Liberty Global plc (LBTYA, LBTYB, LBTYK: NASDAQ) since June 2013, having previously served as the Chairman of the Board of Liberty Global plc’s predecessor, Liberty Global, Inc., from June 2005 to June 2013, (iv) a director of Discovery Communications, Inc. (DISCA, DISCB, DISCK: NASDAQ) since September 2008, (v) a director of Expedia, Inc. (EXPE: NASDAQ) since December 2012, having previously served as a director from August 2005 to November 2012 and (vi) a director of Charter Communications, Inc. (CHTR: NASDAQ) since May 2013.

Dr. Malone served as (i) a director of Ascent Capital Group, Inc. from January 2010 to September 2012, (ii) a director of Live Nation Entertainment, Inc. from January 2010 to February 2011, (iii) the Chairman of the Board of DIRECTV from November 2009 to June 2010, and DIRECTV’s predecessor, The DIRECTV Group, Inc., from February 2008 to November 2009, (iv) a director of Sirius XM Radio Inc. from April 2009 to May 2013, (v) a director of IAC/InterActiveCorp from May 2006 to June 2010 and (vi) the Chairman of the Board of Liberty TripAdvisor Holdings, Inc. from August 2014 to June 2015.

Lions Gate 2016 Proxy Statement    13

Qualifications

Dr. Malone has played a pivotal role in the cable television industry since its inception and is considered one of the preeminent figures in the media and telecommunications industry. Dr. Malone’s industry knowledge and unique perspective on our business make him an invaluable member of the Board.

Exchange Agreement

On March 27, 2015, pursuant to the terms of a stock exchange agreement entered into on February 10, 2015 (the “JM Exchange Agreement”), the Company exchanged 4,967,695 of its newly issued common shares for 2,118,038 shares of Series A common stock of Starz and 2,590,597 shares of Series B common stock of Starz held by certain affiliates of Dr. Malone (the “JM Exchange”). After the closing of the JM Exchange, on March 27, 2015, the Company appointed Dr. Malone to its Board. Pursuant to the JM Exchange Agreement, the Company has agreed to nominate Dr. Malone for election to its Board at each annual meeting of the Company’s stockholders that occurs prior to the earlier of (x) the date that is two years from the closing of the JM Exchange and (y) such time as both of the following occur: (i) the affiliates of Dr. Malone collectively hold less than 75% of the 4,967,695 newly issued common shares of the Company and (ii) Dr. Malone and his affiliates collectively hold less than 2.7% of the Company’s outstanding common shares.

G. Scott Paterson
Age: 52 Director Since: November 1997 Committee Membership: Audit & Risk Committee (Chair) Residence: Toronto, Ontario

Business Experience

Mr. Paterson is a media/technology venture capitalist. Mr. Paterson previously served as Chairman & Chief Executive Officer of Yorkton Securities Inc. which, during his tenure, was Canada’s leading technology and entertainment-focused investment bank. Mr. Paterson has also served as Chairman of the Canadian Venture Stock Exchange, Vice Chairman of the Toronto Stock Exchange, a Director of the Investment Dealer’s Association of Canada and a Director of the Canadian Investor Protection Fund. In 2009, Mr. Paterson obtained an ICD.D designation by graduating from the Rotman Institute of Corporate Directors at the University of Toronto. In 2014, Mr. Paterson obtained a Certificate in Entertainment Law from Osgoode Hall Law School.

Other Directorships

Mr. Paterson is a member of the Nominating & Governance Committee and Chairman of Symbility Solutions Inc. (SY:TSXV); Chairman of Engagement Labs Inc. (EL:TSXV); and Chairman of Apogee Opportunities Ltd. (APE:TSXV). Mr. Paterson is also a director of Giftgram Inc. and Chairman of each of FutureVault Inc. and QYOU Media Inc., all privately held companies. Mr. Paterson was instrumental in the evolution of NeuLion Inc. (TSX:NLN), having led the company’s predecessor company JumpTV as Chairman and Chief Executive Officer until its takeover of NeuLion in 2008, becoming Vice Chairman of the Board, 2 role he held until June 2015. In addition, Mr. Paterson is Chairman of the Merry Go Round Children’s Foundation and a Governor of Ridley College.

14    Lions Gate 2016 Proxy Statement

Qualifications

Mr. Paterson’s investment banking background and experience with the Canadian securities industry, together with management experience with media/entertainment/technology-related companies, provide the Board with significant operational and financial expertise with specific application to these industries. His varied service as a director and chairman of other public companies brings him a wide range of knowledge surrounding strategic transactions, board of director oversight, corporate responsibility and securities regulations that is valuable to the Board when considering recommendations and decisions for the Company.

Mark H. Rachesky, M.D.
Age: 57 Director Since: September 2009 Position with the Company: Chairman of the Board, Strategic Advisory Committee and Compensation Committee Residence: New York, New York

Business Experience

Dr. Rachesky is the founder and President of MHR Fund Management LLC. Dr. Rachesky holds an M.B.A. from the Stanford University School of Business, an M.D. from the Stanford University School of Medicine, and a B.A. from the University of Pennsylvania.

Other Directorships

Dr. Rachesky is the Non-Executive Chairman of the Board of Directors, member of the Executive Committee and Chairman of the Compensation Committee of Loral Space & Communications Inc. (LORL: NASDAQ); a director and member of the Nominating and Governance Committee and the Compensation Committee of Emisphere Technologies, Inc. (EMIS: OTCBB); a director and member of the Nominating Committee, the Governance Committee and the Compensation Committee of Titan International, Inc. (TWI: NYSE); and a director and member of the Nominating and Governance Committee, Co-Chairman of the Finance Committee and a member of the Compensation Committee of Navistar International Corporation (NAV: NYSE). Dr. Rachesky formerly served on the Board of Directors of Leap Wireless International, Inc. (NASDAQ: LEAP) until its merger with AT&T in March 2014. Dr. Rachesky also serves on the Board of Directors of Mt. Sinai Hospital Children’s Center Foundation, the Board of Advisors of Columbia University Medical Center, as well as the Board of Overseers of the University of Pennsylvania.

Qualifications

Dr. Rachesky has demonstrated leadership skills as well as extensive financial expertise and broad-based business knowledge and relationships. In addition, as the President of MHR Fund Management LLC, with a demonstrated investment record in companies engaged in a wide range of businesses over the last 20 years, together with his experience as chairman and director of other public and private companies, Dr. Rachesky brings broad and insightful perspectives to the Board relating to economic, financial and business conditions affecting the Company and its strategic direction.

Investor Rights Agreement

As discussed below, Dr. Rachesky serves as a designee of MHR Fund Management under the Investor Rights Agreement.

Lions Gate 2016 Proxy Statement    15

Daryl Simm
Age: 55 Director Since: September 2004 Committee Memberships: Nominating and Corporate Governance Committee and Compensation Committee Residence: Old Greenwich, Connecticut

Business Experience

Since February 1998, Mr. Simm has been Chairman and Chief Executive Officer of Omnicom Media Group, a division of Omnicom Group, Inc. (OMC:NYSE), of which he is an officer.

Qualifications

Mr. Simm leads one of the industry’s largest media planning and buying groups representing blue-chip global advertisers that connect their brands to consumers through entertainment content. The agencies he leads routinely receive accolades as the most effective and creative in their field and he has been recognized as one of the “100 most influential leaders in marketing, media and tech.” Earlier in his career, Mr. Simm ran P&G Productions, a prolific producer of television programming, where he was involved in large co-production ventures and international content distribution. Mr. Simm was also the top media executive at Procter & Gamble, the world’s largest advertiser and a pioneer in the use of branded entertainment content. Mr. Simm’s broad experience across the media and content space makes him well qualified to serve on the Board.

Hardwick Simmons
Age: 76 Director Since: June 2005 Committee Membership: Strategic Advisory Committee (Chair) and Audit & Risk Committee Residence: Marion, Massachusetts

Business Experience

Mr. Simmons currently serves as a director of Invivoscribe, Inc. and Stonetex Oil Company, privately held companies. From February 2001 to June 2003, Mr. Simmons served first as Chief Executive Officer and then as Chairman and Chief Executive Officer at The NASDAQ Stock Market Inc. From May 1991 to December 2000, Mr. Simmons served as President and Chief Executive Officer of Prudential Securities Incorporated.

Other Directorships

From 2003 to 2016, Mr. Simmons was the Lead Director and Chairman of the Audit and Risk Committee of Raymond James Financial (RJF: NYSE). Additionally, from 2007 to 2009, Mr. Simmons was a director of Geneva Acquisition Corp., a company listed on the American Stock Exchange.

Qualifications

Mr. Simmons, through an accomplished career overseeing one of the largest equity securities trading markets in the world and other large complex financial institutions, brings important business and financial expertise to the Board in its deliberations on complex transactions and other financial matters. In addition, his broad business knowledge, connections in the business community and valuable insight regarding investment banking and regulation are relevant to the Board’s oversight of the Company’s business.

David M. Zaslav
Age: 56 Director Since: November 2015 Residence: New York, New York

Business Experience

Mr. Zaslav serves as President and Chief Executive Officer (since January 2007), and a common stock director of Discovery Communications, Inc. Mr. Zaslav served as President, Cable & Domestic Television and New Media Distribution of NBC Universal, Inc. (“NBC”), a media and entertainment company, from May 2006 to December 2006. Mr. Zaslav served as Executive Vice President of NBC, and President of NBC Cable, a division of NBC, from October 1999 to May 2006.

16    Lions Gate 2016 Proxy Statement

Other Directorships

Mr. Zaslav serves on the Board of Directors of The Cable Center, the Center for Communication, Discovery Communications, Inc. (NASDAQ: DISCA), Grupo Televisa, S.A.B. (NYSE: TV; BMW: TLEVISA CPO), the National Cable & Telecommunications Association, Partnership for New York City, Skills for America’s Future, Sirius XM Holdings Inc. (NASDAQ: SIRI), and USC Shoah Foundation. Mr. Zaslav also serves on Sirius XM Radio Inc.’s Nominating and Corporate Governance committee of the Board of Directors. Mr. Zaslav is also a member of the Board of Trustees for the Paley Center for Media, the Mt. Sinai Medical Center. Mr. Zaslav was a director of Univision from 2012-2015 and TiVo Inc. from 2000 to 2010.

Qualifications

Mr. Zaslav’s value to the Board includes his extensive executive experience in the media and entertainment business, focusing on cable television. Mr. Zaslav has a deep understanding of the media business, both domestically and internationally, through years of leadership at both Discovery Communications, a large media company which owns several cable networks, and former executive positions at NBC Universal. Mr. Zaslav’s expertise positions him to advise the Company in considering business opportunities and provide a concrete understanding of developing cable networks.

Investor Rights Agreement As discussed below, Mr. Zaslav serves as the designee of Discovery under the Investor Rights Agreement.

Investor, Voting and Standstill Agreements

Investor Rights Agreement

On November 10, 2015, (i) Liberty Global Incorporated Limited (“Liberty”), a limited company organized under the laws of the United Kingdom and a wholly owned subsidiary of Liberty Global plc, agreed to purchase 5,000,000 of the Company’s common shares from funds affiliated with MHR Fund Management and (ii) Discovery Lightning Investments Ltd. (“Discovery”), a limited company organized under the laws of the United Kingdom and a wholly owned subsidiary of Discovery Communications, Inc., agreed to purchase 5,000,000 of the Company’s common shares from funds affiliated with MHR Fund Management (collectively, the “Purchases”). Dr. Malone, a director of the Company and holder of approximately 3.4% of the Company’s outstanding common shares, is also the chairman of the board of Liberty Global plc and holds shares representing approximately 24.7% of the votes of Liberty Global plc, based on Liberty Global plc’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 29, 2016. In addition, Dr. Malone is a director of Discovery Communications, Inc. and holds shares representing approximately 28.6% of its votes, based on Discovery Communications, Inc.’s Definitive Proxy Statement on Schedule 14A filed with the SEC on March 30, 2016.

In connection with the Purchases, on November 10, 2015, the Company entered into an investor rights agreement with Liberty Global plc, Discovery Communications, Inc., Liberty, Discovery and certain affiliates of MHR Fund Management (the “Investor Rights Agreement”). Pursuant to the Investor Rights Agreement, the Company agreed to expand the size of its Board to 14 members and to appoint (a) Mr. Fries, President and Chief Executive Officer of Liberty Global plc, (b) Mr. Zaslav, President and Chief Executive Officer of Discovery Communications, Inc., and (c) Ms. Fine, a Principal of MHR Fund Management, as directors to fill the resulting vacancies, which became effective on November 12, 2015.

The Investor Rights Agreement provides that (1) for so long as funds affiliated with MHR Fund Management beneficially own at least 10,000,000 of the Company’s common shares in the aggregate, the Company will include three designees of MHR Fund Management (at least one of whom will be an independent director and

Lions Gate 2016 Proxy Statement    17

will be subject to Board approval) on its slate of director nominees for election at each future annual meeting of the Company’s shareholders and (2) for so long as funds affiliated with MHR Fund Management beneficially own at least 5,000,000, but less than 10,000,000 of the Company’s common shares in the aggregate, the Company will include one designee of MHR Fund Management on its slate of director nominees for election at each future annual meeting of the Company’s shareholders. Dr. Rachesky, the Chairman of the Board of the Company, and Ms. Fine, were appointed as designees of MHR Fund Management pursuant to the Investor Rights Agreement. Sir Lucian has been designated to serve as the third designee of MHR Fund Management and is a nominee for director at the Annual Meeting.

In addition, the Investor Rights Agreement provides that (1) for so long as Liberty and Discovery (together with certain of their affiliates) beneficially own at least 10,000,000 of the Company’s common shares in the aggregate, the Company will include one designee of Liberty and one designee of Discovery on its slate of director nominees for election at each future annual meeting of the Company’s shareholders and (2) for so long as Liberty and Discovery (together with certain of their affiliates) beneficially own at least 5,000,000, but less than 10,000,000 of the Company’s common shares in the aggregate, the Company will include one designee of Liberty and Discovery, collectively, on its slate of director nominees for election at each future annual meeting of the Company’s shareholders, selected by (a) Liberty, if Liberty individually exceeds such 5,000,000 common share threshold but Discovery does not, (b) Discovery, if Discovery individually exceeds such 5,000,000 common share threshold but Liberty does not and (c) Liberty and Discovery, jointly, if neither Liberty nor Discovery individually exceeds such 5,000,000 common share threshold. As stated above, Mr. Zaslav was appointed as a designee of Discovery and Mr. Fries was appointed as a designee of Liberty and were appointed as directors of the Company effective on November 12, 2015.

Under the Investor Rights Agreement, Liberty and Discovery (together with certain of their affiliates) have agreed that they will not sell or transfer any of their Company common shares until November 10, 2016. After November 10, 2016, Liberty and Discovery (together with certain of their affiliates) have agreed that if they sell or transfer any of their Company common shares to a shareholder or group of shareholders that beneficially own 5% or more of the Company’s common shares, or that would result in a person or group of persons beneficially owning 5% or more of the Company’s common shares, any such transferee would have to agree to the standstill, transfer and voting provisions set forth in the Investor Rights Agreement and the Voting and Standstill Agreement (described below), subject to certain exceptions set forth in the Investor Rights Agreement.

In addition, Liberty and Discovery have agreed to not solicit or hire any members of the Company’s senior management until November 10, 2018, subject to certain exceptions. The Company has also agreed to provide Liberty, Discovery and MHR Fund Management with certain pre-emptive rights on common shares that the Company may issue in the future for cash consideration. Furthermore, the Company has agreed that, until November 10, 2020, the Company will not adopt a “poison pill” or “shareholder rights plan” that would prevent Liberty, Discovery and Dr. Malone (together with certain of their affiliates) from beneficially owning at least 18.5% of the outstanding voting power of the Company in the aggregate.

The foregoing description of the Investor Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Investor Rights Agreement, which is attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 10, 2015.

Amendment to Investor Rights Agreement

On June 30, 2016, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Starz, a Delaware corporation (“Starz”), and Orion Arm Acquisition Inc., a Delaware corporation and an indirect wholly-owned subsidiary of the Company (“Orion Arm”) pursuant to which Orion Arm will merge with and into Starz, with Starz continuing as the surviving corporation and becoming an indirect wholly-owned subsidiary of the Company (the “Merger”). In connection with the Merger Agreement, the parties entered into Amendment No. 1 to the Investor Rights Agreement (“Amendment No. 1 to the Investor Rights Agreement”), which, among other things, requires the Company to call a stockholder meeting in order to seek the approval of its stockholders for any issuance of New Issue Securities (as defined therein) to the Investors (as defined therein) pursuant to the pre-emptive rights granted in the Investor Rights Agreement, that occurs between the date of such stockholder meeting and the date that is five years following such meeting. Pursuant to Amendment No. 1 to the Investor Rights Agreement, MHR Fund Management, Liberty, Discovery, Liberty Global plc, Discovery Communications, Inc., and the affiliated funds of MHR Fund Management party thereto have agreed to vote in favor of such approval, as has Dr. Malone pursuant to the JM Voting Agreement (discussed below). The

18    Lions Gate 2016 Proxy Statement

Company agreed that it will not issue any New Issue Securities until it obtains stockholder approval for such issuance if stockholder approval would be required in order to give effect to the pre-emptive rights granted in the Investor Rights Agreement.

The foregoing description of various terms of Amendment No. 1 to the Investor Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of Amendment No. 1 to the Investor Rights Agreement, which is attached as Exhibit 10.8 to the Company’s Current Report on Form 8-K filed with the SEC on July 1, 2016.

Voting and Standstill Agreement

On November 10, 2015, the Company entered into a voting and standstill agreement with Liberty Global plc, Discovery Communications Inc., Liberty, Discovery, Dr. Malone and certain affiliates of MHR Fund Management (the “Voting and Standstill Agreement”). Under the Voting and Standstill Agreement, Liberty, Discovery and Dr. Malone have agreed that, until November 10, 2020 (the “Standstill Period”), they (together with certain of their affiliates) will not beneficially own more than 18.5% of the Company’s outstanding voting power in the aggregate.

During the Standstill Period, Liberty, Discovery and Dr. Malone have each agreed to vote, in any vote of the Company’s shareholders, all of the Company’s common shares beneficially owned by them (together with certain of their affiliates) in the aggregate in excess of 13.5% of the Company’s outstanding voting power in the aggregate in the same proportion as the votes cast by shareholders other than Liberty, Discovery and Dr. Malone (together with certain of their affiliates). After the expiration of the Standstill Period, Liberty, Discovery and Dr. Malone have agreed to vote, in any vote of the Company’s shareholders on a merger, amalgamation, plan of arrangement, consolidation, business combination, third party tender offer, asset sale or other similar transaction involving the Company or any of the Company’s subsidiaries (and any proposal relating to the issuance of capital, increase in the authorized capital or amendment to any constitutional documents in connection with any of the foregoing), all of the Company’s common shares beneficially owned by them (together with certain of their affiliates) in excess of 18.5% of the Company’s outstanding voting power in the aggregate in the same proportion as the votes cast by shareholders other than Liberty, Discovery and Dr. Malone (together with certain of their affiliates).

In addition, each of Liberty, Discovery, Dr. Malone and MHR Fund Management (together with certain of their affiliates) has agreed that as long as any of them have the right to nominate at least one representative to the Board, each of them will vote all of the Company’s common shares owned by them (together with certain of their affiliates) in favor of each of the other’s respective director nominees, subject to certain exceptions set forth in the Voting and Standstill Agreement. Furthermore, each of Liberty, Discovery, Dr. Malone and MHR Fund Management (together with certain of their affiliates) has agreed that, through the first anniversary of the Annual Meeting, each of them will take any and all action necessary to propose and support the continued appointment of Dr. Rachesky as Chairman of the Board and in favor of the other director nominees recommended by the Board. As of the record date of July 22, 2016, Liberty, Discovery, Dr. Malone and MHR Management each has the right to vote 5,000,000, 5,000,000, 4,967,695 and 30,273,049 common shares, respectively, representing an aggregate of 30.6% of the Company’s total voting power as of July 22, 2016.

Under the Voting and Standstill Agreement, Liberty, Discovery and Dr. Malone (together with certain of their affiliates) have also agreed that if they sell or transfer any of their Company common shares to a shareholder or group of shareholders that beneficially own 5% or more of the Company’s common shares, or that would result in a person or group of persons beneficially owning 5% or more of the Company’s common shares, any such transferee would have to agree to the standstill, transfer and voting provisions set forth in the Investor Rights Agreement and the Voting and Standstill Agreement.

The Voting and Standstill Agreement also includes certain other standstill restrictions on Liberty, Discovery and Dr. Malone that will be in effect during the Standstill Period.

The foregoing description of the Voting and Standstill Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Voting and Standstill Agreement, which is attached as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on November 10, 2015.

Amendment to the Voting and Standstill Agreement

In connection with the Merger Agreement, on June 30, 2016, the Voting and Standstill Agreement was amended by the parties thereto (the “Amendment to the Voting and Standstill Agreement”) to provide, among other

Lions Gate 2016 Proxy Statement    19

changes, that the limitations on Liberty, Discovery, and Dr. Malone would be amended to increase the voting cap to the greater of (a) 13.5% of the total voting power of the Company and (b) if the Merger or the Exchange (as defined in the Exchange Agreement, described below) occurs, the lesser of (x) 14.2% of the total voting power of the Company and (y) the voting power held by Liberty, Discovery and Dr. Malone following consummation of the Merger or Exchange, and also to allow Liberty, Discovery, and Dr. Malone to acquire the Company’s Non-Voting Stock (as defined in the Exchange Agreement) as merger consideration pursuant to the Merger (as defined in the Merger Agreement).

The foregoing description of the Amendment to the Voting and Standstill Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment to the Voting and Standstill Agreement, which is attached as Exhibit 10.7 to the Company’s Current Report on Form 8-K filed with the SEC on July 1, 2016.

Exchange Agreement

In connection with the Merger Agreement, on June 30, 2016, the Company entered into a Stock Exchange Agreement (the “Exchange Agreement”) with Orion Arm and the stockholders of Starz listed on Schedule I thereto (the “Exchange Stockholders”), pursuant to which, if the Merger Agreement is terminated (1) by the Company because Starz’ board of directors changes its recommendation in favor of the transactions, (2) by Starz in order to enter into a superior transaction or (3) by either party because Starz’ stockholders fail to approve the transactions, then the Exchange Stockholders will sell to Orion Arm all shares of Starz Series B Common Stock (as defined in the Exchange Agreement) held by the Exchange Stockholders (the “Starz Exchange Shares”), which as of June 30, 2016 constituted approximately 69.9% of the total voting power of the issued and outstanding shares of Starz Series B Common Stock, in exchange for per share consideration of $7.26 in cash and 1.2642 newly issued shares of the Company’s common stock (the “Lions Gate Exchange Shares”). At the election of Dr. Malone, or if the Company should fail to receive the required stockholder approval to issue the Lions Gate Exchange Shares, the Exchange Stockholders will instead receive per share consideration of $36.30 in cash for each Starz Exchange Share. The Company plans to seek such required stockholder approval at the same meeting where it will seek the required approvals pursuant to the Merger Agreement.

The foregoing description of the Exchange Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Exchange Agreement, which is attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 1, 2016.

Voting Agreements regarding Lions Gate Shares

In connection with the Merger Agreement, on June 30, 2016, the Company, Starz and certain stockholders of the Company entered into a series of Voting Agreements, with respect to such stockholders’ shares of the Company’s common stock (the “Liberty Voting Agreement,” the “Discovery Voting Agreement,” the “JM Voting Agreement,” and the “MHR Voting Agreement,” and collectively the “Lions Gate Voting Agreements”). Pursuant to the Lions Gate Voting Agreements, the applicable stockholders of the Company agreed, among other things and subject to certain conditions, to, at any meeting of stockholders of the Company called to vote upon the Reclassification (as defined in the Merger Agreement), the issuance of shares as part of the merger consideration or the issuance of the Lions Gate Exchange Shares, vote all shares set forth on Schedule A thereto in favor of such transactions, and to vote against certain other matters, so long as such obligations had not terminated in accordance with the terms set forth therein. Under the Lions Gate Voting Agreements, the Company agreed to indemnify the applicable stockholders of the Company for losses relating to or arising out of the Lions Gate Voting Agreement, the Merger Agreement or the Exchange Agreement and, in the case of the MHR Voting Agreement, to pay up to $1.6 million in reasonable out-of-pocket expenses of the applicable stockholders.

The foregoing descriptions of the Lions Gate Voting Agreements do not purport to be complete and are qualified in their entirety by reference to the full texts of the Lions Gate Voting Agreements, which are attached as Exhibits 10.2, 10.3, 10.4 and 10.5, respectively, to the Company’s Current Report on Form 8-K filed with the SEC on July 1, 2016.

20    Lions Gate 2016 Proxy Statement

Vote Required and Board Recommendation

A plurality of the common shares voting in person or by proxy is required to elect each of the 13 nominees for director. A plurality means that the 13 nominees receiving the largest number of votes cast (votes “FOR”) will be elected. Shareholders are not permitted to cumulate their shares for purposes of electing directors.

For purposes of this proposal, abstentions and broker non-votes will not be counted as votes cast in determining the number of votes necessary for the election of each of the nominated directors.

UNLESS SUCH AUTHORITY IS WITHHELD, THE PROXIES GIVEN PURSUANT TO THIS SOLICITATION WILL BE VOTED FOR THE ELECTION OF EACH DIRECTOR. THE BOARD RECOMMENDS A VOTE FOR EACH OF THE NOMINEES.

Lions Gate 2016 Proxy Statement    21

PROPOSAL 2

RE-APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At the request of the Audit & Risk Committee, Ernst & Young LLP will be nominated at the Annual Meeting for re-appointment as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2017 at remuneration to be fixed by the Audit & Risk Committee. Ernst & Young LLP has been our independent registered public accounting firm since August 2001.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, and will have the opportunity to make a statement if they desire to do so, and to respond to appropriate questions from shareholders.

Vote Required and Board Recommendation

The affirmative vote of a majority of votes cast by holders of the Company’s common shares present or represented by proxy at the Annual Meeting is required for the re-appointment of Ernst & Young LLP as our independent registered public accounting firm. For purposes of this proposal, abstentions will not be counted as votes cast in determining the number of votes necessary for the re-appointment of Ernst & Young LLP as our independent registered public accounting firm.

UNLESS SUCH AUTHORITY IS WITHHELD, THE PROXIES GIVEN PURSUANT TO THIS SOLICITATION WILL BE VOTED FOR THE RE-APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING MARCH 31, 2017, AT A REMUNERATION TO BE DETERMINED BY THE AUDIT & RISK COMMITTEE. THE BOARD RECOMMENDS THEIR RE-APPOINTMENT.

22    Lions Gate 2016 Proxy Statement

PROPOSAL 3

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Company is providing its shareholders with the opportunity to cast a non-binding, advisory vote on the compensation of our Named Executive Officers (as defined below) as disclosed pursuant to the SEC’s executive compensation disclosure rules and set forth in this proxy statement (including in the compensation tables and narratives accompanying those tables as well as in the Compensation Discussion and Analysis).

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related rules of the SEC, the Board will request your advisory vote on the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in this proxy statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.

This vote is an advisory vote only and will not be binding on the Company, the Board or the Compensation Committee, and will not be construed as overruling a decision by, or creating or implying any additional fiduciary duty for, the Board or the Compensation Committee. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for the Named Executive Officers.

The Company’s current policy is to provide shareholders with an opportunity to approve the compensation of the Named Executive Officers each year at the Annual Meeting of Shareholders. It is expected that the next such vote will occur at the 2017 Annual Meeting.

Vote Required and Board Recommendation

Approval of this Proposal No. 3 requires the affirmative vote of the holders of a majority of the votes cast by holders of the Company’s common shares present in person or by proxy at the Annual Meeting. For purposes of this proposal, abstentions and broker non-votes will not be counted as votes cast in determining the number of votes necessary for the advisory vote to approve executive compensation.

UNLESS SUCH AUTHORITY IS WITHHELD, THE PROXIES GIVEN PURSUANT TO THIS SOLICITATION WILL BE VOTED FOR THE ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION. THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL NO. 3.

Lions Gate 2016 Proxy Statement    23

PROPOSAL 4

APPROVAL OF AMENDMENTS TO THE LIONS GATE ENTERTAINMENT CORP.

2012 PERFORMANCE INCENTIVE PLAN

General

At the Annual Meeting, shareholders will be asked to approve the following amendments to the Lions Gate Entertainment Corp. 2012 Performance Incentive Plan (the “2012 Plan”), which were previously adopted by the Board on July 22, 2016, subject to shareholder approval:

•	Increase in Aggregate Share Limit. The 2012 Plan currently limits the aggregate number of the Company’s common shares that may be delivered pursuant to all awards granted under the plan to 25,683,000 shares. The proposed amendments would increase this limit by an additional 4,000,000 shares so that the new aggregate share limit for the 2012 Plan would be 29,683,000 shares. (This number excludes shares that were subject to awards originally granted under the Lions Gate Entertainment Corp. 2004 Performance Incentive Plan (the “2004 Plan”) that terminated after the 2012 Plan was approved by shareholders and became available for grant purposes under the 2012 Plan in accordance with the terms of the 2012 Plan.)

•	Extension of Performance-Based Award Feature. One element of the 2012 Plan is the flexibility to grant certain performance-based awards designed to satisfy the requirements for deductibility of compensation under Section 162(m) of the U.S. Internal Revenue Code. These awards are referred to as “Performance-Based Awards” and are in addition to other awards, such as stock options and share appreciation rights, expressly authorized under the 2012 Plan which may also qualify as performance-based compensation for Section 162(m) purposes. If shareholders approve this 2012 Plan proposal, the Performance-Based Award feature of the 2012 Plan will be extended through the first annual meeting of shareholders that occurs in 2021 (this expiration time is earlier than the general expiration date of the 2012 Plan and is required under applicable tax rules). See Summary Description of the 2012 Performance Incentive Plan—Performance-Based Awards below.

•	Increase in Individual Award Sub-Limits. The 2012 Plan currently limits the number of shares that may be subject to stock options and stock appreciation rights granted under the plan to any individual in a calendar year to 2,000,000 shares and limits the number of shares that may be subject to Performance-Based Awards other than stock options and stock appreciation rights granted under the plan to any individual in a calendar year to 2,000,000 shares. The proposed amendments would increase each of these limits to 3,000,000 shares. The 2012 Plan also currently limits the maximum amount payable pursuant to Performance-Based Awards that are cash-based to $10,000,000. The proposed amendments would increase this limit to $15,000,000.

In evaluating our request to approve the amendments to the 2012 Plan, we ask that you consider the following:

•	Significant Focus on Performance-Based Vesting Equity Awards. Equity-based awards enhance the link between the interests of the award holder and the interests of our shareholders. As more fully discussed in Compensation Discussion and Analysis below, the majority of the Company’s executives’ compensation is “at risk” in the form of annual and long-term incentive awards (including equity-based awards) that are paid, if at all, based upon Company and individual performance.

•	Granting of Equity Awards. As more fully discussed in Compensation Discussion and Analysis below, the Company typically does not grant equity-based awards to its executive officers other than in connection with the executive’s entering into a new employment agreement with the Company and for annual incentive bonuses. We believe this approach strikes an appropriate balance between linking executives’ interests with those of our shareholders and carefully managing the dilutive impact of the awards.

24    Lions Gate 2016 Proxy Statement

•	2016 Annual Incentive Bonuses Paid in Equity. As more fully discussed in Compensation Discussion and Analysis below, the entire portion of fiscal 2016 annual incentive bonuses for the top 100 most highly compensated executives of the Company were paid in equity in order to further align executives’ interests with those of our shareholders and to conserve the Company’s cash position in order to further strengthen our balance sheet and support our business and operations.

•	Responsible Share Usage. The total number of shares of our common stock subject to awards granted under the 2012 Plan per year over the last three years (including the shares used to pay our fiscal 2016 annual incentive bonuses) has, on average, been 3.3% of the weighted-average number of shares of our common stock issued and outstanding for the corresponding year (calculated as discussed on page 32), which we believe is very reasonable given the considerations mentioned above.

•	Responsible Share Request Size. We believe that we are asking for a sufficient number of shares to be able to continue to grant equity awards under the 2012 Plan through the end of fiscal 2017 (as discussed on page 33). We want our stockholders to have the ability to regularly validate their comfort with our approach to equity awards.

As of June 30, 2016, a total of 1,373,661 of the Company’s common shares were available for new award grants under the 2012 Plan. The 2012 Plan is the only plan maintained by the Company under which new equity awards can be granted.

The Company believes that incentives and share-based awards focus employees on the objective of creating shareholder value and promoting the success of the Company, and that incentive compensation plans like the 2012 Plan are an important attraction, retention and motivation tool for participants in the plan. The Board believes the foregoing amendments are important to give the Company flexibility to structure future incentives and better attract, retain and award key employees and other participants in the plan.

If shareholders do not approve this 2012 Plan proposal, the current share limits, term and other provisions of the 2012 Plan will continue in effect.

Awards Outstanding Under Company Plans

As of June 30, 2016, the outstanding awards under all of the Company’s equity compensation arrangements (including awards granted under the 2012 Plan and the 2004 Plan, and excluding awards that may only be settled in cash) were as follows:

•	A total of 17,938,203 of the Company’s common shares were subject to outstanding options and share appreciation rights. The weighted average exercise price of these outstanding options and share appreciation rights was $24.69, and the weighted average remaining term was 6.0 years. The Company’s outstanding options and share appreciation rights do not include dividend equivalent rights and may not be transferred (subject to limited exceptions referred to below, such as transfers on death or, with the Company’s approval, to a family member for tax or estate planning purposes); and

•	A total of 1,822,144 of the Company’s common shares were subject to outstanding awards of restricted stock units.

As described in the Compensation Discussion & Analysis below, we have approved grants of certain performance-based awards under the 2012 Plan for which the performance goals have not yet been established. Although these awards are not treated as “granted” for accounting purposes until the relevant performance goals have been set, for purposes of this 2012 Plan proposal, these grants have been included in the awards that are outstanding as of a particular date (to the extent the grant date of the award for accounting purposes does not occur prior to that date) and have been counted against the shares that are available for new award grants under the 2012 Plan as of any particular date. For informational purposes, as of June 30, 2016, a total of 1,426,740 of the Company’s common shares were subject to performance-based stock options that were not considered granted for accounting purposes as of such date, and a total of 412,149 of the Company’s common shares were subject to performance-based restricted stock unit awards that were not considered granted for accounting purposes as of such date.

For more information on the Company’s outstanding awards and past grant practices under the 2012 Plan, please see Specific Benefits Under the 2012 Performance Incentive Plan below.

Lions Gate 2016 Proxy Statement    25

Summary Description of the 2012 Performance Incentive Plan

The principal terms of the 2012 Plan, as amended by the Board, are summarized below. The following summary is qualified in its entirety by the full text of the 2012 Plan, which has been filed as Exhibit A to the copy of this Proxy Statement that was filed electronically with the SEC and can be reviewed on the SEC’s website at www.sec.gov. A copy of the 2012 Plan document may also be obtained without charge by writing to the Corporate Secretary of the Company at our principal executive office.

Purpose.    The purpose of the 2012 Plan is to promote the success of the Company by providing an additional means for us to attract, motivate, retain and reward selected employees and other eligible persons through the grant of awards. Equity-based awards are also intended to further align the interests of award recipients and our shareholders.

Administration.     The Board or one or more committees appointed by the Board administers the 2012 Plan. The Board has delegated general administrative authority for the 2012 Plan to the Compensation Committee. The Board or a committee thereof (within its delegated authority) may delegate different levels of authority to different committees or persons with administrative and grant authority under the 2012 Plan. (The appropriate acting body, be it the Board, a committee within its delegated authority, or another person within his or her delegated authority, is referred to in this proposal as the “Administrator”).

The Administrator has broad authority under the 2012 Plan with respect to award grants including, without limitation, the authority:

•	to select eligible participants and determine the type(s) of award(s) that they are to receive;

•	to grant awards and determine the terms and conditions of awards, including the price (if any) to be paid for the shares or the award and, in the case of share-based awards, the number of shares to be offered or awarded;

•	to determine any applicable vesting and exercise conditions for awards (including any applicable performance and/or time-based vesting or exercisability conditions) and the extent to which such conditions have been satisfied, or determine that no delayed vesting or exercise is required, and to accelerate or extend the vesting or exercisability or extend the term of any or all outstanding awards;

•	to cancel, modify, or waive the Company’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consents;

•	subject to the other provisions of the 2012 Plan, to make certain adjustments to an outstanding award and to authorize the conversion, succession or substitution of an award;

•	to determine the method of payment of any purchase price for an award or shares of the Company’s common stock delivered under the 2012 Plan, as well as any tax-related items with respect to an award, which may be in the form of cash, check, or electronic funds transfer, by the delivery of already-owned shares of the Company’s common stock or by a reduction of the number of shares deliverable pursuant to the award, by services rendered by the recipient of the award, by notice and third party payment or cashless exercise on such terms as the Administrator may authorize, or any other form permitted by law;

•	to modify the terms and conditions of any award, establish sub-plans and agreements and determine different terms and conditions that the Administrator deems necessary or advisable to comply with laws in the countries where the Company or one of its subsidiaries operates or where one or more eligible participants reside or provide services;

•	to approve the form of any award agreements used under the 2012 Plan; and

•	to construe and interpret the 2012 Plan, make rules for the administration of the 2012 Plan, and make all other determinations for the administration of the 2012 Plan.

No Repricing.    In no case (except due to an adjustment to reflect a stock split or other event referred to under “Adjustments” below, or any repricing that may be approved by shareholders) will the Administrator (1) amend an outstanding stock option or share appreciation right to reduce the exercise price or base price of the award, (2) cancel, exchange, or surrender an outstanding stock option or share appreciation right in exchange for cash or other awards for the purpose of repricing the award, or (3) cancel, exchange, or surrender an outstanding stock option or share appreciation right in exchange for an option or share appreciation right with an exercise or base price that is less than the exercise or base price of the original award.

26    Lions Gate 2016 Proxy Statement

Eligibility.    Persons eligible to receive awards under the 2012 Plan include officers or employees of the Company or any of its subsidiaries, directors of the Company, and certain consultants and advisors to the Company or any of its subsidiaries. Currently, approximately 900 officers and employees of the Company and its subsidiaries (including all of the Named Executive Officers), and each of the Company’s ten Non-Employee Directors (as defined below), are considered eligible under the 2012 Plan.

Authorized Shares; Limits on Awards; Share-Limit Counting Rules.    The maximum number of common shares that may be issued or transferred pursuant to awards under the 2012 Plan currently equals: (1) 25,683,000 common shares, plus (2) the number of any common shares subject to stock options and share appreciation rights granted under the 2004 Plan and outstanding as of March 31, 2012 which expire, or for any reason are cancelled or terminated, after that date without being exercised, plus (3) the number of any common shares subject to restricted stock and restricted stock unit awards granted under the 2004 Plan that are outstanding and unvested as of March 31, 2012 which are forfeited, terminated, cancelled, or otherwise reacquired after that date without having become vested (the “Share Limit”). For these purposes, shares subject to awards granted under the 2004 Plan that are “full-value awards” (as described below) will be taken into account based on the full-value award ratio described below as in effect on the relevant date. As of June 30, 2016, a total of 3,430,614 of the Company’s common shares were subject to outstanding stock options and share appreciation rights granted under the 2004 Plan, and none of the Company’s common shares were subject to outstanding awards of restricted stock units granted under the 2004 Plan. If shareholders approve the proposed amendments, the number of shares referred to in clause (1) above would be increased to 29,683,000 shares.

Shares issued in respect of any “full-value award” granted under the 2012 Plan are counted against the Share Limit as 1.9 shares for every one share actually issued in connection with the award. For example, if the Company granted 100 of its common shares under the 2012 Plan, 190 shares would be charged against the Share Limit with respect to that award. For this purpose, a “full-value award” generally means any award granted under the plan other than a stock option or share appreciation right.

The following other limits are also contained in the 2012 Plan:

•	The maximum number of common shares that may be delivered pursuant to options qualified as incentive stock options granted under the plan is 27,600,000 shares.

•	The maximum number of common shares subject to those options and share appreciation rights that are granted during any calendar year to any individual under the plan is 2,000,000 shares. If shareholders approve this 2012 Plan proposal, this limit would be increased to 3,000,000 shares.

•	The maximum number of shares subject to “Qualified Performance-Based Awards” under Section 5.2 of the 2012 Plan (as described in more detail below) granted during any one calendar year to any one participant where the value of the award is expressed as a number or range of shares (including Qualified-Performance Based Awards in the form of restricted stock, performance stock or stock unit awards) or where the award is payable in cash upon or following vesting of the award in an amount determined with reference to the fair market value of a share at such time is 2,000,000 shares. If shareholders approve this 2012 Plan proposal, this limit would be increased to 3,000,000 shares.

•	The maximum amount that may be paid to any one participant in respect of all “Qualified Performance-Based Awards” under Section 5.2 of the 2012 Plan granted to that participant in any one calendar year where the potential payment is a stated cash amount or range of stated cash amounts is $10,000,000 (regardless of whether the payment is ultimately made in cash or in a number of shares determined based on the fair market value of a share upon or following the vesting of the award). If shareholders approve this 2012 Plan proposal, this limit would be increased to $15,000,000.

Except as described below, shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the 2012 Plan will not be counted against the Share Limit and will again be available for subsequent awards under the 2012 Plan (with any such shares subject to full-value awards increasing the shares available for grant based on the full-value award ratio described above). Shares that are exchanged by a participant or withheld by the Company as full or partial payment in connection with any full-value award granted under the 2012 Plan, as well as any shares exchanged by a participant or withheld by the Company to satisfy the tax withholding obligations related to any full-value award granted under the 2012 Plan, will not be counted against the Share Limit and will

Lions Gate 2016 Proxy Statement    27

be available for subsequent awards under the 2012 Plan (with any such shares becoming available for subsequent awards taking into account the premium share-counting rule discussed above for full-value awards). Shares that are exchanged by a participant or withheld by the Company to pay the exercise price of a stock option or share appreciation right granted under the 2012 Plan, as well as any shares exchanged or withheld to satisfy the tax withholding obligations related to any stock option or share appreciation right, will be counted against the Share Limit and will not be available for subsequent awards under the 2012 Plan. To the extent that an award is settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the Share Limit and will again be available for subsequent awards under the 2012 Plan (with any such shares subject to full-value awards increasing the plan’s share limit based on the full-value award ratio described above). In the event that shares are delivered in respect of a dividend equivalent right, the actual number of shares delivered with respect to the award shall be counted against the Share Limit. (For purposes of clarity, if 1,000 dividend equivalent rights are granted and outstanding when the Company pays a dividend, and 50 shares are delivered in payment of those rights with respect to that dividend, 95 shares (after adjustment for the 1.9:1 full-value award share counting ratio described above) shall be counted against the Share Limit.) To the extent that shares are delivered pursuant to the exercise of a share appreciation right or stock option, the number of underlying shares as to which the exercise related shall be counted against the applicable share limits, as opposed to only counting the shares actually issued. (For purposes of clarity, if a share appreciation right relates to 100,000 shares and is exercised at a time when the payment due to the participant is 15,000 shares, 100,000 shares shall be charged against the applicable share limits with respect to such exercise.)

In addition, the 2012 Plan generally provides that shares issued in connection with awards that are granted by or become obligations of the Company through the assumption of awards (or in substitution for awards) in connection with an acquisition of another company will not count against the shares available for issuance under the 2012 Plan. The Company may not increase the applicable share limits of the 2012 Plan by repurchasing common shares on the market (by using cash received through the exercise of stock options or otherwise).

Types of Awards.    The 2012 Plan authorizes stock options, share appreciation rights, restricted stock, stock bonuses and other forms of awards granted or denominated in the Company’s common shares or units of the Company’s common shares, as well as cash bonus awards. The 2012 Plan retains flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances. Any award may be structured to be paid or settled in cash.

A stock option is the right to purchase the Company’s common shares at a future date at a specified price per share (the “exercise price”). The per share exercise price of an option generally may not be less than the fair market value of a common share on the date of grant. The maximum term of an option is ten years from the date of grant. An option may either be an incentive stock option or a nonqualified stock option. Incentive stock option benefits are taxed differently from nonqualified stock options, as described under Federal Income Tax Consequences of Awards Under the 2012 Plan below. Incentive stock options are also subject to more restrictive terms and are limited in amount by the U.S. Internal Revenue Code and the 2012 Plan. Incentive stock options may only be granted to employees of the Company or a subsidiary.

A share appreciation right (also referred to as a “SAR”) is the right to receive payment of an amount equal to the excess of the fair market value of a common share on the date of exercise of the SAR over the base price of the SAR. The base price will be established by the Administrator at the time of grant of the SAR and generally may not be less than the fair market value of a common share on the date of grant. SARs may be granted in connection with other awards or independently. The maximum term of a SAR is ten years from the date of grant.

The other types of awards that may be granted under the 2012 Plan include, without limitation, stock bonuses, restricted stock, performance stock, stock units or phantom stock (which are contractual rights to receive shares of stock, or cash based on the fair market value of a share of stock), dividend equivalents which represent the right to receive a payment based on the dividends paid on a share of stock over a stated period of time, or similar rights to purchase or acquire shares, and cash awards.

Any awards under the 2012 Plan (including awards of stock options and stock appreciation rights) may be fully-vested at grant or may be subject to time- and/or performance-based vesting requirements.

Qualified Performance-Based Awards.    Under Section 162(m) of the U.S. Internal Revenue Code (“Section 162(m)”) a public corporation generally cannot take a tax deduction in any tax year for compensation it pays to its Chief Executive Officer and certain other executive officers in excess of $1 million. Compensation that

28    Lions Gate 2016 Proxy Statement

qualifies as “performance-based” under Section 162(m), however, is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by the corporation’s shareholders.

The Administrator may grant awards under the 2012 Plan that are intended to be performance-based awards within the meaning of Section 162(m). Stock options and stock appreciation rights may qualify as performance-based awards within the meaning of Section 162(m). In addition, other types of awards authorized under the 2012 Plan (such as restricted stock, performance stock, stock units, and cash bonus opportunities) may be granted with performance-based vesting requirements and intended to qualify as performance-based awards within the meaning of Section 162(m) (“Qualified Performance-Based Awards”). While the Administrator may grant awards under the 2012 Plan that qualify (or are intended to qualify) as performance-based awards within the meaning of Section 162(m), nothing requires that any award qualify as “performance-based” within the meaning of Section 162(m) or otherwise be deductible for tax purposes.

The vesting or payment of Qualified Performance-Based Awards will depend on the performance of the Company on a consolidated, subsidiary, segment, division, or business unit basis. The Administrator will establish the criterion or criteria and target(s) on which performance will be measured. To qualify an award as performance-based under Section 162(m), the Administrator must consist solely of two or more outside directors (as this requirement is applied under Section 162(m)), the Administrator must establish criteria and targets in advance of applicable deadlines under Section 162(m) and while the attainment of the performance targets remains substantially uncertain, and the Administrator must certify that any applicable performance goals and other material terms of the grant were satisfied. The performance criteria that the Administrator may use for this purpose will include one or more of the following: earnings per share, cash flow (which means cash and cash equivalents derived from either net cash flow from operations or net cash flow from operations, financing and investing activities), stock price, total stockholder return, gross or net sales or revenue, operating income (before or after taxes), net income (before or after interest, taxes, depreciation and/or amortization), return on equity or on assets or on net assets or on capital or on sales, gross or net profit or operating margin, funds from operations, working capital, market share, cost containment or reduction, or any combination thereof. These performance criteria may be measured on an absolute or relative basis (including relative to the performance of other companies) and may also be expressed as a growth or decline measure relative to an amount or performance for a prior date or period. The performance measurement period with respect to an award may range from three months to ten years. The terms of the Qualified Performance-Based Awards may specify the manner, if any, in which performance targets shall be adjusted to exclude the effects of certain unusual or nonrecurring items identified in the 2012 Plan document or otherwise specified by the Administrator at the time of establishing the goals.

Qualified Performance-Based Awards may be paid in stock or in cash (in either case, subject to the limits described under the heading “Authorized Shares; Limits on Awards; Share-Limit Counting Rules” above). The Administrator has discretion to determine the performance target or targets and any other restrictions or other limitations of Qualified Performance-Based Awards and may reserve discretion to reduce payments below maximum award limits.

Dividend Equivalents; Deferrals.    The Administrator may provide for the deferred payment of awards, and may determine the other terms applicable to deferrals. The Administrator may provide that awards under the 2012 Plan (other than options or SARs), and/or deferrals, earn dividends or dividend equivalents based on the amount of dividends paid on outstanding common shares, provided that as to any dividend equivalent rights granted in connection with an award granted under the 2012 Plan that is subject to performance-based vesting requirements, no dividend equivalent payment will be made unless the related performance-based vesting conditions of the award are satisfied (or, in the case of a restricted stock or similar award where the dividend must be paid as a matter of law, the dividend payment will be subject to forfeiture or repayment, as the case may be, if the related performance-based vesting conditions are not satisfied).

Assumption and Termination of Awards.    If an event occurs in which the Company does not survive (or does not survive as a public company in respect of its common stock), including, without limitation, a dissolution, merger, combination, consolidation, conversion, exchange of securities, or other reorganization, or a sale of all or substantially all of the business, stock or assets of the Company, awards then-outstanding under the 2012 Plan will not automatically become fully vested pursuant to the provisions of the 2012 Plan so long as such awards are assumed, substituted for or otherwise continued. However, if awards then-outstanding under the 2012 Plan are to be terminated in such circumstances (without being assumed or substituted for), such awards

Lions Gate 2016 Proxy Statement    29

would generally become fully vested (with any performance goals applicable to the award being deemed met at the “target” performance level), subject to any exceptions that the Administrator may provide for in an applicable award agreement. The Administrator also has the discretion to establish other change in control provisions with respect to awards granted under the 2012 Plan. For example, the Administrator could provide for the acceleration of vesting or payment of an award in connection with a corporate event or in connection with a termination of the award holder’s employment. For the treatment of outstanding equity awards held by the Named Executive Officers in connection with a termination of employment and/or a change in control of the Company, please see the “Potential Payments Upon Change in Control and Termination” below in this Proxy Statement.

Transfer Restrictions.    Subject to certain exceptions contained in Section 5.7 of the 2012 Plan, awards under the 2012 Plan generally are not transferable by the recipient other than by will or the laws of descent and distribution and are generally exercisable, during the recipient’s lifetime, only by the recipient. Any amounts payable or shares issuable pursuant to an award generally will be paid only to the recipient or the recipient’s beneficiary or representative. The Administrator has discretion, however, to establish written conditions and procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable federal and state securities laws and are not made for value (other than nominal consideration, settlement of marital property rights, or for interests in an entity in which more than 50% of the voting securities are held by the award recipient or by the recipient’s family members).

Adjustments.    As is customary in incentive plans of this nature, each share limit and the number and kind of shares available under the 2012 Plan and any outstanding awards, as well as the exercise or purchase prices of awards, and performance targets under certain types of performance-based awards, are subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends, or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the shareholders.

No Limit on Other Authority.    Except as expressly provided with respect to the termination of the authority to grant new awards under the 2004 Plan if shareholders approve the 2012 Plan, the 2012 Plan does not limit the authority of the Board or any committee to grant awards or authorize any other compensation, with or without reference to the common shares, under any other plan or authority.

Termination of or Changes to the 2012 Plan.    The Board may amend or terminate the 2012 Plan at any time and in any manner. Shareholder approval for an amendment will be required only to the extent then required by applicable law or deemed necessary by the Board. Unless terminated earlier by the Board and subject to any extension that may be approved by shareholders, the authority to grant new awards under the 2012 Plan will terminate on July 15, 2022. Outstanding awards, as well as the Administrator’s authority with respect thereto, generally will continue following the expiration or termination of the plan. Generally speaking, outstanding awards may be amended by the Administrator (except for a repricing), but the consent of the award holder is required if the amendment (or any plan amendment) materially and adversely affects the holder.

Federal Income Tax Consequences of Awards under the 2012 Plan

The U.S. federal income tax consequences of the 2012 Plan under current federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the 2012 Plan. This summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the U.S. Internal Revenue Code to the extent an award is subject to and does not satisfy those rules, nor does it describe state, local, or international tax consequences.

With respect to nonqualified stock options, the company is generally entitled to deduct and the participant recognizes taxable income in an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. With respect to incentive stock options, the company is generally not entitled to a deduction nor does the participant recognize income at the time of exercise, although the participant may be subject to the U.S. federal alternative minimum tax.

The current federal income tax consequences of other awards authorized under the 2012 Plan generally follow certain basic patterns: nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid (if any) only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); bonuses, SARs,

30    Lions Gate 2016 Proxy Statement

cash and stock-based performance awards, dividend equivalents, stock units, and other types of awards are generally subject to tax at the time of payment; and compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, the company will generally have a corresponding deduction at the time the participant recognizes income.

If an award is accelerated under the 2012 Plan in connection with a “change in control” (as this term is used under the U.S. Internal Revenue Code), the company may not be permitted to deduct the portion of the compensation attributable to the acceleration (“parachute payments”) if it exceeds certain threshold limits under the U.S. Internal Revenue Code (and certain related excise taxes may be triggered). Furthermore, the aggregate compensation in excess of $1,000,000 attributable to awards that are not “performance-based” within the meaning of Section 162(m) of the U.S. Internal Revenue Code may not be permitted to be deducted by the company in certain circumstances.

Specific Benefits under the 2012 Performance Incentive Plan

The Company has not approved any awards that are conditioned upon shareholder approval of the proposed amendments to the 2012 Plan. The Company is not currently considering any other specific award grants under the 2012 Plan, except for the grants of restricted stock units with a value of $50,000 made annually on the date of the Company’s Annual General Meeting of Shareholders to Non-Employee Directors, as described under Director Compensation below. The number of units subject to these grants is determined based on the closing price of the Company’s common shares on the grant date. Assuming, for illustrative purposes only, that the price of the common shares used for the conversion of the $50,000 grant value into units is $20.23 (which was the closing price of the common shares on June 30, 2016), the number of restricted stock units that would be granted to the Company’s twelve Non-Employee Directors as a group for calendar years 2016 through 2021 (the six remaining full years in the term of the 2012 Plan) would be approximately 177,954. This calculation assumes, among other future variables, that there are no new eligible directors, the directors eligible to receive these grants continue to serve on the Board through the scheduled grant date and there are no changes to the awards granted under the director equity grant program. If the 2012 Plan, as amended by this proposal, had been in existence in fiscal 2016, the Company expects that its award grants for fiscal 2016 would not have been substantially different from those actually made in that year under the 2012 Plan. For information regarding stock-based awards granted to the Named Executive Officers during fiscal 2016, see the material under the heading Executive Compensation below.

The following paragraphs include additional information to help you assess the potential dilutive impact of the Company’s equity awards and the proposed amendments to the 2012 Plan. The 2012 Plan and the 2004 Plan are the Company’s only equity compensation plans. As noted above, the 2004 Plan has terminated and no new awards may be granted under that plan.

Overhang.    “Overhang” refers to the number of shares of the Company’s common stock that are subject to outstanding awards or remain available for new award grants. The following table shows the total number of our common shares that were subject to outstanding restricted stock unit awards granted under the 2012 Plan and the 2004 Plan, that were subject to outstanding stock options and SARs granted under the 2012 Plan and the 2004 Plan, and that were then available for new award grants under the 2012 Plan, in each case as of March 31, 2016 and as of June 30, 2016. In this 2012 Plan proposal, the number of the Company’s common shares subject to restricted stock unit awards granted during any particular period or outstanding on any particular date is presented based on the actual number of the Company’s common shares covered by those awards (without taking into account the share-counting ratio for full-value awards under the 2012 Plan described above). For awards subject to performance-based vesting requirements, unless otherwise stated, the number of shares presented is based on the target level of performance. As noted above, for purposes of this 2012 Plan proposal, performance-based awards under the 2012 Plan for which the performance goals have not yet been established and are not treated as “granted” for accounting purposes until the relevant performance goals have been set have nevertheless been included in the awards that are outstanding as of a particular date.

Lions Gate 2016 Proxy Statement    31

	As of March 31, 2016	As of June 30, 2016
Shares subject to outstanding restricted stock unit awards (excluding performance-based vesting awards)	1,327,819	1,151,625
Shares subject to outstanding performance-based vesting restricted stock unit awards	838,525	670,519
Shares subject to outstanding stock options and SARs (excluding performance-based vesting awards)	13,846,331	13,911,215
Shares subject to outstanding performance-based vesting stock options and SARs	4,314,785	4,026,988
Shares available for new award grants	2,092,785	1,373,661

Burn Rate.    The weighted-average number of shares of the Company’s common stock issued and outstanding in each of the last three fiscal years was 137,467,588 shares issued and outstanding in fiscal 2014; 139,048,228 shares issued and outstanding in fiscal 2015; and 148,480,408 shares issued and outstanding in fiscal 2016. The number of shares of the Company’s common stock issued and outstanding as of March 31, 2016 and June 30, 2016 was 146,785,940 and 147,638,816 shares, respectively.

“Burn rate” refers to the number of shares that are subject to awards that we grant over a particular period of time. The total number of shares of the Company’s common stock subject to awards that the Company granted under the 2012 Plan in each of the last three fiscal years, and to date (as of June 30, 2016) for fiscal 2017, are as follows:

•	6,357,090 shares in fiscal 2014 (which was 4.62% of the weighted-average number of shares of the Company’s common stock issued and outstanding in fiscal 2014), of which 998,509 shares were subject to restricted stock unit awards (excluding performance-based vesting awards), 248,667 shares were subject to performance-based vesting restricted stock unit awards, 4,993,247 shares were subject to stock options (excluding performance-based vesting options), and 116,667 shares were subject to performance-based vesting options;

•	3,133,802 shares in fiscal 2015 (which was 2.25% of the weighted-average number of shares of the Company’s common stock issued and outstanding in fiscal 2015), of which 720,491 shares were subject to restricted stock unit awards (excluding performance-based vesting awards), 464,579 shares were subject to performance-based vesting restricted stock unit awards, 1,371,507 shares were subject to stock options (excluding performance-based vesting options), and 577,225 shares were subject to performance-based vesting options;

•	4,481,260 shares in fiscal 2016 (which was 3.02% of the weighted-average number of shares of the Company’s common stock issued and outstanding in fiscal 2016), of which 1,194,825 shares were subject to restricted stock unit awards (excluding performance-based vesting awards), 229,203 shares were subject to performance-based vesting restricted stock unit awards, 2,495,428 shares were subject to stock options (excluding performance-based vesting options), and 561,804 shares were subject to performance-based vesting options; and

•	1,783,067 shares in fiscal 2017 through June 30, 2016 (which was 1.21% of the number of shares of the Company’s common stock issued and outstanding on June 30, 2016), of which 1,152,880 shares were subject to restricted stock unit awards (excluding performance-based vesting awards), 109,315 shares were subject to performance-based vesting restricted stock unit awards, 92,047 shares were subject to stock options (excluding performance-based vesting options), and 428,825 shares were subject to performance-based vesting options.

Thus, the total number of shares of the Company’s common stock subject to awards granted under the 2012 Plan per year over the last three fiscal years (fiscal 2014, 2015 and 2016) has been, on average, 3.3% of the weighted-average number of shares of the Company’s common stock issued and outstanding for the corresponding year, and this percentage is consistent with the Company’s fiscal 2017 awards under the 2012 Plan through June 30, 2016 (which, as noted above, cover 1.21% of the number of shares of the Company’s common stock issued and outstanding shares on June 30, 2016).

For purposes of this “Burn Rate” presentation, performance-based vesting awards have been included in the fiscal year in which the award became eligible to vest based on achievement of the applicable performance goals (i.e., the fiscal year in which the applicable performance period ended). The following table presents the

32    Lions Gate 2016 Proxy Statement

actual number of shares subject to performance-based awards that became eligible to vest each fiscal year because the applicable performance-based condition was satisfied in that year (subject to the satisfaction of any applicable time-based vesting requirements) and the number of shares that were subject to performance-based awards that were considered granted each fiscal year as determined for accounting purposes:

Fiscal Year	Shares Subject to Performance Awards That Became Eligible to Vest in Fiscal Year	Shares Subject to Performance Awards Considered Granted for Accounting Purposes in Fiscal Year
Fiscal 2014	365,334	1,153,221
Fiscal 2015	1,041,804	575,422
Fiscal 2016	791,007	1,309,614
Fiscal 2017 (as of June 30, 2016)	538,140	776,379

The total number of shares of our common stock that were subject to awards granted under the 2004 Plan and the 2012 Plan that terminated or expired, and thus became available for new award grants under the 2012 Plan, in each of the last three fiscal years, and to date (as of June 30, 2016) in fiscal 2017, are as follows: 53,084 in fiscal 2014, 54,197 in fiscal 2015, 57,048 in fiscal 2016, and 381,918 (to date) in fiscal 2017. The total number of shares of our common stock that were subject to awards granted under the 2004 and the 2012 Plan and that were withheld to cover tax withholding obligations arising with respect to the award (other than stock options and stock appreciation rights), and thus became available for new award grants under the 2012 Plan, in each of the last three fiscal years, and to date (as of June 30, 2016) in fiscal 2017, are as follows: 611,429 in fiscal 2014, 643,044 in fiscal 2015, 653,953 in fiscal 2016, and 631,434 (to date) in fiscal 2017.

The Compensation Committee anticipates that the 4,000,000 additional shares requested for the 2012 Plan, together with the 1,373,661 shares available for new award grants under the 2012 Plan on June 30, 2016 and assuming usual levels of shares becoming available for new awards as a result of forfeitures of outstanding awards, will provide the Company with flexibility to continue to grant equity awards under the 2012 Plan through the end of fiscal 2017. However, this is only an estimate, in the Company’s judgment, based on current circumstances. The total number of shares that are subject to the Company’s award grants in any one year or from year-to-year may change based on a number of variables, including, without limitation, the value of the Company’s common stock (since higher stock prices generally require that fewer shares be issued to produce awards of the same grant date fair value), changes in competitors’ compensation practices or changes in compensation practices in the market generally, changes in the number of employees, changes in the number of directors and officers, whether and the extent to which vesting conditions applicable to equity-based awards are satisfied, acquisition activity and the need to grant awards to new employees in connection with acquisitions, the need to attract, retain and incentivize key talent, the type of awards the Company grants, and how the Company chooses to balance total compensation between cash and equity-based awards.

The closing market price of our common shares as of June 30, 2016 was $20.23 per share.

Lions Gate 2016 Proxy Statement    33

Aggregate Past Grants Under the 2012 Plan

As of June 30, 2016, awards covering an aggregate of 21,988,803 of our common shares had been granted under the 2012 Plan. (This number of shares includes shares subject to awards that expired or terminated without having been exercised and paid and became available for new award grants under the 2012 Plan.) The following table shows information regarding the distribution of those awards among the persons and groups identified below, option exercises and RSU vesting prior to and option and unvested RSU holdings as of that date.

	Stock Options				Restricted Stock Units
	Number of Shares Subject to Past Option Grants	Number of Shares Acquired on Exercise	Number of Shares Underlying Options as of June 30, 2016		Number of RSUs Subject to Past Grants	Number of RSUs Vested as of June 30, 2016	Number of RSUs Outstanding and Unvested as of June 30, 2016
Name and Position			Exercisable	Unexercisable
Executive Group:

Jon Feltheimer	3,850,000	—	2,637,500	1,212,500	832,334	758,591	73,743
Chief Executive Officer

Michael Burns	2,457,143	—	1,592,857	864,286	819,177	764,976	54,201
Vice Chairman

James W. Barge	400,000	—	191,667	203,958	89,725	48,059	34,791
Chief Financial Officer

Steven Beeks	350,000	—	77,778	233,333	112,148	34,371	44,444
Co-Chief Operating Officer and Co-President, Motion Picture Group

Brian Goldsmith	570,000	—	266,667	303,333	312,148	162,148	75,000
Co-Chief Operating Officer

Wayne Levin	670,000	—	360,834	303,333	358,876	205,543	75,000
General Counsel and Chief Strategic Officer

All current Executive Officers, as a Group (6 persons):	8,297,143	—	5,127,303	3,120,743	2,524,408	1,973,688	357,179

Non-Executive Director Group:

Gordon Crawford	—	—	—	—	4,153	1,397	2,756
Arthur Evrensel	—	—	—	—	7,381	4,625	2,756
Emily Fine	—	—	—	—	—	—	—
Michael T. Fries	—	—	—	—	—	—	—
Sir Lucian Grainge	—	—	—	—	—	—	—
Harald Ludwig	—	—	—	—	7,381	4,625	2,756
Dr. John C. Malone	—	—	—	—	—	—	—
G. Scott Paterson	—	—	—	—	7,381	4,625	2,756
Mark H. Rachesky, M.D.	—	—	—	—	7,381	4,625	2,756
Daryl Simm	—	—	—	—	7,381	4,625	2,756
Hardwick Simmons	—	—	—	—	7,381	4,625	2,756
Phyllis Yaffe	—	—	—	—	7,381	4,625	2,756
David M. Zaslav	—	—	—	—	—	—	—

Total for Non-Executive Director Group (13 persons):	—	—	—	—	55,820	33,772	22,048

Each other person who has received 5% or more of the options, warrants or rights under the 2012 Plan	3,233,334	116,667	1,054,168	1,833,332	—	—	—

All employees, including all current officers who are not executive officers or directors, as a group	4,559,076	995,840	1,255,382	2,233,328	3,319,022	1,955,534	1,028,190

Total	16,089,553	1,112,507	7,436,853	7,187,403	5,899,250	3,962,994	1,407,417

Mr. Feltheimer, Mr. Burns and each of the non-executive directors identified above (other than Mr. Ludwig and Ms. Yaffe) is a nominee for re-election as a director at the 2016 Annual Meeting.

34    Lions Gate 2016 Proxy Statement

EQUITY COMPENSATION PLAN INFORMATION

The Company currently maintains one equity compensation plan, the 2012 Plan, which has been approved by the Company’s shareholders. The following table sets forth the number of common shares subject to outstanding awards, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future award grants under the 2012 Plan as of March 31, 2016.

Plan category	Number of Common Shares to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of Common Shares remaining available for future issuance under equity compensation plans (excluding shares reflected in the first column)
Equity compensation plans approved by shareholders	20,327,460	(1)	$24.82	(2)	2,092,785	(3)
Equity compensation plans not approved by shareholders	—		—		—

Total	20,327,460		$24.82		2,092,785

(1)	Of these shares, 18,161,116 were subject to options and SARs then outstanding under the 2012 Plan. Of these options and SARs, 2,067,220 represents options subject to the satisfaction of certain performance targets. In addition, this number includes 2,166,344 shares that were subject to outstanding stock unit awards granted under the 2012 Plan. Of these stock unit awards, 518,912 represent units subject to satisfaction of certain performance targets. These share amounts include certain grants that have been approved by the Company, but for which the performance goals have not yet been established. These awards are considered by the Company to be outstanding but will not be treated as “granted” for accounting purposes until the relevant performance goals have been set.

(2)	This number does not reflect the 2,166,344 shares that were subject to outstanding stock unit awards granted under the 2012 Plan.

(3)	All of these shares were available for award grant purposes under the 2012 Plan. The shares available under the 2012 Plan are, subject to certain other limits under that plan, generally available for any type of award authorized under the 2012 Plan including options, share appreciation rights, restricted stock, restricted share units, stock bonuses and performance shares.

Vote Required and Board Recommendation

The Board believes that the adoption of the proposed amendments to the 2012 Plan will promote the interests of the Company and its shareholders and will help the Company and its subsidiaries continue to be able to attract, retain and reward persons important to our success.

All members of the Board and all of the Company’s executive officers are eligible for awards under the 2012 Plan and thus have a personal interest in the approval of the amendments to the 2012 Plan.

Approval of the amendments to the 2012 Plan requires the affirmative vote of a majority of votes cast by holders of the Company’s common shares present or represented by proxy at the Annual Meeting. For purposes of this proposal, broker non-votes will not be counted as votes cast in determining the number of votes necessary for approval of the amendments to the 2012 Performance Incentive Plans but under NYSE listing standards applicable to shareholder approval of equity compensation plans, abstentions are treated as votes cast. Accordingly, for purposes of this proposal, abstentions will have the effect of a vote “AGAINST” the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE AMENDMENTS TO THE 2012 PERFORMANCE INCENTIVE PLAN AS DESCRIBED ABOVE AND SET FORTH IN EXHIBIT A HERETO.

Lions Gate 2016 Proxy Statement    35

INFORMATION REGARDING THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD OF DIRECTORS

Board Leadership Structure

The Board is currently comprised of the following members:

•	an independent, non-executive Chairman;

•	an executive Chief Executive Officer;

•	an executive Vice Chairman; and

•	11 other independent directors (see Director Independence below).

Mr. Feltheimer is the Chief Executive Officer of the Company, and together with Mr. Burns, the Company’s Vice Chairman, has led the Company’s development for almost 20 years. The Board believes it is appropriate for Messrs. Feltheimer and Burns to be on the Board in an executive capacity, as they are responsible for the day-to-day supervision, management and control of the business and affairs of the Company, develop its strategic direction, and serve as a bridge between management and the Board to support the alignment of the goals of both.

Dr. Rachesky is the Chairman of the Board. Dr. Rachesky provides leadership as a non-executive Chairman and helps ensure independent oversight of the Company. Dr. Rachesky also presides over the regularly scheduled executive sessions of the members of the Board who are not employees of the Company or any of its subsidiaries (the “Non-Employee Directors”). In furtherance of the independent oversight of management, the Non-Employee Directors routinely meet and hold discussions without management present.

In keeping with good corporate governance practices and as required by the corporate governance standards of the NYSE, we maintain a majority of independent directors, as defined under the NYSE rules. The Board currently has 12 independent members. A number of our independent Board members are currently serving or have served as directors or as members of senior management of other public companies. All of the committees of the Board are comprised solely of independent directors, each with a different independent director serving as chairperson of the committee. We believe that the number of independent experienced directors that make up the Board, along with the independent oversight of the Board by the non-executive Chairman, benefits the Company and our shareholders.

The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interests of the shareholders of the Company for the Board to make that determination based on the position and direction of the Company and the membership of the Board, from time to time. The Board in its discretion may elect a Chairman from among its members. The Board has determined that having an independent director serve as Chairman of the Board is in the best interest of the shareholders of the Company at this time.

Board Role in Risk Oversight

The Company’s management is responsible for communicating material risks to the Board and its committees, who provide oversight over the risk management practices implemented by management. Even when the oversight of a specific area of risk has been delegated to a committee, the full Board may maintain oversight over such risks through the receipt of reports from the committee to the full Board. In addition, if a particular risk is material or where otherwise appropriate, the full Board may assume oversight over a particular risk, even if the risk was initially overseen by a committee. The Board and committee reviews occur principally through the receipt of reports from Company management on these areas of risk and discussions with management regarding risk assessment and risk management.

36    Lions Gate 2016 Proxy Statement

Full Board.     At its regularly scheduled meetings, the Board generally receives reports from management which include information relating to specific risks faced by the Company. As appropriate, the Company’s Chief Executive Officer or other members of senior management provide strategic and operational reports, which include risks relating to the Company’s theatrical film, home entertainment and television business, as well as the Company’s joint venture, branded channel, interactive ventures and games and location-based entertainment businesses. The Company’s Vice Chairman reports on the Company’s various investments and financing activities, including analysis of prospective capital sources and uses. The Company’s Chief Financial Officer reports on credit and liquidity risks, tax strategies, the integrity of internal controls over financial reporting and on internal audit activities. The Company’s General Counsel reports on legal risks and reviews material litigation with the Board. Additionally, at each regularly scheduled Board meeting, the full Board may receive reports from individual committee chairpersons, which may include a discussion of risks initially overseen by the committees for discussion and input from the full Board. As noted above, in addition to these regular reports, the Board receives reports on specific areas of risk from time to time, such as cyclical or other risks that are not covered in the regular reports given to the Board and described above. Outside of formal meetings, Board members also have regular access to senior executives, including the Chief Executive Officer, Chief Financial Officer, Chief Operating Officers, Chief Accounting Officer, General Counsel and Chief Strategic Officer and other division heads. The committee and management reports and real-time management access collectively provide the Board with integrated insight on the Company’s management of its risks.

Committees.     The Board also carries out its oversight responsibility through the delegation to its committees of responsibilities related to the oversight of certain risks, as follows:

•	The Audit & Risk Committee is generally responsible for reviewing the Company’s risk assessment and enterprise risk management. Specifically, among other responsibilities set forth in the Audit & Risk Committee’s charter, the committee: (i) discusses guidelines and policies, as they arise, with respect to financial risk exposure, financial statement risk assessment and risk management periodically with the Company’s management, internal auditor, and independent auditor, and the Company’s plans or processes to monitor, control and minimize such risks and exposures; (ii) reviews and evaluates management’s identification of all major risks to the business and their relative weight; (iii) when necessary, reviews the steps the Company’s management has taken to address failures, if any, in compliance with established risk management policies and procedures; (iv) reviews the Company’s various insurance policies, including directors’ and officers’ liability insurance; (v) reviews the significant reports to the Company’s management prepared by the internal audit department and management’s responses; and (vi) reviews the Company’s disclosure of risks in all filings with the SEC.

•	The Compensation Committee monitors risks related to the Company’s compensation practices, including practices related to equity programs, other executive or Company-wide incentive programs.

•	The Nominating and Corporate Governance Committee oversees risk as it relates to monitoring developments in law and practice with respect to the Company’s corporate governance processes, independence of the Board and director and management succession and transition.

Our Board believes that the processes it has established for overseeing risk would be effective under a variety of leadership frameworks and therefore do not materially affect its choice of leadership structure as described under Board Leadership Structure above.

Policy on Hedging

The Board recognizes that hedging against losses in the Company’s securities may disturb the alignment between the interests of our officers and directors and those of our other shareholders in our performance and prospects. For this reason, officers, directors and employees are generally prohibited from entering into short sales of our securities, trading in “puts” and “calls” or other derivative securities that relate to our common shares, and hedging or monetization transactions (such as zero-cost collars and forward sale contracts) that are designated to hedge or offset any decrease in the market value of our securities.

In November 2015, in connection with the Purchases, the Board provided a waiver to certain of these prohibitions to Liberty, a wholly owned subsidiary of Liberty Global plc (of which Mr. Fries is the director designee), and Discovery, a wholly owned subsidiary of Discovery Communications, Inc. (of which Mr. Zaslav is the director designee).

Lions Gate 2016 Proxy Statement    37

The Company’s Corporate Governance Guidelines also provide that directors are prohibited from pledging as collateral for a loan or holding in a margin account in which the shares are subject to margin their minimum number of shares held in the Company (currently, such number of shares equal to $150,000) but if they have shares above such minimum number, they are able to pledge such shares as collateral for a loan or holding in a margin account.

Role of the Board

The Board reviews and regularly monitors the effectiveness of the Company’s fundamental operating, financial and other business plans, policies and decisions, including the execution of its strategies and objectives, and seeks to enhance shareholder value over the long term. The key practices and procedures of the Board are outlined in our Corporate Governance Guidelines available on the Corporate/Governance/Governance Documents section of our website at www.lionsgate.com.

The Board held a total of seven meetings in fiscal 2016 (including regularly scheduled and special meetings of the Board, which were held in person or via teleconference) and took action via unanimous written consent eight times. Each director attended at least 75% of the aggregate number of meetings of the Board and, meetings of committees on which he or she served in fiscal 2016. All directors are invited, but not required, to attend the Annual Meeting. All of our then current directors attended our 2015 Annual General Meeting of Shareholders in person.

Board Committees and Responsibilities

The Board has a standing Audit & Risk Committee, Compensation Committee, Nominating and Corporate Governance Committee and Strategic Advisory Committee. The table below provides current membership information for our standing committees, as well as meeting information for such committees. The Board has not determined which committees, if any, Sir Lucian will serve on if elected at the Annual Meeting.

Name	Audit & Risk Committee	Compensation Committee	Nominating and Corporate Governance Committee	Strategic Advisory Committee
Michael Burns
Gordon Crawford*
Arthur Evrensel*
Jon Feltheimer
Emily Fine*
Michael T. Fries*
Harald Ludwig*(1)
Dr. John C. Malone*
G. Scott Paterson*
Mark H. Rachesky, M.D.*
Daryl Simm*
Hardwick Simmons*
Phyllis Yaffe*(1)
David M. Zaslav*
Meetings held in fiscal 2016 (in person or via teleconference)	4	4	2	2

(1)	Mr. Ludwig and Ms. Yaffe are not standing for reelection at the Annual Meeting.

* Independent Director	Chairperson	Member	Financial Expert

38    Lions Gate 2016 Proxy Statement

Audit & Risk Committee

Number of Members	3
Current Members	G. Scott Paterson, Chairman Hardwick Simmons Phyllis Yaffe
Meetings held in fiscal 2016	4

Messrs. Paterson (Chairman), Simmons and Ms. Yaffe are the current members of the Audit & Risk Committee. Morley Koffman, a former member of the Board and a member of the committee in fiscal 2016, passed away in June 2015. The Audit & Risk Committee held four meetings during fiscal 2016 (in person or via teleconference) and did not take action via unanimous written consent. The Audit & Risk Committee is governed by a written charter adopted by the Board, which is available in the Corporate/Governance/Governance Documents section on our website at www.lionsgate.com, or may be obtained in print, without charge, by any shareholder upon request to our Corporate Secretary, at either of our principal executive offices.

Pursuant to its charter, the duties and responsibilities of the Audit & Risk Committee include, among other things, the following:

•	overseeing the integrity of the Company’s financial statements;

•	overseeing the Company’s exposure to risk and compliance with legal and regulatory requirements;

•	overseeing the independent auditor’s qualifications and independence;

•	overseeing the performance of the Company’s internal audit function and independent auditor;

•	overseeing the development, application and execution of all the Company’s risk management and risk assessment policies and programs, and the discussion of such as they are reviewed in the Company’s financial statements; and

•	preparing the reports required by applicable SEC and Canadian securities commissions’ disclosure rules.

The Board has determined that each member of the Audit & Risk Committee qualifies as an “independent” director under the NYSE listing standards and the enhanced independence standards applicable to audit committees pursuant to Rule 10A-3(b)(1) under the Exchange Act and that each member of the Audit & Risk Committee is “independent” and “financially literate” as prescribed by Canadian securities laws, regulations, policies and instruments. Additionally, the Board has determined that Mr. Paterson is an “audit committee financial expert” under applicable SEC rules and has “accounting or related financial management expertise” under the NYSE listing standards.

Compensation Committee

Number of Members	3
Current Members	Arthur Evrensel, Chairman Mark H. Rachesky, M.D. Daryl Simm
Meetings held in fiscal 2016	4

Messrs. Evrensel (Chairman), Rachesky and Simm are the current members of the Compensation Committee. The Compensation Committee held four meetings during fiscal 2015 (in person or via teleconference) and took action via unanimous written consent seven times. The Compensation Committee is governed by a written charter adopted by the Board, which is available in the Corporate/Governance/Governance Documents section on our website at www.lionsgate.com, or may be obtained in print, without charge, by any shareholder upon request to our Corporate Secretary, at either of our principal executive offices.

Lions Gate 2016 Proxy Statement    39

Pursuant to its charter, the duties and responsibilities of the Compensation Committee include, among other things, the following:

•	reviewing, evaluating and making recommendations to the Board with respect to management’s proposals regarding the Company’s overall compensation policies and practices and overseeing the development and implementation of such policies and practices;

•	evaluating the performance of and reviewing and approving the level of compensation for our Chief Executive Officer and Vice Chairman;

•	in consultation with our Chief Executive Officer, considering and approving the selection, retention and remuneration arrangements for other executive officers and employees of the Company with compensation arrangements that meet the requirements for Compensation Committee review, and establishing, reviewing and approving compensation plans in which such executive officers and employees are eligible to participate;

•	reviewing and recommending for adoption or amendment by the Board and, when required, the Company’s shareholders, incentive compensation plans and equity compensation plans and administering such plans and approving award grants thereunder to eligible persons; and

•	reviewing and recommending to the Board compensation for the Board and committee members.

The Compensation Committee may form subcommittees and delegate to its subcommittees such power and authority as it deems appropriate, but no subcommittee will have final decision-making authority on behalf of the Board unless so authorized. The Compensation Committee has no current intention to delegate any of its authority to any subcommittee. Our executive officers, including the Named Executive Officers, do not have any role in determining the form or amount of compensation paid to the Named Executive Officers and our other senior executive officers. However, our Chief Executive Officer makes recommendations to the Compensation Committee with respect to compensation paid to the other Named Executive Officers (other than the Vice Chairman). Pursuant to its charter, the Compensation Committee is also authorized, after considering such independence factors as may be required by the NYSE rules or applicable SEC rules, to retain independent compensation consultants and other outside experts or advisors as it believes to be necessary or appropriate to carry out its duties. See Compensation Discussion and Analysis for additional discussion of the Compensation Committee’s role and responsibilities, including a discussion on the role of our compensation consultant in fiscal 2016.

The Board has determined that each member of the Compensation Committee qualifies as an “independent” director under the NYSE listing standards. In making its independence determination for each member of the Compensation Committee, our Board considered whether the director has a relationship with the Company that is material to the director’s ability to be independent from management in connection with the duties of a compensation committee member.

Nominating and Corporate Governance Committee

Number of Members	3
Current Members	Phyllis Yaffe (Chair) Mark H. Rachesky, M.D. Daryl Simm
Meetings held in fiscal 2016	2

Ms. Yaffe and Messrs. Rachesky and Simm are the current members of the Nominating and Corporate Governance Committee. Mr. Koffman was the Chairman of the committee until his passing in June 2015. At such time, Mr. Crawford joined the committee as an interim member, until September 2015, when Dr. Rachesky joined the committee. The Nominating and Corporate Governance Committee held two meetings during fiscal 2016 (in person or via teleconference) and did not take any action via unanimous written consent. The Nominating and Corporate Governance Committee is governed by a written charter adopted by the Board which is available in the Corporate/Governance/Governance Documents section on our website at www.lionsgate.com, or may be obtained in print, without charge, by any shareholder upon request to our Corporate Secretary, at either of our principal executive offices.

40    Lions Gate 2016 Proxy Statement

Pursuant to its charter, the duties and responsibilities of the Nominating and Corporate Governance Committee include, among other things, the following:

•	identifying individuals qualified to become members of the Board, consistent with criteria approved by the Board, including those recommended by our shareholders;

•	considering and recommending to the Board the director nominees for each annual meeting of shareholders, the Board committees and the Chairpersons thereof;

•	developing and recommending to the Board a set of corporate governance guidelines applicable to the Company; and

•	overseeing the evaluation of the Board and management.

The Board nominates directors for election at each annual meeting of shareholders and elects new directors to fill vacancies when they arise. The Nominating and Corporate Governance Committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to the Board for nomination or election. In considering candidates for the Board, the Nominating and Corporate Governance Committee reviews the entirety of each candidate’s credentials. In particular, the committee’s assessment of potential candidates for election includes, but is not limited to, consideration of:

(i)	relevant knowledge and diversity of background and experience;

(ii)	understanding of the Company’s business;

(iii)	roles and contributions valuable to the business community;

(iv)	personal qualities of leadership, character, judgment and whether the candidate possesses and maintains throughout service on the Board a reputation in the community at large of integrity, trust, respect, competence and adherence to the highest ethical standards;

(v)	whether the candidate is free of conflicts and has the time required for preparation, participation and attendance at all meetings;

(vi)	compatibility with our Chief Executive Officer, senior management and the culture of the Board; and

(vii)	other factors deemed relevant. With regard to diversity, the Company is committed to considering candidates for the Board regardless of gender, ethnicity and national origin.

The Nominating and Corporate Governance Committee assesses the Board’s current and anticipated strengths and needs based upon the Board’s then-current profile and the Company’s current and future needs, and screens the slate of candidates to identify the individuals who best fit the criteria listed above. During the selection process, the Nominating and Corporate Governance Committee seeks inclusion and diversity within the Board. Although we do not currently have a policy with regard to the consideration of diversity in identifying candidates for election to the board, the Nominating and Corporate Governance Committee recognizes the benefits associated with a diverse board, and takes diversity considerations into account when identifying candidates. The Nominating and Corporate Governance Committee utilizes a broad concept of diversity, including diversity of professional experience, employment history, prior experience on other boards of directors, and more familiar diversity concepts such as race, gender and national origin. These factors, and others considered useful by the Nominating and Corporate Governance Committee, will be reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time. Prior to the nomination of a new director, the Nominating and Corporate Governance Committee follows prudent practices, such as interviews of the potential nominee conducted by members of the Board and senior management.

For instructions on how shareholders may submit recommendations for director nominees to the Nominating and Corporate Governance Committee, see Shareholder Communications below.

The Board has determined that each member of the Nominating and Corporate Governance Committee qualifies as an “independent” director under the NYSE listing standards.

Lions Gate 2016 Proxy Statement    41

Strategic Advisory Committee

Number of Members	3
Current Members	Hardwick Simmons, Chairman Gordon Crawford Mark H. Rachesky, M.D.
Meetings held in fiscal 2016	2

Messrs. Simmons (Chairman), Crawford and Rachesky are the current members of the Strategic Advisory Committee. The Strategic Advisory Committee held two meetings during fiscal 2016 (in person or via teleconference) and took action via unanimous written consent once. The Strategic Advisory Committee is responsible for reviewing the Company’s strategic plan, meeting with management on a periodic basis to review operations against the plan, as well as overseeing preliminary negotiations regarding strategic transactions and, when applicable, acting as a pricing and approval committee on certain transactions.

Each member of the Strategic Advisory Committee qualifies as an “independent” director under the NYSE listing standards.

Shareholder Communications

The Board recognizes the importance of providing our shareholders and interested parties with a means of direct communication with the members of the Board. Shareholders and interested parties who would like to communicate with the Chairman of the Board or our Non-Employee Directors as a group may do so by writing to the Board or our Non-Employee Directors as a group, care of our Corporate Secretary, at either of our principal executive offices. The complete text of our Policy on Shareholder Communications is available in the Corporate/Governance/Governance Documents section on our website at www.lionsgate.com. Our Corporate Secretary will log in all shareholder and interested party correspondence and forward to the director addressee(s) all communications that, in his or her judgment, are appropriate for consideration by the directors. Any director may review the correspondence log and request copies of any correspondence. Examples of communications that would be considered inappropriate for consideration by the directors include, but are not limited to, commercial solicitations, trivial, obscene, or profane items, administrative matters, ordinary business matters, or personal grievances. Correspondence that is not appropriate for board of director review will be handled by our Corporate Secretary. All appropriate matters pertaining to accounting or internal controls will be brought promptly to the attention of the Chairman of the Audit & Risk Committee.

Shareholder recommendations for director nominees are welcome and should be sent to our General Counsel and Chief Strategic Officer at 2700 Colorado Avenue, Santa Monica, California 90404, who will forward such recommendations to the Chairman of the Nominating and Corporate Governance Committee. Please see About the Annual Meeting - May I propose actions or recommend director nominees for consideration at next year’s annual general meeting of shareholders? for further information as to timing of submission of such recommendations. At the time a shareholder makes a recommendation the shareholder must provide:

•	the name and address of the shareholder who makes the recommendation and of the candidate(s);

•	all information about the candidate(s) that we would be required to disclose in a proxy statement in accordance with the Exchange Act and rules and regulation promulgated thereunder;

•	certification of whether the candidate meets the requirements to be

–	independent under the NYSE listing standards (including independent under the additional requirements for audit committee and compensation committee members);

–	unrelated under the BC Act,

–	a non-management director under Rule 16b-3 of the Exchange Act, and

–	an outside director under §162(m) of the Internal Revenue Code;

•	proof of the candidate’s consent to serve on the Board if nominated and elected;

42    Lions Gate 2016 Proxy Statement

•	proof of the candidate’s agreement to complete, upon request, any questionnaire(s) customary for the Company’s directors; and

•	if a shareholder recommending a candidate is not a record holder the shareholder must provide evidence of eligibility as set forth in Exchange Act Rule 14a-8(b)(2).

The Nominating and Corporate Governance Committee will evaluate candidates recommended by shareholders in the same manner as candidates recommended by other sources, including evaluating the candidate against any standards and qualifications set out in the committee’s guidelines and criteria approved by the Board from time to time.

Our policy on shareholder and interested party communications may be amended at any time with the consent of the Nominating and Corporate Governance Committee.

Codes of Conduct and Ethics

We have a Code of Business Conduct and Ethics that applies to all our directors, officers and employees, and a Code of Ethics for Senior Financial Officers that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. Each of these codes is available in the Corporate/Governance/Governance Documents section on our website at www.lionsgate.com, or may be obtained in print, without charge, by any shareholder upon request to our Corporate Secretary, at either of our principal executive offices. We will disclose on our website waivers of, or amendments to, either code that applies to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or persons performing similar functions.

Annual Director Evaluations

Pursuant to our Corporate Governance Guidelines and the charter of the Nominating and Corporate Governance Committee, the Nominating and Corporate Governance Committee oversees an annual evaluation of the performance of the Board, each of its committees and each director in order to assess the overall effectiveness of the Board and its committees, director performance and Board dynamics. The evaluation process is designed to facilitate ongoing, systematic examination of the Board’s effectiveness and accountability, and to identify opportunities for improving its operations and procedures. The effectiveness of individual directors is considered each year when the directors stand for re-nomination. Members of senior management who regularly interact with the Board and/or its committees are also surveyed to solicit their input and perspective on the operation of the Board and its committees, as applicable, and how each might improve its effectiveness.

Director Independence

It is the policy of the Board that, as required by the requirements of the NYSE listing standards, a majority of directors be “independent” of the Company and of the Company’s management. For a director to be deemed “independent,” the Board will affirmatively determine that the director has no material relationship with the Company or its affiliates or any member of the senior management of the Company or his or her affiliates. In making this determination, the Board will apply, at a minimum and in addition to any other standards for independence established under applicable statutes and regulations, the following standards, which are available in the Corporate/Governance/Governance Documents section on our website at www.lionsgate.com and which may be amended or supplemented, from time to time:

•	A director who is, or has been within the last three years, an employee of the Company, or whose immediate family member is, or has been within the last three years an executive officer of the Company will not be deemed independent. Employment as an interim Chairman or Chief Executive Officer or other executive officer will not disqualify a director from being considered independent following that employment.

•

A director who has received, or who has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation

Lions Gate 2016 Proxy Statement    43

for prior service (provided such compensation is not contingent in any way on continued service), will not be deemed independent. Compensation received by a director for former service as an interim Chairman or Chief Executive Officer or other executive officer, and compensation received by an immediate family member for service as an employee (other than an executive officer) of the Company will not be considered in determining independence under this test.

•	(A) A director who is a current partner or employee of a firm that is the Company’s internal or external auditor; (B) a director who has an immediate family member who is a current partner of such a firm; (C) a director who has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (D) a director who was, or whose immediate family member was, within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time will not be deemed independent.

•	A director who is, or whose immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the time serves or served on that company’s compensation committee will not be deemed independent.

•	A director who is a current employee, or whose immediate family member is a current executive officer, of an entity that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other entity’s consolidated gross revenues, will not be deemed independent. In applying this test, both the payments and the consolidated gross revenues shall be those reported in the last completed fiscal year. Contributions to tax exempt organizations shall not be considered payments for purposes of this test, provided, however, that the Company shall disclose either on or through its website or in its annual proxy statement that any such contributions made by the Company to any tax exempt organization in which any independent director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year from the Company to the organization exceeded the greater of $1 million, or 2% of such tax exempt organization’s consolidated gross revenues. If this disclosure is made on or through the Company’s website, the Company must disclose that fact in its annual proxy statement, and provide the website address. The Board considers the materiality of any such relationship in determining director independence.

Pursuant to our Corporate Governance Guidelines, the Board undertook its annual review of director independence in June 2016. During the annual review, the Board considered transactions and relationships between each director or any member of his/her immediate family and the Company and its subsidiaries and affiliates, including those reported under the heading Certain Relationships and Related Transactions below. The Board also examined transactions and relationships with the Company between directors or their affiliates and members of the Company’s senior management or their affiliates. As provided in our Corporate Governance Guidelines, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is “independent.” The Nominating and Corporate Governance Committee, with assistance from counsel, regularly reviews our Corporate Governance Guidelines to ensure their compliance with Canadian law and SEC and NYSE regulations. The full text of our Corporate Governance Guidelines is available in the Corporate/Governance/Governance Documents section on our website at www.lionsgate.com, or may be obtained in print, without charge, by any shareholder upon request to our Corporate Secretary, at either of our principal executive offices.

As a result of this review, the Board affirmatively determined that each of Messrs. Crawford, Evrensel, Fries, Ludwig, Malone, Paterson, Rachesky, Simm, Simmons, Zaslav and Mmes. Fine and Yaffe are “independent” under our Standards for Director Independence, Canadian standards, SEC rules and regulations (for Audit & Risk Committee members) and the NYSE listing standards. Each of these directors meets the independence requirements adopted by the Board as set forth above and has no other material relationships with the Company that the Board, after considering all relevant facts and circumstances, believes would interfere with the exercise of independent judgment in carrying out such director’s responsibilities. In addition, the Board previously determined that Mr. Giustra was an “independent” director under our Standards for Director Independence, Canadian standards, SEC rules and regulations and the NYSE listing standards during the time he served on the Board through his resignation on November 9, 2015.

44    Lions Gate 2016 Proxy Statement

In July 2016, the Board also determined that Sir Lucian is “independent” under our Standards for Director Independence, Canadian standards, SEC rules and regulations (for Audit & Risk Committee members) and the NYSE listing standards.

Director Compensation

Compensation.    The Compensation Committee reviews and makes recommendations to the Board with respect to compensation of the Board and committee members. The Board has final approval of such compensation. Under our current program, the Non-Employee Directors receive an annual retainer of $50,000, an award of restricted share units with a grant date value of $50,000 granted annually on the date of the Company’s Annual General Meeting of Shareholders (with the value based on the closing price of the Company’s common shares on the last trading day prior to the grant date and the number of units rounded to the nearest whole unit) and the other retainers and fees set forth in the table below. The restricted share units vest in annual installments over three years following the date of grant and are paid upon vesting in an equivalent number of the Company’s common shares. Pursuant to the Company’s policies, directors are also reimbursed for reasonable expenses incurred in the performance of their duties.

Type of Compensation	Amount of Compensation
Annual Retainer	$50,000
Audit & Risk Committee Chair Retainer	$15,000
Other Committee Chair Retainer	$10,000
Committee Meeting Retainer	$1,400 per meeting
Chairman of the Board Retainer	$52,000
Annual Equity Grant Value	$50,000*

The retainers and fees for the Non-Employee Directors are paid, at the director’s election, in all cash, 50% in cash and 50% in the form of the Company’s common shares, or 100% in the form of the Company’s common shares. However, the Board retains discretion to provide for the retainers for one or more directors to be paid in a different mix of cash and the Company’s common shares as it determines appropriate. Retainers are paid in two installments each year, with the number of the Company’s common shares to be delivered in payment of any retainer to be determined by dividing the dollar amount of the retainer to be paid in the form of the Company’s common shares by the average closing price of the Company’s common shares for the previous five business days prior to payment.

Education.    The Company encourages the participation of all directors in continuing education programs, at the Company’s expense, that are relevant to the business and affairs of the Company and the fulfillment of the directors’ responsibilities as members of the Board and any of its committees.

Stock Ownership Policy.    The Company requires that Non-Employee Directors maintain an ownership position in the Company of at least $150,000 of the Company’s common shares. New directors have three years from their initial election to the Board to reach this ownership threshold.

Lions Gate 2016 Proxy Statement    45

DIRECTOR COMPENSATION — FISCAL 2016

The following table presents information regarding compensation earned or paid to each of our Non-Employee Directors for services rendered during fiscal 2016. Compensation paid to Messrs. Feltheimer and Burns, each of whom is also employed by us, is presented in the Summary Compensation table and the related explanatory tables below in this proxy statement.

Name	Fees Earned or Paid in Cash ($)(1)		Stock Awards ($)(2)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)
Gordon Crawford	$52,800	(4)	$49,986	$—	$—	$—	$—	$102,786
Arthur Evrensel	$65,600		$49,986	$—	$—	$—	$—	$115,586
Emily Fine(5)	$19,349	(4)	$—	$—	$—	$—	$—	$19,349
Michael T. Fries(5)	$19,349		$—	$—	$—	$—	$—	$19,349
Frank Giustra(6)	$30,479		$49,986	$—	$—	$—	$—	$80,465
Harald Ludwig(7)	$50,000		$49,986	$—	$—	$—	$—	$99,986
Dr. John C. Malone	$50,548		$—	$—	$—	$—	$—	$50,548
G. Scott Paterson	$70,600	(4)	$49,986	$—	$—	$—	$—	$120,586
Mark H. Rachesky, M.D.	$110,400	(4)	$49,986	$—	$—	$—	$—	$160,386
Daryl Simm	$58,400		$49,986	$—	$—	$—	$—	$108,386
Hardwick Simmons	$68,400		$49,986	$—	$—	$—	$—	$118,386
Phyllis Yaffe(7)	$60,900	(4)	$49,986	$—	$—	$—	$—	$110,886
David M Zaslav(5)	$19,349		$—	$—	$—	$—	$—	$19,349

(1)	The amounts reported in column (b) represent director annual retainer, chairman fees and meeting fees for fiscal 2016, paid, at the director’s election, either 50% in cash and 50% in the form of our common shares, 100% in the form of our common shares, or 100% in cash, as described above. The value of the common shares is calculated using the average closing price of our common shares for the last five business days prior to payment. Payments of common shares are made twice a year in April and October of each year. During fiscal 2016, our Non-Employee Directors who elected to receive 50% of their retainers and fees in the form of common shares received the following number of shares: Mr. Evrensel, 1,200 shares, Mr. Giustra, 337 shares, Mr. Ludwig, 1,829 shares, Mr. Simm, 1,055 shares and Mr. Simmons, 1,265 shares. During fiscal 2016, our Non-Employee Directors who elected to receive 100% of their retainers and fees in the form of common shares received the following number of shares: Mr. Crawford, 1,932 shares, Ms. Fine, 895 shares, Mr. Paterson, 2,582 shares, Dr. Rachesky, 4.568 shares and Ms. Yaffe, 2,176 shares. During fiscal 2016, our Non-Employee Directors who elected to receive 100% of their retainers and fees in the form of cash included Messrs. Fries, Malone and Zaslav.

(2)	Each Non-Employee Director then in office received a grant of 1,298 restricted stock units on September 15, 2015 at our annual meeting of shareholders. The amounts reported in column (c) reflect the fair value of these awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of the Company’s financial statements. For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, see the discussion of stock awards contained in Note 13 to the Company’s Audited Consolidated Financial Statements, included as part of the Company’s 2016 Annual Report filed on Form 10-K filed with the SEC on May 25, 2016.

46    Lions Gate 2016 Proxy Statement

Director	Number of Unvested Restricted Share Units as of March 31, 2016
Gordon Crawford	2,756
Arthur Evrensel	2,756
Emily Fine	0
Michael T. Fries	0
Frank Giustra	0
Harald Ludwig	2,756
Dr. John C. Malone	0
G. Scott Paterson	2,756
Mark H. Rachesky, M.D.	2,756
Daryl Simm	2,756
Hardwick Simmons	2,756
Phyllis Yaffe	2,756
David M. Zaslav	0

(3)	The following table presents the number of unvested stock awards held by each of our Non-Employee Directors as of March 31, 2016. No Non-Employee Directors held any outstanding option awards as of that date.

(4)	Fees earned or paid in the form of common shares.

(5)	Ms. Fine and Messrs. Fries and Zaslav joined the Board in November 2015.

(6)	Mr. Giustra resigned from the Board in November 2015.

(7)	As noted above, Mr. Ludwig and Ms. Yaffe are not standing for re-election at the Annual Meeting.

Lions Gate 2016 Proxy Statement    47

MANAGEMENT

Biographical Information

The following is a list of our executive officers followed by their biographical information (other than for Messrs. Feltheimer and Burns, whose biographical information appears above). Ages are as of July 22, 2016.

Name	Age	Position
Jon Feltheimer	64	Chief Executive Officer and Director
Michael Burns	57	Vice Chairman and Director
James W. Barge	60	Chief Financial Officer
Steven Beeks	59	Co-Chief Operating Officer and Co-President, Motion Picture Group
Brian Goldsmith	44	Co-Chief Operating Officer
Wayne Levin	53	General Counsel and Chief Strategic Officer

James W. Barge.    Mr. Barge has been our Chief Financial Officer since October 1, 2013. From October 2010 to November 2012, Mr. Barge served as the Executive Vice President, Chief Financial Officer of Viacom, Inc. (having served as its Executive Vice President, Controller, Tax and Treasury since January 2008), where he was responsible for overseeing all aspects of the company’s global finances and capital structure, as well as information technology, risk management and internal audit activities. Prior to joining Viacom, Mr. Barge served as Senior Vice President, Controller and Chief Accounting Officer (from October 2002 to December 2007) and Vice President and Controller (from February 2000 to October 2002) of Time Warner Inc., where he was responsible for the company’s overall financial planning, reporting and analysis, including budgeting and long range planning, and led several shared service and global process improvement initiatives. Mr. Barge joined Time Warner in March 1995 as Assistant Controller. Prior to joining Time Warner, Mr. Barge held several positions at Ernst & Young, including Area Industry Leader of the Consumer Products Group and National Office Partner, where he was responsible for the resolution of SEC accounting and reporting issues.

Steven Beeks.    Mr. Beeks has been our President, Motion Picture Group, since March 2012, our Co-President, Motion Picture Group, since February 2015, our Chief Operating Officer since April 2007, our Co-Chief Operating Officer since September 2007, and the President of Lions Gate Entertainment Inc., our wholly owned subsidiary, since December 2003. From July 2006 to March 2012, Mr. Beeks served as our President, and from January 1998 to December 2003, as the President of Artisan Home Entertainment Inc., our wholly owned subsidiary.

Brian Goldsmith.    Mr. Goldsmith has been our co-Chief Operating Officer since October 2012, and served as our Executive Vice President, Corporate Development and Strategy, from September 2008 to October 2012. Prior to that, Mr. Goldsmith served as the Chief Operating Officer and Chief Financial Officer of Mandate Pictures, LLC, a wholly-owned subsidiary of the Company since September 2007.

Wayne Levin.    Mr. Levin has been our Chief Strategic Officer since February 2013 and our General Counsel since November 2000. Previously, Mr. Levin had been our Executive Vice President, Corporate Operations since February 2004. Mr. Levin had been our Executive Vice President, Legal and Business Affairs since November 2000. Mr. Levin worked for Trimark Holdings, Inc. from September 1996 to November 2000, first as Director of Legal and Business Affairs from 1996 to 1998 and then as General Counsel and Vice President from 1998 to 2000.

Appointment of Executive Officers

Our officers are appointed and serve at the discretion of the Board. The employment agreements for the Named Executive Officers (as defined under Executive Compensation below) are described in Executive Compensation Information — Description of Employment Agreements below.

48    Lions Gate 2016 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Discussion and Analysis

This Compensation Discussion and Analysis is designed to provide stockholders with an understanding of the Company’s executive compensation philosophy and objectives, as well as the analysis that the Compensation Committee performs in setting executive compensation. In doing so, it describes the material elements of compensation awarded to, earned by or paid to the individuals who served as our principal executive officer or our principal financial officer during fiscal 2016, and our three other most highly compensated executive officers for fiscal 2016 (the “Named Executive Officers”). The Named Executive Officers for fiscal 2016 include the following:

Name	Position
Jon Feltheimer	Chief Executive Officer and Director
Michael Burns	Vice Chairman and Director
James W. Barge	Chief Financial Officer
Steven Beeks	Co-Chief Operating Officer and Co-President, Motion Picture Group
Brian Goldsmith	Co-Chief Operating Officer

Executive Overview

Lionsgate is a premier next generation global content leader with a diversified presence in motion picture production and distribution, television programming and syndication, home entertainment, international distribution and sales, branded channel platforms, interactive ventures and games, and location-based entertainment. The Company believes that the design of its executive compensation program as described in this Compensation Discussion and Analysis plays an important role in attracting and retaining top executive talent and providing appropriate incentives for those executives to achieve continued growth of the Company and the creation of value for our shareholders.

The Company reported very strong financial results for its television business in fiscal 2016. Record television production segment revenue of $669.9 million increased from $579.5 million in the prior year. Gross segment contribution margins in the Company’s television business continued their growth trajectory in fiscal 2016, improving to 15.5% from 9.5% in fiscal 2015. The company’s domestic television revenues were comparable to the prior year while international revenues increased to $190.2 million from $112.4 million.

Even with such results, the Company’s year-end numbers did not reflect the financial performance it expected and that it has consistently delivered in recent years. Overall, revenue of $2.35 billion for the year compared to revenue of $2.40 billion in the prior year. Net income attributable to Lionsgate shareholders for the year was $50.2 million or earnings per share (“EPS”) of $0.34 on 148.5 million weighted average number of common shares outstanding compared to net income attributable to Lionsgate shareholders of $181.8 million or EPS of $1.31 on 139.0 million weighted average number of common shares outstanding during the prior year. Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) of $162.3 million compared to adjusted EBITDA of $384.9 million in the prior year. Adjusted net income attributable to Lionsgate shareholders of $127.4 million or adjusted EPS of $0.86 for the year compared to adjusted net income attributable to Lionsgate shareholders of $257.5 million or adjusted EPS of $1.85 in the prior year. Declines in full year adjusted EBITDA and EPS from the prior year were attributable to lower film performance that offset gains in television revenue and margins.1

1	See Exhibit B to this proxy statement for definitions of the non-GAAP financial measures discussed in this summary and a reconciliation of each such non-GAAP financial measure to the most directly comparable financial measure calculated and presented in accordance with GAAP.

Lions Gate 2016 Proxy Statement    49

Moreover, the Company’s film performance did not match the performance of previous years. Theatrical revenue of $314.1 million decreased $39.9 million, or 11.3%, in fiscal 2016, as compared to fiscal 2015, primarily due to the relative performance of the Company’s feature films, and in particular, the lower box office generated from The Hunger Games: Mockingjay—Part 2 and The Divergent Series: Allegiant as compared to The Hunger Games: Mockingjay—Part 1 and The Divergent Series: Insurgent in fiscal 2015. To a lesser extent, the decrease was also driven by the limited releases of Child 44 and Freeheld in fiscal 2016, and while The Age of Adaline had a strong performance at the box office, under the terms of a distribution arrangement, the Company recorded only a distribution fee as theatrical revenue. For the full year, overall motion picture segment revenue was $1.68 billion compared to $1.82 billion in the prior year.

The 2016 fiscal year, however, was a good year in terms of positioning the Company for long-term growth. The Company achieved a record year in its television business with strong growth across its scripted reality and syndication operations, built a film slate for 2017 that is bigger, more balanced and more cost efficient than the fiscal 2015 slate and continued franchise development for the future. The Company also added nearly 600 titles to a 16,000 title film and television library, established itself as a preferred global distribution partner through alliances with New Regency, Skydance, LeEco in China and the creation of the GlobalGate consortium for local language film production, and leveraged its intellectual property into additional revenue streams including current projected licensing opportunities to seven theme parks and numerous mobile and virtual reality games market categories that it expects to represent an increasing share of consumer entertainment spend. Looking forward to fiscal 2017, the Company believes it is poised for a rebound in performance for its motion picture group and continued strong growth in television business.

50    Lions Gate 2016 Proxy Statement

Further, as shown in the graph below, the Company’s total shareholder return has outpaced the returns for the NYSE Composite Index and the S&P Movies & Entertainment Index for the period commencing March 31, 2011 and ending March 31, 2016.

Additionally, during fiscal 2016, the Company paid cash dividends of $47.4 million1

	Dividends Declared Per Common Share	Total Amount	Payment Date
		(in thousands)
Fiscal Year 2016
First quarter ended June 30, 2015	$0.07	$10,376	August 7, 2015
Second quarter ended September 30, 2015	$0.09	$13,364	November 10, 2015
Third quarter ended December 31, 2015	$0.09	$13,520	February 5, 2016
Fourth quarter ended March 31, 2016	$0.09	$13,209	May 27, 2016

Total dividends declared in fiscal year 2016	$0.34	$50,469

1	The amount of dividends, if any, that the Company pays to its shareholders is determined by the Board, at its discretion, and is dependent on a number of factors, including the Company’s financial position, results of operations, cash flows, capital requirements and restrictions under credit agreements, as well as any legal requirements. The Company cannot guarantee the amount of dividends paid in the future, if any.

Lions Gate 2016 Proxy Statement    51

As described below in this Compensation Discussion and Analysis, a substantial portion of our Named Executive Officers’ compensation is performance-based and/or linked to the value of our share price. Annual incentives are awarded based on the Compensation Committee’s assessment of a broad range of Company and individual performance criteria for the fiscal year. Our equity incentive awards are primarily in the form of stock options that have value only if our share price increases after the date of grant of the option and/or awards that are subject to performance-based vesting requirements.

Key Features of Our Executive Compensation Program

The Compensation Committee believes that our executive compensation program includes key features that align the interests of the Named Executive Officers and the Company’s long-term strategic direction with the interests of our shareholders. Our program’s key features include:

•	Competitive, market based pay using peer group data as background information for compensation decisions.

•	Significant pay is at risk:

•	The Company provides both annual incentive opportunities and long-term equity awards to motivate performance and constitute a substantial majority of each executive’s total compensation opportunity.

•	The Compensation Committee retains discretion in assessing performance and awarding payouts under the annual incentive plan and performance-based equity grants.

•	Compensation is balanced:

•	The compensation program provides a mix of fixed compensation and short- and long-term variable compensation to mitigate excessive risk taking behavior.

•	Limited benefits and perquisites are provided.

We have entered into employment agreements with each of our Named Executive Officers and believe these agreements have helped to create stability for our management team. These agreements have been structured to incorporate a number of features that we believe represent best practices in executive compensation and are generally favored by shareholders. In particular, these agreements do not provide for any accelerated vesting of equity awards or other payments or benefits that are triggered solely by a change in control (i.e., there are no “single-trigger” benefits) or any rights for the executive to be grossed up for any taxes imposed on excess parachute payments in connection with a change in control or any other benefits. These agreements also do not include any right for the executive to voluntarily terminate employment in connection with a change in control and receive severance (other than certain “good reason” terminations that we believe would constitute a constructive termination of the executive’s employment).

As noted below, equity award grants are generally made to the Named Executive Officers in connection with the executive’s entering into a new employment agreement with the Company. The Company typically does not grant equity-based awards to its executive officers at any other time, but may pay annual bonuses in cash and/or the Company’s common shares or equity awards with respect to the Company’s common shares and retains discretion to grant equity awards to executives at other times as the Compensation Committee may determine appropriate.

52    Lions Gate 2016 Proxy Statement

Executive Compensation Program Objectives

The goal of the Company’s executive compensation program is to facilitate the creation of long-term value for the Company’s shareholders by attracting, motivating, and retaining qualified senior executive talent. To this end, the Compensation Committee has designed and administered the Company’s compensation program to appropriately reward its executives for sustained financial and operating performance, to align their interests with those of the Company’s shareholders, and to encourage them to remain with the Company for long and productive careers. To achieve alignment with shareholder interests, the Compensation Committee believes that the Company’s compensation program provides significant, but appropriate, rewards for outstanding performance. The majority of the Company’s senior executives’ compensation is “at risk” in the form of annual and long-term incentive awards that are paid, if at all, based upon Company and individual performance. The Compensation Committee views the executive compensation program as one in which the individual components combine together to create a total compensation package for each Named Executive Officer that achieves these objectives. As used in this discussion, the term “targeted total direct compensation” means the aggregate amount of the executive’s base salary, target annual incentive bonus, and long-term equity incentive awards based on the grant-date fair value of such awards, as determined under the accounting principles used in the Company’s financial reporting.

Executive Compensation Practices

Below are examples of (i) executive compensation practices the Company has implemented because the Compensation Committee considers them to be effective at driving performance and supporting long-term growth for the Company’s shareholders while mitigating risk and (ii) executive compensation practices the Company does not engage in because the Compensation Committee believes they are inconsistent with the Compensation Committee’s philosophy, best practices in corporate governance, and the interests of the Company’s shareholders.

Practices the Company Has Implemented	Practices the Company Does Not Engage In

☑ Pay for Performance: A significant portion of the Named Executive Officers’ targeted total compensation is “at risk” in the form of annual and long-term incentive awards that are linked to performance and/or the value of the Company’s common shares.

☑ Use Multiple Performance Metrics: The Company’s annual bonus and long-term incentive programs rely on diversified performance metrics, including individual and group contributions and the Company’s financial and operating performance.

☑ Mitigate Undue Risk: The Company’s compensation programs include risk mitigation features, such as significant Compensation Committee discretion and oversight, a balance of annual and long-term incentives for senior executives and the use of multiple performance metrics.

☑ Maintain a Clawback Policy: The Board maintains policies requiring the recoupment under certain circumstances of performance-based compensation paid to the Named Executive Officers.

☑ Competitive Peer Groups: The Company’s peer groups for the purpose of assessing executive compensation focus on companies which we directly compete for executive talent and are generally similar to the Company in terms of revenues, market-capitalization and focus of its business.

☑ Independent Compensation Consultant: The Compensation Committee retained Pay Governance LLC to serve as its independent executive compensation consultants in fiscal 2016.

☑ No Excise Tax Gross-ups: The employment agreements and other compensation arrangements with the Named Executive Officers do not provide for any gross-up payments to cover excise taxes incurred by the executive.

☑ No Tax Gross-ups for Personal Benefits: None of the Named Executive Officers are entitled to receive gross-ups for taxes on personal benefits.

☑ No Change in Control Agreements: None of the Named Executive Officers’ employment agreements or arrangements provide benefits triggered solely by a change in control of the Company.

☑ No Hedging/Pledging: The Company prohibits all directors and employees, including the Named Executive Officers, from certain collateral pledging and margin practices involving the Company’s common shares.

☑ No Repricing of Stock Options or Share Appreciation Rights (“SARs”): The Compensation Committee may not reprice stock options or SARs without the approval of the Company’s stockholders.

Lions Gate 2016 Proxy Statement    53

Process for Determining Executive Compensation

Role of the Compensation Committee

The Company’s executive compensation program is administered by the Compensation Committee. The Compensation Committee, working with management, as outlined below, determines and implements the Company’s executive compensation philosophy, structure, policies and programs, and administers the Company’s compensation and benefit plans. The Compensation Committee is ultimately responsible for determining the compensation arrangements for the Company’s executive officers.

Role of Management

Throughout the year, the Compensation Committee requests various types of information from management in order to align the design and operation of the executive compensation programs with the Company’s business strategies and objectives. At various times during fiscal 2016, our Chief Executive Officer and other executives were invited by the Compensation Committee to attend relevant portions of the Compensation Committee meetings in order to provide information and answer questions regarding the Company’s strategic objectives and financial performance that impact the Compensation Committee’s functions. Generally, the Chief Executive Officer makes recommendations to the Compensation Committee with respect to salary, bonus, and long-term incentive awards for other executive officers (other than himself and the Vice Chairman), taking into account competitive market information described below, the Company’s compensation strategy, his subjective assessment of the particular executive’s individual performance, and the experience level of the particular executive. The Compensation Committee discusses with the Chief Executive Officer his recommendations and either approves or modifies the recommendations in its discretion. The Compensation Committee is solely responsible for determining the compensation of the Chief Executive Officer and Vice Chairman. None of the Named Executive Officers are members of the Compensation Committee or otherwise have any role in determining their own compensation. The Compensation Committee reports to the Board on all compensation matters regarding our executives and other key salaried employees.

The Company’s management also regularly:

•	Provides data, analysis and recommendations for the Compensation Committee’s consideration regarding the Company’s executive compensation programs and policies, preparing materials for the information of and review by the Compensation Committee;

•	Administers those programs and policies consistent with the direction of the Compensation Committee;

•	Provides an ongoing review of the effectiveness of the compensation programs, including competitiveness and alignment with the Company’s objectives; and

•	Recommends changes to compensation programs to help promote achievement of all program objectives.

Role of Compensation Consultant

From time to time, the Compensation Committee retains the services of outside compensation consultants to assist in its review and determination of the Company’s executive compensation program. For fiscal 2016, the Compensation Committee engaged Pay Governance LLC (‘‘Pay Governance”) as its independent compensation consultant. Pay Governance assists the Committee in the development and evaluation of the Company’s executive compensation program, policies and practices and its determination of executive compensation, and provides advice to the Compensation Committee on other matters related to its responsibilities. Pay Governance reports directly to the Compensation Committee and the Compensation Committee has the sole authority to retain and terminate the consultant and to review and approve the consultant’s fees and other retention terms. During fiscal 2016, at the Compensation Committee’s request, Pay Governance performed the following services:

•	Provided competitive market data on compensation for executives at the Company and its divisions, as described below under Peer Group Analysis;

•	Assisted in the Committee’s review of the Company’s executive compensation program, including the Performance-Based Restricted Share Unit Award Plan and Executive Bonus Program (described below);

•	Reviewed compensation-related disclosures in the Company’s 2016 proxy statement;

54    Lions Gate 2016 Proxy Statement

•	Established a new peer group for use in evaluating executive compensation;

•	Provided an analysis of the change in total pay versus performance over the past five year period (fiscals 2011 to 2016) for certain executives of the Company; and

•	Reviewed general compensation levels and trends within the industry in which the Company operates.

Peer Group Analysis

The Compensation Committee selects an appropriate peer group to make meaningful comparisons to the compensation of similarly situated executives in order to help ensure that the Company’s compensation packages are competitive with the broader market and aligned with shareholder interests while retaining and motivating such executives. The peer group is generally comprised of companies with whom we compete for executive talent. These companies include competitors within the broader media industry segments as well as companies in the leisure product and home entertainment industries, which the Compensation Committee considers to be similar to the Company in terms of size (revenue/market capitalization), operational characteristics, and stock price correlation relative to the market.

In September 2015, the Compensation Committee engaged Pay Governance to advise as to a review and update of the peer group used to assess executive compensation. Historically, the Company has utilized a group of ten companies consisting of both entertainment companies in the Towers Watson Entertainment Industry Survey and companies within the broader media industry as its peer group. Pay Governance reviewed the peer group using the following systematic screening process:

Screening Process to Determine Appropriate Peer Group

First, Pay Governance reviewed companies that operate in similar GICS industries as the Company, which only includes U.S. publicly traded companies in the movie and entertainment, cable and satellite, broadcasting, and home entertainment software sector. Next, Pay Governance reviewed companies with overall revenue commensurate with the Company, or revenue from $1.0 billion to $7.2 billion, approximately 0.4 to 3 times that of the Company (based on the then most recent publicly available data). Pay Governance then reviewed companies with similar market capitalization to the Company, or market capitalization from $2.7 billion to $22.8 billion, approximately 0.5 to 4 times that of the Company (based on the then most recent publicly available data). Finally, using companies identified from the factors listed above, a peer group was selected based on the assessment of each company’s core business relative to the Company’s core business strategy of entertainment content and distribution, including key industry competitors. Based on its review, Pay Governance recommended modifying the Company’s peer group by removing Madison Square Garden and adding Tribune Media. Accordingly, the Compensation Committee approved the following peer group of companies in October 2015:

AMC Networks	Discovery Communications
DreamWorks Animation	Electronic Arts
Live Nation Entertainment	Netflix
Scripps Networks Interactive	Sirius XM Holdings
Starz	Tribune Media Company

Lions Gate 2016 Proxy Statement    55

However, Pay Governance suggested that the Company also utilize the Towers Watson Entertainment Industry Survey to provide compensation data for studio or entertainment specific roles that may not be reflected within the peer group. The participants in this survey include, among others, NBC Universal, Paramount, Sony Pictures Entertainment, Twentieth Century Fox, Walt Disney Studios and Warner Bros. While most of the motion picture studios in the survey may have larger revenues than the Company, the Compensation Committee determined that it would be appropriate to consider this survey data for executive positions, as such companies reflect critical competitors for talent.

Use of the Peer Group

Utilizing the data provided by Pay Governance with respect to the Company’s peer group, as well as information from the Towers Watson Entertainment Industry Survey, the Compensation Committee evaluates the amount and proportions of base pay, annual incentive pay and long-term compensation, as well as the targeted total direct compensation value for a select number of the Company’s officers, including the Company’s Chief Executive Officer and Vice Chairman, relative to the compensation of similarly situated executives among these groups. As noted below, the Company’s standard practice is to grant equity awards to the Named Executive Officers only in connection with the executive’s entering into a new employment agreement with the Company (although the Compensation Committee does award annual bonuses from time to time in the form of equity awards and retains discretion to grant equity awards at other times as it deems appropriate). In assessing the executives’ compensation levels for market comparison purposes, the Compensation Committee allocates the grant date value of the equity awards over the term of the contract so that the executive’s compensation is not disproportionately high in the initial year of the contract and disproportionately low for the remaining years of the contract term.

In general, the Compensation Committee uses this data as background information for its compensation decisions and does not “benchmark” compensation at any particular level relative to the peer companies. Except as otherwise noted in this Compensation Discussion and Analysis, decisions by the Compensation Committee are subjective and the result of the Compensation Committee’s business judgment, which is informed by the experiences of the members of the Compensation Committee as well as analysis and input from, and peer group and survey data provided by, the Compensation Committee’s independent compensation consultant. The Compensation Committee believes that the compensation opportunities provided to our Named Executive Officers are appropriate in light of competitive considerations. The Compensation Committee continues to monitor current trends and issues in the Company’s competitive landscape and will modify its programs as it determines appropriate.

Consultant Independence

During fiscal 2016, Pay Governance did not perform work for the Company other than pursuant to its engagement by the Compensation Committee. The Compensation Committee has assessed the independence of Pay Governance and concluded that its engagement of Pay Governance does not raise any conflict of interest with the Company or any of its directors or executive officers.

Role of Shareholder Say-on-Pay Votes

The Company provides its shareholders with the opportunity to cast an annual advisory vote on its executive compensation program (referred to as a “say-on-pay proposal”). At the Company’s Annual Meeting of Shareholders held in September 2015, approximately 73.1% of the votes actually cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. Although the Compensation Committee believes this result affirms shareholders’ support of the Company’s approach to executive compensation, the Compensation Committee continues to evaluate and look for ways to improve the program. For fiscal 2016, the Compensation Committee again retained Pay Governance to assist the committee in identifying performance criteria used to determine payout levels under executives’ incentive awards, designing and implementing its compensation program, and providing peer company compensation data to help evaluate compensation levels. Also, as noted above, the employment agreements entered into with the Company’s executive officers incorporate a number of features (such as the elimination of “single-trigger” benefits paid solely on a change in control and the elimination of tax gross-up payments) that we believe represent best practices in executive compensation and are generally favored by shareholders. The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the Named Executive Officers.

56    Lions Gate 2016 Proxy Statement

Shareholder Engagement

The Company values and solicits shareholder input. Over the past year, we have spoken with shareholders representing over 80% of our outstanding shares regarding the Company’s performance, strategic focus and/or compensation practices. The compensation policies and practices described in this Compensation Discussion and Analysis, reflect, in part, feedback resulting from this ongoing shareholder engagement. In response to such feedback and in addition to the Compensation Committee’s own commitment to ensure the Company’s executive compensation policies and practices are effective in aligning the interests of executives with the achievement of our financial goals and the creation of long-term stockholder value, the Compensation Committee implemented the following changes to the design and disclosure of our executive compensation program in fiscal 2016:

•	Engaging Pay Governance to review and update the Company’s peer group used to assess executive compensation in order to ensure that the Company’s compensation packages are competitive with the broader market and aligned with shareholder interests while retaining and motivating such executives (see Process for Determining Executive Compensation - Peer Group Analysis above);

•	Engaging Pay Governance to provide an analysis of the change in total pay versus performance over the past five year period (fiscals 2011 to 2016) for certain executives of the Company (see Executive Compensation Components - Historical Total Executive Pay below);

•	Entering into new employment agreements with Messrs. Beeks and Goldsmith pursuant to which approximately two-thirds of the stock options and restricted share units granted to each executive would be subject to performance-based vesting requirements (see Process for Determining Executive Compensation - Employment Agreements below);

•	Providing greater disclosure about annual incentive bonus compensation;

•	Utilizing corporate, division and individual performance criteria to calculate fiscal 2016 annual incentive bonuses for the top 100 most highly compensated executives of the Company (See Executive Compensation Components - Annual Incentive Bonuses below); and

•	Determining that the entire portion of fiscal 2016 annual incentive bonuses for the top 100 most highly compensated executives of the Company be paid in equity to further align the executive’s interests with those of our shareholders (See Executive Compensation Components - Annual Incentive Bonuses below).

Additionally, in March 2016, the Company named leading media and entertainment analyst James Marsh to run our investor relations activities as Senior Vice President, Investor Relations. Mr. Marsh, a 25 year Wall Street veteran covering the media and entertainment sector for investment banks Piper Jaffray, Prudential and Kidder Peabody, among others, crafts the Company’s investor relations strategies, manage our profile at investor conferences, spearhead our investor marketing initiatives and direct our daily communications with shareholders and analysts.

Employment Agreements

We have entered into employment agreements with each of the Named Executive Officers. Each employment agreement specifies the annual base salary that the executive will be entitled to receive during the term of the agreement, as well as the Company benefit plans in which the executive will participate and, in certain cases, perquisites that the executive will receive. In addition, each agreement sets forth the annual and long-term incentive compensation opportunities that the executive officer will be eligible to receive, with the amount of annual incentives and performance-based long-term incentives awarded, subject in all instances to the discretion of the Compensation Committee. Each agreement also specifies the post-termination benefits that will be received by each executive (including the treatment of any unvested equity awards) upon certain terminations of employment.

Each of these agreements was approved by the Compensation Committee and is described below under Description of Employment Agreements. We believe that it is in the best interests of the Company to enter into multi-year employment agreements with the Named Executive Officers because the agreements assist in retention and recruiting efforts, foster long-term retention and promote stability among the management team, while still allowing the Compensation Committee to exercise considerable discretion in designing incentive compensation programs and rewarding performance.

Lions Gate 2016 Proxy Statement    57

Brian Goldsmith.    In October 2012, we entered into an employment agreement with Mr. Goldsmith. The agreement provided that Mr. Goldsmith would serve as the Company’s Co-Chief Operating Officer for a three-year term commencing October 1, 2012 and ending September 30, 2015. In October 2015, the Compensation Committee engaged Pay Governance to assist the committee in structuring and analyzing terms for a new employment agreement with Mr. Goldsmith. For Mr. Goldsmith, the Company proposed an increase to base salary and the grant of long-term equity incentives. Based on compensation levels from the Towers Watson Entertainment Industry Survey and publicly disclosed data from certain peer group companies identified above, Pay Governance reviewed Mr. Goldsmith’s proposed compensation structure against (i) entertainment industry executives with broad oversight in business development, mergers and acquisitions, and strategy, including executives from three companies (Discovery, Scripps Network and Starz) in the Company’s peer group and (ii) motion picture studio Chief Operating Officers, including one executive from one company (DreamWorks Animation) in the Company’s peer group. Pay Governance provided an analysis of the proposed compensation structure relative to the competitive levels of total direct compensation for identified benchmarks in the external market, and summarized proposed employment terms providing comparator practice to current market and best governance practices. Pay Governance concluded that the proposed levels for Mr. Goldsmith’s total compensation was positioned above the 75th percentile of those entertainment industry executives with broad oversight in business development, mergers and acquisitions, and strategy, and at the 25th percentile of motion picture studio Chief Operating Officers, which the Compensation Committee believed was an appropriate balance at this time based on Mr. Goldsmith’s experience and duties. The Compensation Committee determined that the majority of the targeted compensation would come in the form of long-term incentives, which we believe is consistent with the long-term orientation of the Company’s shareholder based pay-for-performance philosophy.

Accordingly, on November 13, 2015 we entered into a new employment agreement with Mr. Goldsmith to serve as the Company’s Co-Chief Operating Officer for a term ending September 30, 2019. The base salary increase, target bonus and equity awards (including the grant levels, types of awards and vesting provisions) provided in the agreement were established by the Compensation Committee based on its subjective assessment of Mr. Goldsmith’s performance as the Company’s Co-Chief Operating Officer, negotiations with Mr. Goldsmith, and taking into account the data provided by Pay Governance.

*	Calculated on an annualized basis.

**	Consists of performance-based bonus (assuming a target of 50% of base salary), performance-based RSUS and time and performance-based options. For restricted share units, assumes a grant date fair value of $37.84 (the price of the Company’s common stock on November 13, 2015); for options, assumes a grant date fair value of $12.68 per share using a Black-Scholes option pricing model.

In particular, the Compensation Committee believed it would be appropriate to structure the new grants of stock options and restricted share units to be made to Mr. Goldsmith so that the vesting of a substantial portion of these awards would be subject to the achievement of Company and individual performance criteria established by the Compensation Committee. Approximately two-thirds of the stock options and approximately two-thirds of the restricted share units granted to Mr. Goldsmith pursuant to the employment agreement are subject to performance-based vesting requirements. Each of these performance-based awards covers a four-year period and is divided into four tranches, with a tranche of each performance award being eligible to vest based on performance over a specified twelve-month period. The Compensation Committee believed that these performance-based vesting requirements would create additional incentives for Mr. Goldsmith to help achieve particular goals deemed important to the Company and further align Mr. Goldsmith’s interests with those of our

58    Lions Gate 2016 Proxy Statement

shareholders. In addition, both the time-based and performance-based components provide a retention incentive as the vesting of the award is generally subject to Mr. Goldsmith’s continued employment with us through the vesting date.

Steve Beeks.    On May 6, 2015, we entered into a new employment agreement with Mr. Beeks to serve as the Company’s Co-Chief Operating Officer and Co-President, Motion Picture Group for a term ending March 31, 2018. The factors considered by the Compensation Committee in determining the compensation to be provided under this agreement, as well as the input and analysis of Pay Governance, are described in detail in the Company’s proxy statement for the 2015 annual meeting of shareholders.

For more information on the terms of these agreements, see Description of Employment Agreements below and the narrative descriptions accompanying the Potential Payments upon Termination or Change in Control section.

Executive Compensation Components

The Company’s executive compensation program is generally based on three components, which are designed to be consistent with the Company’s compensation philosophy as outlined above:

(1)	Base salary;

(2)	Annual incentive bonuses; and

(3)	Long-term incentive awards, including awards of restricted share units, SARs and stock options that are subject to time-based and/or performance-based vesting.

The Company also provides certain perquisites and personal benefits to the Named Executive Officers pursuant to their employment agreements, and severance benefits if the Named Executive Officer’s employment terminates under certain circumstances. In structuring executive compensation packages, the Compensation Committee considers how each component of compensation promotes retention and/or motivates performance by the executive. The rationale for providing each component of compensation is discussed in more detail in the sections below. Our compensation packages are designed to promote teamwork, initiative and resourcefulness by key employees whose performance and responsibilities directly affect our results of operations.

Base Salary

We provide our executive officers and other employees with an annual base salary to compensate them for the scope of their responsibilities, the complexity of the tasks associated with their position within the Company, their skill set and their performance during the year. Base salaries are established when we hire or otherwise enter into an employment agreement with an executive officer, based on negotiations with the executive and taking into account market compensation data for that position, and are generally not modified again until the end of the contract term. In determining base salary, the Compensation Committee primarily considers market data and compensation levels of executive officers of companies in competing businesses, an internal review of the executive’s compensation, both individually and relative to other executive officers, and the individual performance of the executive. The Compensation Committee also considers the recommendations of our Chief Executive Officer in establishing the base salaries for other executive officers (other than himself and the Vice Chairman). Consistent with our philosophy that executive pay should primarily be based on performance, our practice has been to establish base salaries that are generally lower than the salaries of comparable positions at our peer companies at the time the contract is entered into, with the majority of the executive’s compensation being delivered in the form of incentive compensation that we believe helps create value for our shareholders.

Generally, base salaries along with perquisites and personal benefits are intended to attract and retain highly qualified executives. These are the elements of our executive compensation program where the value of the benefit in any given year is not dependent on performance and the marketplace. We believe that in order to attract and retain top executives, we need to provide them with certain predictable compensation levels that reward their continued service.

In fiscal 2016, the Compensation Committee entered into new employment agreements with Messrs. Beeks and Goldsmith, as described above. Based on the factors noted above, negotiations with the executive, and review of base salary by Pay Governance, the Compensation Committee approved the base salary for each executive for the term of the agreement. In Mr. Beeks’ case, his base salary was increased from $900,000 to $950,000. which Pay Governance concluded was below the 25th percentile for similar positions with the peer companies. In

Lions Gate 2016 Proxy Statement    59

Mr. Goldsmith’s case, his base salary was increased from $750,000 to $900,000, which Pay Governance concluded was above the 75th percentile of those entertainment industry executives with broad oversight in business development, mergers and acquisitions, and below the 25th percentile of motion picture studio Chief Operating Officers.

The Compensation Committee believes that the base salary levels of each of the Named Executive Officers, including the levels provided to Messrs. Beeks and Goldsmith under their arrangements approved in fiscal 2016 as noted above, are reasonable in view of the Compensation Committee’s assessment of peer group data for similar positions and the committee’s assessment of the Company’s overall performance and the contribution of those officers to that performance.

Historical Total Executive Pay

In May 2016, the Compensation Committee engaged Pay Governance to assist it in assessing its historical executive pay to Company executives, including proposed annual incentive bonus amounts for certain executives of the Company, including the Named Executive Officers. Pay Governance provided an analysis of total executive pay versus Company performance over the period from fiscal 2011 to fiscal 2016 from three perspectives:

(i)	Realizable pay (an estimate of value that an executive could potentially receive from total compensation awarded to the executive over the defined period versus Company performance over that same period);

(ii)	Accounting cost (the accounting cost of executive compensation to the Company versus Company performance over the defined period); and

(iii)	Intended value (the grant value of total compensation awarded to an executive versus Company performance over the defined period (irrespective of period over which equity compensation is expensed)).

The Company’s performance over the defined period was reviewed in terms of the Company’s operating metrics of adjusted EBITDA, as well as shareholder value measured in terms of total shareholder return. Overall, Pay Governance concluded the following:

(i)	that realizable pay tracked the Company’s performance from fiscals 2011 to 2015;

(ii)	even though the Company’s performance has been significantly more volatile than accounting cost of executive compensation to the Company, both measures appear to follow similar trajectories, up and down, from fiscals 2011 to 2016; and

(iii)	even though the Company’s performance has been more volatile than intended value of compensation, both measures appear to generally track each other (and, importantly, intended value of compensation did not appear to increase as significantly as Company performance in strong years or decrease as significantly as Company performance in years of decline).

Annual Incentive Bonuses

Annual incentive bonuses are primarily intended to motivate the Named Executive Officers to achieve annual financial, operational and individual performance objectives and focus on promotion of and contribution to achievement of the Company’s business strategy. The Company has entered into employment agreements with each of the Named Executive Officers that generally provide for bonuses to be determined in the discretion of the Compensation Committee, as recommended by our Chief Executive Officer (other than for himself and the Vice Chairman), based on performance criteria established by the Compensation Committee. The Compensation Committee believes that the annual bonus opportunities can be effective in motivating, rewarding and retaining our executive officers. Annual incentive bonus payments are typically paid in June based on performance for the prior fiscal year.

In June 2015, the Compensation Committee approved a bonus plan, the Executive Annual Bonus Program (the “Executive Bonus Program”), to provide the terms of annual bonus opportunities to be granted to certain of the Company’s executive officers. Under the Executive Bonus Program, each of the Company’s executive officers selected by the Compensation Committee to participate in the plan for a particular fiscal year is eligible to receive a bonus only if the Company achieves a target level of adjusted EBITDA established by the Compensation Committee for that year. This minimum performance requirement is intended to include an

60    Lions Gate 2016 Proxy Statement

objective performance component in the Executive Bonus Program. If the target level is not achieved, no bonuses will be paid under the plan for that fiscal year. If the target level is achieved, the executive is eligible to receive a bonus under the plan up to a maximum amount established by the Compensation Committee for each executive. The Compensation Committee then has the discretion to determine the actual amount of the bonus to be awarded to each executive for the fiscal year based on the executive’s target bonus amount for the year and such company and/or individual performance criteria as it may determine appropriate (subject in each case to the maximum bonus amount for that executive). The target and maximum bonus opportunities established for each Named Executive Officer under the Executive Bonus Program are set forth in the Grants of Plan-Based Awards table below and were generally the same as their opportunities under the Company’s fiscal 2015 bonus program. The Executive Bonus Program provides that the executive generally must remain employed with the Company through the date on which bonuses are paid for a particular fiscal year to be eligible for a bonus for that year.

For fiscal 2016, the Compensation Committee determined that the target level of adjusted EBITDA under the Executive Bonus Program would be $227.5 million. The Compensation Committee selected adjusted EBITDA as the financial performance metric for fiscal 2016 because it believed that it was a meaningful indicator of the Company’s performance. As the Company’s adjusted EBITDA in fiscal 2016 was $162.3 million, the target level under the Executive Bonus Program was not achieved. Accordingly, bonuses were not paid under the program.

However, the Compensation Committee recognized that the Company’s overall financial performance in fiscal 2016 was affected in large part by the weaker performance of the Company’s feature film division. This had the greatest negative impact on bonuses of executives within that division. For other corporate executives, the impact of the film division’s performance on their bonuses was partially offset by strong performances of the Company’s other businesses as well as their individual achievements and contributions to operational and strategic momentum during the fiscal year that generally positioned the Company for future growth.

Accordingly, the Compensation Committee determined in its discretion that annual incentive bonuses should be paid in fiscal 2016. Such bonuses were not awarded under the Executive Bonus Program. Instead, the Compensation Committee decided that each participant would be granted a discretionary bonus equal to a percentage of the individual’s bonus paid for fiscal 2015 as determined by the committee. Moreover, the amount of annual incentive bonuses for the top 100 most highly compensated executives of the Company, including the Named Executive Officers, would be evaluated using three equally weighted (i.e., 33.33%) criteria:

(i)	The overall financial and operational performance of the Company in the fiscal year;

(ii)	The overall financial and operational performance of each executive’s applicable Company operating division in the fiscal year; and

(iii)	The individual achievements and contributions of each executive to the Company’s and his/her division’s performance in the fiscal year.

The Compensation Committee established performance ranges for each of these measures of 0% at the low end of the range to a maximum of 150% at the top end of the range. The Compensation Committee believes that the top of each range represents extraordinary performance and the bottom represents disappointing performance in each respective area. The Compensation Committee then determined a performance percentage for each of the three measures for each executive. The average of the three performance percentages was then multiplied by the executive’s fiscal 2015 bonus to calculate such executive’s fiscal 2016 annual incentive bonus. In order to further align the executive’s interests with those of our shareholders, the Compensation Committee determined that it would be appropriate for the bonuses of all top 100 executives, including the Named Executive Officers, to be paid only in equity.

Lions Gate 2016 Proxy Statement    61

Accordingly, for fiscal 2016, the Compensation Committee approved the following annual incentive bonuses to be awarded to each of the Named Executive Officers. In each case, the Compensation Committee used its discretion, as described above, to determine the bonuses based on the framework described above and its subjective assessment of the various performance achievements noted below. No specific financial performance targets or other objective performance criteria were established by the Compensation Committee for purposes of determining bonuses to be awarded to the Named Executive Officers for fiscal 2016. Rather, the Compensation Committee noted the actual performance of the Company, the executive’s division or the individual executive, as applicable, and made a subjective determination as to the level of that performance.

Jon Feltheimer and Michael Burns

Name	Fiscal 15 Bonus	Corporate Performance (%)	Divisional Performance (%)	Individual Performance (%)	Total % Average	Fiscal 16 Bonus
Jon Feltheimer	$8,100,000	50%	75%	75%	66.66%	$5,400,000
Michael Burns	$7,000,000	50%	75%	75%	66.66%	$4,666,667

The bonus amounts for Messrs. Feltheimer and Burns were determined based on the Compensation Committee’s assessment of the above referenced criteria. In determining such amounts, the Compensation Committee first reviewed the Company’s financial performance for fiscal 2016. As noted in the Executive Summary above, the Company’s achieved revenue of $2.35 billion for the 2016 fiscal year compared to revenue of $2.40 billion in the prior year. The decline in full year adjusted EBITDA from the prior year was attributable to lower film performance that offset gains in television revenue and margins.

Overall, the Company’s motion picture segment revenue was $1.68 billion compared to $1.82 billion in the prior year. Within the Company’s motion picture segment, theatrical revenue of $314.1 million decreased $39.9 million, or 11.3%, in fiscal 2016, as compared to fiscal 2015, primarily due to the relative performance of the Company’s feature films, and in particular, the lower box office generated from The Hunger Games: Mockingjay - Part 2 and The Divergent Series: Allegiant, as compared to The Hunger Games: Mockingjay - Part 1 and The Divergent Series: Insurgent in fiscal 2015. To a lesser extent, the decrease was also driven by the limited releases of Child 44 and Freeheld in fiscal 2016, and while The Age of Adaline had a strong performance at the box office, under the terms of a distribution arrangement, the Company recorded only its distribution fee as theatrical revenue. In turn, the Company’s home entertainment revenue of $579.8 million decreased $82.9 million, or 12.5%, in fiscal 2016, as compared to fiscal 2015. The decrease was primarily driven by the performance of the Company’s feature film titles released on packaged media from its fiscal 2016 and fiscal 2015 theatrical slates in fiscal 2016, compared to the revenue from the titles released on packaged media from the Company’s fiscal 2015 and fiscal 2014 theatrical slates in fiscal 2015. In particular, significant home entertainment revenues were generated in fiscal 2015 from The Hunger Games: Mockingjay - Part 1 and Divergent, which compared to lower home entertainment revenues generated in fiscal 2016 from The Hunger Games: Mockingjay - Part 2 and The Divergent Series: Insurgent. Additionally, the Company’s managed brands segment decreased $12.5 million, driven by lower packaged media revenue and slightly offset by increased digital media revenue in fiscal 2016, as compared to fiscal 2015.

However, record television production segment revenue of $669.9 million in fiscal 2016 increased from $579.5 million in the prior year quarter. Indeed, gross segment contribution margins in the Company’s television business continued their growth trajectory in the year improving to 15.5% from 9.5%. Within the Company’s television production segment, domestic television revenue increased slightly in fiscal 2016, as compared to fiscal 2015, primarily due to television revenue in fiscal 2016 of $52.5 million from the November 12, 2015 acquisition of Pilgrim Studios, which was mostly offset by a decrease in revenue driven by fewer television episodes delivered in fiscal 2016, as compared to fiscal 2015, and in particular, significant revenue in fiscal 2015 from Mad Men - Season 7. Additionally, international revenue in fiscal 2016 increased to $190.2 million from $112.4 million, primarily driven by a significant contribution of revenue from Orange Is The New Black (Seasons 1, 2, 3 & 4), and to a lesser extent, contributions from Blue Mountain State (Seasons 1, 2 & 3) and The Royals (Seasons 1 & 2) in fiscal 2016, partially offset by decreases in revenues from Anger Management and Mad Men.

Based on the factors listed above, the Compensation Committee determined that not only Messrs. Feltheimer and Burns, but the top 100 executives of the Company, including all Named Executive Officers, would be awarded 50% for the corporate performance measure for fiscal 2016.

62    Lions Gate 2016 Proxy Statement

Next, the Compensation Committee reviewed both Messrs. Feltheimer’s and Burns’ divisional performances as well as their individual performances for fiscal 2016. The Compensation Committee believed that it was appropriate to combine such measures for Messrs. Feltheimer and Burns as the roles of Chief Executive Officer and Vice Chairman oversee all divisions within the Company, including the Company’s theatrical production, theatrical distribution, television, home entertainment, marketing, international distribution, legal and finance. In doing so, the Compensation Committee considered the contributions of Messrs. Feltheimer and Burns to the following achievements during fiscal 2016 and the beginning of fiscal 2017:

•	In May 2016, the Company entering into a partnership to launch Globalgate Entertainment, a consortium of leading international producers, distributors and co-financing partners who will identify and provide priority access to intellectual property for production as local-language films in territories worldwide;

•	In April 2016, the Company entering into an output agreement with FOX Networks Group (FNG) Latin America, through which the Company will supply a lineup of its premium first-run and library films for FNG’s pay television and basic cable channels across Latin America;

•	In April 2016, the Company forming a partnership with Vale Corporation under which the Company would become one of the first major studios to license films to Valve’s popular Steam digital distribution platform;

•	In March 2016, the Company forming a partnership with Kevin Hart and his company, Hartbeat Digital, to launch a new video-on-demand service, Laugh Out Loud, and create a new social adventure mobile tablet game;

•	In February 2016, the Company signing a strategic partnership with Hong Kong-based mobile entertainment company Fifth Journey to develop mobile games, interactive entertainment and virtual reality experiences based on the Company’s film properties;

•	In January 2016, the Company entering into a multi-faceted production and distribution agreement with New Regency, a diversified film and television production company with one of the leading film brands in the world;

•	In January 2016, the renewal of the nationally syndicated The Wendy Williams Show through the 2019-20 television season on the FOX Television Stations;

•	In December 2015, the Company entering into an exclusive long-term agreement with Discovery Communications to distribute programming from Discovery’s network portfolio across packaged media platforms in the United States;

•	In December 2015, Lionsgate UK, the Company’s wholly-owned subsidiary, acquiring a 25% equity stake in Kindle Entertainment, an award-winning British independent television and film production company;

•	In November 2015, Liberty Global plc and Discovery Communications, Inc. purchasing an aggregate of 10,000,000 common shares of the Company;

•	In November 2015, the appointment of Mike T. Fries, Chief Executive Officer, President and Vice Chairman of the Board of Directors of Liberty Global, to the Board;

•	In November 2015, the appointment of David M. Zaslav, President, Chief Executive Officer and a common stock director of Discovery Communications, to the Board;

•	In November 2015, the Company entering into separate commercial agreements with Liberty Global and Discovery Communications providing for a preferred partner relationship with the Company with respect to licensing rights for certain theatrical and television content across their markets;

•	In November 2015, the Company making a strategic investment in Pilgrim Studios, one of the world’s leading producers of unscripted television programming;

•	In November 2015, the Company amending its Third Amended and Restated Credit, Security, Guaranty and Pledge Agreement to reflecting modification of certain covenants to, among other things, increase the investment and restricted payment capacity available to the Company subject to the Company’s compliance with a secured debt ratio test;

•	In October 2015, the renewal of Casual on Hulu for a second season;

Lions Gate 2016 Proxy Statement    63

•	In October 2015, the Company entering into a long-term output deal for a number of high-profile of the Company’s and third-party feature films with China’s largest comprehensive online video platform iQIYI;

•	In October 2015, the Company forming a global television distribution pact with Skydance, a diversified media company that creates event-level entertainment for global audiences, through a newly-created label Skydance International;

•	In May 2015, the Company entering into an Incremental Facility Agreement and Amendment to the Company’s Second Lien Credit and Guarantee Agreement dated as of March 17, 2015, to provide for incremental term loans in an aggregate principal amount of $25,000,000 (bringing the total amount of term loans under the credit agreement to $400,000,000) (the “Incremental Facility”);

•	In April 2015, the Company extending its long-term partnership with Emmett/Furla Films for another ten movies;

•	In March 2015, the Company redeeming the remaining outstanding principal amount of the Company’s 3.625% Convertible Senior Subordinated Notes (the “3.625% Notes”);

•	In March 2015, the Company closing an exchange agreement with certain affiliates of Dr. Malone to acquire certain shares of common stock of Starz in exchange for the Company’s common shares (the “Exchange Agreement”);

•	The Company’s continuing its investment and expansion into its Global Franchise Management and Strategic Partnership division, which broadly covers all theatrical and television promotions and branded partnerships, licensed consumer products and location-based entertainment initiatives;

•	The Company’s continuing its investment and expansion into its Interactive Ventures and Games division, which develops its digital investment strategy as well as the operational initiatives for both the Company’s and third party intellectual property for traditional and digital media adaptation through, among other things, the production and global distribution of multi-platform games, the licensing of content for games and mobile devices, and development of branded online services and experiences including virtual and augmented reality;

•	The Company declaring quarterly cash dividends of seven cents ($0.07) per common share (paid on May 22, 2015 and August 7, 2015) and nine cents ($0.09) per common share (paid on November 10, 2015 and February 5, 2016); and

•	The Company earning numerous Academy Award ®, Emmy Award ®, Golden Globe ®, and other recognitions, nominations and wins for its various films and television programs during the fiscal year.

Based on the factors listed above, the Compensation Committee determined that Messrs. Feltheimer and Burns would be awarded 75% for each of the divisional and individual performance measures for fiscal 2016.

Accordingly, in May 2016, after consideration of Pay Governance’s Historical Total Executive Pay analysis and in light of all of the performance achievements described above in this section, the Compensation Committee approved the following for fiscal 2016 (which amounts reflect approximately 66.66% of each executive’s fiscal 2015 bonus):

(i)	For Mr. Feltheimer, the grant of a number of common shares of the Company with a value equal to $5.4 million (vesting immediately upon grant); and

(ii)	For Mr. Burns, the grant of a number of common shares of the Company with a value equal to $4.67 million (vesting immediately upon grant).

64    Lions Gate 2016 Proxy Statement

As noted above, the Compensation Committee determined that it would be appropriate for the entire portion of each executive’s bonus to be paid in equity to further align the executive’s interests with those of our shareholders.

James W. Barge.    Mr. Barge’s bonus for fiscal 2016 was determined as a percentage of Mr. Barge’s 2015 incentive bonus based on the Compensation Committee’s assessment of the criteria listed above, as well as Mr. Feltheimer’s recommendations based on his subjective assessment of Mr. Barge’s performance, during the fiscal year.

Name	Fiscal 15 Bonus	Corporate Performance (%)	Divisional Performance (%)	Individual Performance (%)	Total % Average	Fiscal 16 Bonus
James W. Barge	$900,000	50.0%	133%	150%	111%	$1,000,000

First, as discussed above, the Compensation Committee determined that all Named Executive Officers would be awarded only 50% for the corporate performance measure for fiscal 2016.

Next, the Compensation Committee reviewed Mr. Barge’s divisional performance in fiscal 2016, which, as the Company’s Chief Financial Officer, includes the Company’s finance, accounting, tax, information technology and investor relations departments. In assessing Mr. Barge’s divisional performance during fiscal 2016, the Compensation Committee noted the following:

•	In November 2015, Liberty Global plc and Discovery Communications, Inc. purchasing an aggregate of 10,000,000 common shares of the Company;

•	In November 2015, the Company making a strategic investment in Pilgrim Studios;

•	In March 2015, the Company closing the Exchange Agreement;

•	In March 2015, the Company redeeming the remaining outstanding principal amount of the 3.625% Notes;

•	The Company declaring quarterly cash dividends of seven cents ($0.07) per common share (paid on May 22, 2015 and August 7, 2015) and nine cents ($0.09) per common share (paid on November 10, 2015 and February 5, 2016);

•	The successful relocation of the Company’s international sales and distribution organization to the United Kingdom;

•	The consummation of various single picture financing loans throughout fiscal 2016;

•	The continued consolidation and integration of the Company’s various joint ventures and equity interests into the Company’s business operations; and

•	The timely and efficient completion and filing of the Company’s Quarterly Reports on Forms 10-Q and Annual Report on Form 10-K for fiscal 2016.

Based on the factors listed above, the Compensation Committee determined that Mr. Barge would be awarded 133% for the divisional performance measure for fiscal 2016.

Next, the Compensation Committee reviewed Mr. Barge’s individual performance in fiscal 2016. In assessing such performance, the Compensation Committee noted the following:

•	In November 2015, the Company amending its Third Amended and Restated Credit, Security, Guaranty and Pledge Agreement;

•	In May 2015, the Company entering into the Incremental Facility Agreement;

•	The Company’s continuing implementation of certain business and financing strategies in and among its operations in the various tax jurisdictions in which it operates in fiscal 2016;

•	The maintenance of the Company’s share repurchase plan;

•	Providing effective investor relations support, including continued and effective communications with the Company’s investors and analysts; and

Lions Gate 2016 Proxy Statement    65

•	The management of the Company’s operating plan in fiscal 2016.

Based on the factors listed above, the Compensation Committee determined that Mr. Barge would be awarded 150% for the individual performance measure for fiscal 2016.

Accordingly, in May 2016, after consideration of Pay Governance’s analysis and in light of all of the performance achievements described above in this section, the Compensation Committee approved for Mr. Barge for fiscal 2016, the grant of a number of common shares of the Company with a value equal to $1,000,000 (vesting immediately upon grant), which amount reflects approximately 111% of Mr. Barge’s fiscal 2015 bonus.

As noted above, the Compensation Committee determined that it would be appropriate for the entire portion of Mr. Barge’s bonus to be paid in equity to further align Mr. Barge’s interests with those of our shareholders.

Steven Beeks.    Mr. Beeks’ bonus for fiscal 2016 was determined as a percentage of Mr. Beeks’ 2015 incentive bonus based on the Compensation Committee’s assessment of the criteria listed above, as well as Mr. Feltheimer’s recommendations based on his subjective assessment of Mr. Beeks’ performance, during the fiscal year.

Name	Fiscal 15 Bonus	Corporate Performance (%)	Divisional Performance (%)	Individual Performance (%)	Total % Average	Fiscal 16 Bonus
Steven Beeks	$742,500	50%	50%	81.8%	60.6%	$450,000

First, as discussed above, the Compensation Committee determined that all Named Executive Officers would be awarded only 50% for the corporate performance measure for fiscal 2016.

Next, the Compensation Committee reviewed Mr. Beeks’ divisional performance in fiscal 2016, which, as the Company’s Co-Chief Operating Officer and President, Motion Picture Group, includes the Company’s motion picture, home entertainment and television sales/distribution departments. In assessing Mr. Beeks’ divisional performance during fiscal 2016, the Compensation Committee noted that the Company’s theatrical revenue of $314.1 million decreased $39.9 million, or 11.3%, in fiscal 2016, as compared to fiscal 2015, the Company’s home entertainment revenue of $579.8 million decreased $82.9 million, or 12.5%, in fiscal 2016, as compared to fiscal 2015 and the Company’s motion pictures television revenue decreased in fiscal 2016 as compared to fiscal 2015. However, the Company’s international motion pictures revenue increased in fiscal 2016 as compared to fiscal 2015, primarily driven by the Company’s feature films, and in particular, a higher contribution from the Company’s fiscal 2016 theatrical slate in the current fiscal year as compared to the revenue generated by the Company’s fiscal 2015 theatrical slate in the prior fiscal year, due to a greater number of titles generating revenue. The Compensation Committee also noted the following:

•	The success of the Company’s managed brands division (i.e., direct-to-DVD motion pictures, acquired and licensed brands, third-party library product and ancillary-driven platform theatrical releases), included releases through the Company’s specialty films distribution labels, Lionsgate Premiere, and through CodeBlack films, and with the Company’s equity method investee, Roadside Attractions, which theatrical revenue increased to $11.5 million, or 35.3%, in fiscal 2016, as compared to $8.5 million in fiscal 2015;

•	In calendar 2015, the Company having an approximate 10% market share for home entertainment (packaged media, video-on-demand and digital combined) making the Company the number five studio in market share overall;

66    Lions Gate 2016 Proxy Statement

•	The Company maintaining a box office-to-home entertainment conversion rate of approximately 5% above that of the industry average in calendar 2015;

•	In fiscal 2016, four of the Company’s theatrical releases debuted at number one on DVD and Blu-ray - The Divergent Series: Insurgent (which held the number one spot for two weeks), The Hunger Games: Mockingjay - Part 2, The Last Witch Hunter and Sicario;

•	In December 2015, the Company entering into an exclusive long-term agreement with Discovery Communications to distribute programming from Discovery’s network portfolio across packaged media platforms in the United States;

•	In December 2015, Lionsgate UK, the Company’s wholly-owned subsidiary, acquiring a 25% equity stake in Kindle Entertainment;

•	In November 2015, the Company entering into separate commercial agreements with Liberty Global and Discovery Communications providing for a preferred partner relationship with the Company with respect to licensing rights for certain theatrical and television content across their markets;

•	In June 2015, the Company acquiring all U.S., Canadian and UK distribution rights to Tele Munchen Group’s The von Trapp Family — A Life of Music; and

•	In June 2015, the Company entering into an amendment with Twentieth Century Fox Home Entertainment. Inc. with respect to video distribution services.

Based on the factors listed above, the Compensation Committee determined that Mr. Beeks would be awarded 50% for the divisional performance measure for fiscal 2016.

In assessing Mr. Beeks’ individual performance during fiscal 2016, the Compensation Committee noted Mr. Beeks’ contribution to, among other things, the following:

•	In February 2016, the Company acquiring the rights to the Magic Tree House book series, based on the adventures chronicled in the 54-volume Magic Tree House collection, one of the most beloved and recognizable children’s brands in the world;

•	In January 2016, the Company entering into a multi-faceted production and distribution agreement with New Regency;

•	In November 2015, the Company entering into a multi picture output arrangement with StudioCanal;

•	In July 2015, the Company partnering with Hasbro to bring the iconic game Monopoly for theatrical release;

•	The successful strategic management of Pantelion Films (the Company’s joint venture with Videocine, an affiliate of Televisa); and

•	The successful management of the day-to-day functioning of the Company’s home entertainment group.

Based on the factors listed above, the Compensation Committee determined that Mr. Beeks would be awarded 81.8% for the individual performance measure for fiscal 2016.

Accordingly, in May 2016, after consideration of Pay Governance’s analysis and in light of all of the performance achievements described above in this section, the Compensation Committee approved for Mr. Beeks for fiscal 2016, the grant of a number of common shares of the Company with a value equal to $450,000 (vesting immediately upon grant), which amount reflects approximately 60.6% of Mr. Beeks’ fiscal 2015 bonus.

Lions Gate 2016 Proxy Statement    67

As noted above, the Compensation Committee determined that it would be appropriate for the entire portion of Mr. Beeks’ bonus to be paid in equity to further align Mr. Beeks’ interests with those of our shareholders.

Brian Goldsmith.    Mr. Goldsmith’s bonus for fiscal 2016 was determined as a percentage of Mr. Goldsmith’s 2015 incentive bonus based on the Compensation Committee’s assessment of the criteria listed above, as well as Mr. Feltheimer’s recommendations based on his subjective assessment of Mr. Goldsmith’s performance, during the fiscal year.

Name	Fiscal 15 Bonus	Corporate Performance (%)	Divisional Performance (%)	Individual Performance (%)	Total % Average	Fiscal 16 Bonus
Brian Goldsmith	$742,500	50%	100%	100%	83.33%	$618,875

First, as discussed above, the Compensation Committee determined that all Named Executive Officers would be awarded only 50% for the corporate performance measure for fiscal 2016.

Next, the Compensation Committee reviewed Mr. Goldsmith’s divisional performance in fiscal 2016, which, as the Company’s Co-Chief Operating Officer, includes the Company’s corporate development and joint venture/partnerships/channels departments. In assessing Mr. Goldsmith’s divisional performance during fiscal 2016, the Compensation Committee noted the following:

•	In November 2015, the Company amending its Third Amended and Restated Credit, Security, Guaranty and Pledge Agreement;

•	In November 2015, the Company making a strategic investment in Pilgrim Studios;

•	In May 2015, the Company entering into the Incremental Facility Agreement;

•	In April 2015, the Company partnering with Comic-Con International: San Diego on a subscription video-on-demand service;

•	In March 2015, the Company redeeming the remaining outstanding principal amount of the 3.625% Notes; and

•	Assisting in the Company’s continuing investment and expansion into its Interactive Ventures and Games division, including partnering with International Game Technology, Alcon Entertainment and Starbreeze, Animoca, Fifth Journey and Flashman Games on various projects in fiscal 2016.

Based on the factors listed above, the Compensation Committee determined that Mr. Goldsmith would be awarded 100% for the divisional performance measure for fiscal 2016.

In assessing Mr. Goldsmith’s individual performance during fiscal 2016, the Compensation Committee noted Mr. Goldsmith’s contribution to, among other things, the following:

•	In May 2016, the Company entering into a partnership to launch Globalgate Entertainment, a consortium of leading international producers, distributors and co-financing partners who will identify and provide priority access to intellectual property for production as local-language films in territories worldwide;

•	In November 2015, Liberty Global plc and Discovery Communications, Inc. purchasing an aggregate of 10,000,000 common shares of the Company;

•	In November 2015, the Company entering into separate commercial agreements with Liberty Global and Discovery Communications providing for a preferred partner relationship with the Company with respect to licensing rights for certain theatrical and television content across their markets;

•	In March 2015, the Company closing the Exchange Agreement;

•	In March 2016, the Company finalizing an investment in MovieFriends, LLC (“Atom Tickets”), a theatrical movie discovery service;

•	The negotiation and consummation of various production loans throughout fiscal 2016;

•	The successful management of the Company’s joint ventures, including EPIX, Pop (the Company’s joint venture with CBS) and Celestial Tiger Entertainment Limited (the Company’s joint venture with Saban Capital Group and Celestial Pictures, a company wholly-owned by Astro Malaysia Holdings);

•	Successfully managing the Company’s businesses in China and India; and

•	Successfully managing the day-to-day functioning of the Company’s corporate development group.

68    Lions Gate 2016 Proxy Statement

Based on the factors listed above, the Compensation Committee determined that Mr. Goldsmith would be awarded 100% for the individual performance measure for fiscal 2016.

Accordingly, in May 2016, after consideration of Pay Governance’s analysis and in light of all of the performance achievements described above in this section, the Compensation Committee approved for Mr. Goldsmith for fiscal 2016, the grant of a number of common shares of the Company with a value equal to $618,875 vesting immediately upon grant), which amount reflects approximately 83.33% of Mr. Goldsmith’s fiscal 2015 bonus.

As noted above, the Compensation Committee determined that it would be appropriate for the entire portion of Mr. Goldsmith’s bonus to be paid in equity to further align Mr. Goldsmith’s interests with those of our shareholders.

Reporting of Bonuses in Compensation Tables.    Under SEC rules, the portion of each Named Executive Officer’s bonus that is awarded in cash is reported in the tables below as compensation for the fiscal year in which the bonus is earned, whereas the portion of each Named Executive Officer’s bonus that is awarded in the form of an equity grant is reported in the tables below as compensation for the fiscal year in which the grant date (as determined for accounting purposes) occurs. Accordingly, each of the bonuses for the Named Executive Officers described above awarded in the form of an equity grant will be reported as compensation for fiscal 2017 in the compensation tables that appear in next year’s proxy statement (assuming the executive continues to be a Named Executive Officer). Additionally, as described in last year’s proxy statement and in the tables below, the portion of the bonuses awarded to the Named Executive Officers in the form of equity in April and May 2015 described in the Company’s 2015 proxy statement are reported as compensation for fiscal 2016 in the Summary Compensation table and related compensation tables below.

Long-term Incentive Awards

The Company believes that providing a meaningful equity stake in our business is essential to create compensation opportunities that can compete with entrepreneurial employment alternatives. In addition, the Company believes that ownership shapes behavior, and that by providing compensation in the form of equity awards, we align the executive’s incentives with our shareholders’ interests in a manner that we believe drives superior performance over time. Therefore, we have historically made periodic grants of stock options, restricted share units and SARs to provide further incentives to our executives to increase shareholder value. The Compensation Committee bases its award grants to executives each year on a number of factors, including:

•	The executive’s position with the Company and total compensation package;

•	The executive’s performance of his or her individual responsibilities;

•	The equity participation levels of comparable executives at peer companies; and

•	The executive’s contribution to the success of the Company’s financial performance.

Award grants to the Named Executive Officers are generally made by the Compensation Committee in connection with the executive’s entering into a new employment agreement with the Company. As noted above, the equity grants provided in each executive’s employment agreement are intended to provide incentives for the entire term of the agreement, and the Company typically does not grant equity-based awards to its executive officers at any other time. The Company has, however, granted equity-based awards in recent years to certain executive officers as part of their annual bonus and retains discretion to grant equity awards to its executives from time to time as the Compensation Committee may determine.

Stock Options.    A stock option is the right to purchase common shares of the Company at a future date at a specified price per share. The Company grants stock options to the Named Executive Officers with an exercise

Lions Gate 2016 Proxy Statement    69

price that is equal to the closing price of our common shares on the date of grant. Thus, the Named Executive Officers will only realize value on their stock options if our shareholders realize value on their shares and, for that reason, the Compensation Committee considers all stock options to be performance-based awards. These stock options may be subject to time-based or performance-based vesting requirements. The stock options function as a retention incentive for our executives as the executive generally must remain employed with us through the vesting period and, in the case of performance-based options, provide an additional incentive to achieve performance goals considered important to the growth of the Company and the creation of value for our shareholders. The maximum term of an option is ten years from the date of grant.

In May 2015, the Compensation Committee approved a special grant of stock options to each of Messrs. Feltheimer, Burns, Barge, and Goldsmith. These options vest in equal annual installments over three years following the date of grant and have a maximum term of five years from the date of grant. This grant was approved in recognition of the Company’s strong fiscal performance in fiscal 2015 and the other contributions of each of these executives cited under the heading Annual Incentive Bonuses in the Company’s 2015 proxy statement.

Additionally, in connection with entering into employment agreements in fiscal 2016, the Compensation Committee approved time-based and performance-based stock option grants to Mr. Beeks and Mr. Goldsmith. For more information on these grants, please see the Employment Agreements section of this Compensation Discussion and Analysis above and the executive compensation tables and narratives that follow this Compensation Discussion and Analysis.

Share Appreciation Rights.    A share appreciation right (or SAR) is the right to receive payment of an amount equal to the excess of the fair market value of a common share on the date of exercise of the share appreciation right over the base price of the share appreciation right. The Company has in past years made a portion of its long-term incentive grants to the Named Executive Officers in the form of SARs. Upon exercise of a SAR, the holder receives a payment in cash or shares with a value equal to the excess, if any, of the fair market value of our common shares on the date of exercise of the SAR over the base price of the SAR. Because the base price of the SAR is equal to the closing price of our common shares on the grant date, SARs provide the same incentives as stock options because the holder will only realize value on their SARs if our share price increases after the date of grant. The SARs also function as a retention incentive for our executives as they vest ratably over a certain period after the date of grant. The maximum term of a share appreciation right is ten years from the date of grant.

The Company did not grant any SARs to the Named Executive Officers in fiscal 2016.

Restricted Share Units.    The Company also grants long-term incentive awards to the Named Executive Officers in the form of restricted share units that are subject to time-based vesting requirements. Awards of time-based restricted share units vest over a period of several years following the date of grant and, upon vesting, are paid in the Company’s common shares. Thus, the units are designed both to link executives’ interests with those of our shareholders as the units’ value is based on the value of the Company’s common shares and to provide a long-term retention incentive for the vesting period, as they generally have value regardless of stock price volatility.

The Company also grants long-term incentive awards to the Named Executive Officers in the form of restricted share units that are subject to performance-based vesting requirements. The performance unit awards cover multiple years, with a percentage of the units subject to the award becoming eligible to vest each year based on the Company’s and the individual’s actual performance during that year relative to performance goals established by the Compensation Committee. Before any performance-based restricted share unit is paid, the Compensation Committee must certify that the performance target or targets have been satisfied. The Compensation Committee has discretion to determine the performance target or targets and any other restrictions or other limitations of performance-based restricted share units and may reserve discretion to reduce payments below maximum award limits. Thus, the performance units are designed both to motivate executives to maximize the Company’s performance each year and to provide a long-term retention incentive for the entire period covered by the award.

As described above under Annual Incentive Bonuses, the Company awarded fiscal 2016 bonuses for each of the Named Executive Officers in the form of restricted share units that were fully vested upon grant. These awards were granted in early fiscal 2017, and, under SEC rules, will be reflected in future proxy statements as compensation for these executives for fiscal 2017 (the fiscal year in which the award was granted). As described

70    Lions Gate 2016 Proxy Statement

in last year’s proxy statement and in the compensation tables below, the Company also awarded a portion of the fiscal 2015 bonuses for each of the Named Executive Officers in the form of fully-vested restricted share units. These awards were granted in early fiscal 2016 and are reflected in the tables below as compensation for each executive for fiscal 2016.

Additionally, in connection with entering into employment agreements in fiscal 2016, the Compensation Committee approved the grant of time-based restricted share units and performance-based restricted share units to Messrs. Beeks and Goldsmith. For more information on these grants, please see the Employment Agreements section of this Compensation Discussion and Analysis above and the executive compensation tables and narratives that follow this Compensation Discussion and Analysis.

Vesting of Fiscal 2016 Performance-Based Awards.    In June 2015, the Compensation Committee approved a plan to provide the terms for the vesting of restricted share unit awards granted to certain of the Company’s executive officers that will vest based on the performance of the Company and the individual executive during all or a portion of the 2016 fiscal year (the “Performance-Based Restricted Share Unit Award Plan”). The Named Executive Officers participating in the plan were Messrs. Barge, Beeks and Goldsmith with respect to certain performance-based vesting grants that were made to each executive pursuant to their employment agreements. In each case, the executive was previously granted an award of restricted share units that would vest based on such Company and/or individual performance criteria determined by the Compensation Committee in consultation with Mr. Feltheimer for each of the 12-month performance periods covered by these awards (with a tranche of each award being allocated to each of the performance periods for that award). With respect to the portion of each executive’s award allocated to a 12-month performance period that coincided in part with fiscal 2016, the Compensation Committee established a target level of adjusted EBITDA for fiscal year 2016. The Compensation Committee selected adjusted EBITDA as the performance metric for the program for the reasons noted above for the Executive Bonus Plan. If the target level is not achieved, the performance-based restricted share units subject to that tranche will not vest. If the target level is achieved, the executive would be eligible to vest in the performance-based restricted share units subject to that tranche based on the corporate and individual performance measures determined by the Compensation Committee (provided that in no event will the tranche vest as to more than 100% of the units subject to that tranche). The Performance-Based Restricted Share Unit Award Plan provides that for a particular tranche of the award to vest, the executive generally must remain employed with the Company through the entire 12-month performance period, as well as the applicable time-based vesting date provided in the executive’s employment agreement, for that tranche (which in some cases may extend past the end of fiscal 2016). The structure of the Performance-Based Restricted Share Unit Award Plan is intended to include an objective performance component for these awards.

For fiscal 2016, the Compensation Committee determined that the portion of each executive’s award subject to the Performance-Based Restricted Share Unit Award Plan could vest as to a maximum of 100% of the units subject to that tranche if the Company achieved adjusted EBITDA of at least $227.5 million for fiscal 2016. The Company’s adjusted EBITDA in fiscal 2016 was $162.3 million, primarily due to the relative performance of the Company’s feature films in fiscal 2016 as described above. Accordingly, the target level under the Performance-Based Restricted Share Unit Plan was not achieved. However, as discussed above in connection with the Company’s fiscal 2016 bonuses, the Compensation Committee recognized that even though the Company’s overall financial performance did not reflect the Company’s expectations or the performance that it has consistently delivered in recent years, the Company’s overall operational performance, the performance of certain Company operating divisions, and individual achievements and contributions of certain executives generally contributed to positioning the Company for future growth. Accordingly, the Compensation Committee determined in its discretion that a portion of each executive’s performance award for fiscal 2016 should be eligible to vest, as determined by the committee on a case-by-case basis.

In addition to the performance-based restricted stock unit awards described above, Messrs. Barge, Beeks and Goldsmith were also previously granted stock options that were subject to performance-based vesting requirements. Like the performance unit awards granted to these executives, these performance-based options were also divided into annual tranches that are eligible to vest based on Company and individual performance during the applicable 12-month performance period. The Compensation Committee determined the vesting of the tranches of these executives’ performance options at the same time it determined the vesting of their performance unit awards, in each case, as noted below. Unlike the performance units, these performance options were not subject to the Adjusted EBITDA threshold described above.

Lions Gate 2016 Proxy Statement    71

James Barge.    In May 2016, the Compensation Committee determined the vesting of the fiscal 2016 tranche of a performance-based restricted share unit award and a performance-based stock option granted to Mr. Barge in September 2013. This tranche covered a total of 6,250 restricted share units and 43,750 options that were eligible to vest based on the Compensation Committee’s assessment of the Company’s and Mr. Barge’s performance during fiscal 2016. For these purposes, the Compensation Committee reviewed the Company’s corporate performance discussed above and also acknowledged the contributions of Mr. Barge cited above under the heading Annual Incentive Bonuses.

Accordingly, based on its review, the Compensation Committee approved the vesting of 90% of each of the performance-based restricted share units (i.e., 5,625 units) and performance options (i.e., 39,375 options) for Mr. Barge that were subject to the fiscal 2016 tranche of these awards. For accounting purposes, the grant date for the portions of these awards that related to fiscal 2016 performance did not occur until after the end of the performance period in May 2016 when the Compensation Committee evaluated performance and determined the portions of these awards that would vest. Under SEC rules, the value of equity awards is reported as compensation for the fiscal year in which the grant date (as determined for accounting purposes) occurs. Accordingly, these awards will be included in the tables below as compensation for Mr. Barge for fiscal 2017.

Steven Beeks.    In May 2016, the Compensation Committee determined the vesting of the fiscal 2016 tranche of a performance-based restricted share unit award and a performance-based stock option granted to Mr. Beeks in March 2015. This tranche covered a total of 22,223 restricted share units and 77,778 options that were eligible to vest based on the Compensation Committee’s assessment of the Company’s and Mr. Beeks’ performance during fiscal 2016. For these purposes, the Compensation Committee reviewed the Company’s corporate performance discussed above and also acknowledged the contributions of Mr. Beeks cited above under the heading Annual Incentive Bonuses.

Accordingly, based on its review, the Compensation Committee approved the vesting of 50% of each of the performance-based restricted share units (i.e., 11,112 units) and performance options (i.e., 38,889 options) for Mr. Beeks that were subject to the fiscal 2016 tranche of these awards. For accounting purposes, the grant date for the portions of these awards that related to fiscal 2016 performance did not occur until after the end of the performance period in May 2016 when the Compensation Committee evaluated performance and determined the portions of these awards that would vest. Under SEC rules, the value of equity awards is reported as compensation for the fiscal year in which the grant date (as determined for accounting purposes) occurs. Accordingly, these awards will be included in the tables below as compensation for Mr. Beeks for fiscal 2017.

Vesting of Fiscal 2015 Performance-Based Awards.    Similar to the plan described above for the fiscal 2016 tranches of the performance-based restricted stock unit awards, the Compensation Committee approved a plan in June 2014 pursuant to which the fiscal 2015 tranches of each of these awards would be eligible to vest only if a target level of adjusted EBITDA for fiscal 2015 were met. As disclosed in the Company’s proxy statement for the 2015 annual meeting, the Compensation Committee certified in May 2015 that the target level was achieved as the Company’s adjusted EBITDA for fiscal 2015 was exceeded the target level of $237.5 million. The Compensation Committee then assessed the performance of the Company and each executive for fiscal 2015 and determined that the fiscal 2015 tranche of each executive’s award would fully vest if the applicable service-based requirements were met.

In April 2015, the Compensation Committee determined the vesting of the fiscal 2015 tranche of a performance-based restricted share unit award and a performance-based stock option granted to Mr. Beeks in March 2012. This tranche covered a total of 50,000 restricted share units and 125,000 options that were eligible to vest based on the Compensation Committee’s assessment of the Company’s and Mr. Beeks’ performance during fiscal 2015. For these purposes, the Compensation Committee reviewed the Company’s financial performance during fiscal 2015 as described in the Executive Summary section of the Compensation Discussion and Analysis in the Company’s 2015 proxy statement and also acknowledged the contributions of Mr. Beeks cited above under the heading Annual Incentive Bonuses in the Company’s 2015 proxy statement. The Compensation Committee also noted that the Company’s motion picture segment revenue in the 2015 fiscal year was $1.82 billion, a decline of 17% compared to the prior year. Within the Company’s motion picture segment, theatrical revenue in the 2015 fiscal year was $354.0 million compared to $524.7 million in the 2014 fiscal year due to the smaller slate of wide release films. Accordingly, based on its review, the Compensation Committee approved the vesting of 45,000 restricted share units and 125,000 options for Mr. Beeks that were subject to the fiscal 2015 tranche of these awards. For accounting purposes, the grant date for the portions of these awards that related to fiscal 2015 performance did not occur until after the end of the performance period in April 2015 when the Compensation

72    Lions Gate 2016 Proxy Statement

Committee evaluated performance and determined the portions of these awards that would vest. Under SEC rules, the value of equity awards is reported as compensation for the fiscal year in which the grant date (as determined for accounting purposes) occurs. Accordingly, these awards are included in the tables below as compensation for Mr. Beeks for fiscal 2016.

Severance and Other Benefits upon Termination of Employment

The Company believes that severance protections, particularly in the context of a change in control transaction, can play a valuable role in attracting and retaining key executive officers. Accordingly, we provide such protections for the Named Executive Officers under their respective employment agreements. The Compensation Committee determines the level of severance benefits to provide a Named Executive Officer on a case-by-case basis, and, in general, we consider these severance protections an important part of an executive’s compensation and consistent with competitive practices.

As described in more detail under Potential Payments Upon Termination or Change in Control below, the Named Executive Officers would be entitled under their employment agreements to severance benefits in the event of a termination of employment by the Company “without cause” (and, in the case of Messrs. Feltheimer, Burns and Goldsmith, a termination by the executive for “good reason”), as such terms are defined in the executive’s employment agreement. The Company has determined that it is appropriate to provide these executives with severance benefits under these circumstances in light of their positions with the Company and as part of their overall compensation package. The severance benefits for these executives are generally determined as if they continued to remain employed by the Company through the remainder of the term covered by their employment agreement (or, in the case of Named Executive Officers other than Messrs. Feltheimer and Burns, either 50% of the remainder of the term or a specified number of months following termination).

The Company also believes that the occurrence, or potential occurrence, of a change in control transaction will create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage our executive officers to remain employed with the Company during an important time when their prospects for continued employment following the transaction are often uncertain, we provide certain Named Executive Officers with enhanced severance benefits if their employment is terminated by the Company “without cause” or, in certain cases, by the executive for “good reason” in connection with a change in control. We believe that such enhanced severance benefits the Company and the shareholders by incentivizing the executives to be receptive to potential transactions that are in the best interest of shareholders even if the executives face great personal uncertainty in the change in control context. The severance benefits for these executives are generally determined as if they continued to remain employed by the Company through the remainder of the term covered by their employment agreement (or, if greater, a specified number of months following termination).

As noted above, we do not provide any benefits to our Named Executive Officers that would be payable solely because a change in control occurs or any right to receive a gross-up payment for any parachute payment taxes that may be imposed in connection with a change in control.

Perquisites and Other Benefits

We provide certain Named Executive Officers with limited perquisites and other personal benefits, such as a car allowance, life insurance policy contributions and club membership dues that the Compensation Committee believes are reasonable and consistent with our overall compensation program, to better enable us to attract and retain superior employees for key positions. Additionally, we own an interest in an aircraft through a fractional ownership program for use related to film promotion and other corporate purposes. This enables our executive officers and other service providers to fly more efficiently and to conduct business in privacy while traveling. As we own an interest in and maintain this aircraft for business purposes, we believe it is reasonable to afford limited personal use of the aircraft consistent with regulations of the Internal Revenue Service, the SEC and the Federal Aviation Administration. Messrs. Feltheimer and Burns reimburse the Company for a substantial amount of the costs incurred for their limited personal use of the aircraft. All of these perquisites are reflected in the All Other Compensation column of the Summary Compensation table and the accompanying footnotes below.

Policy with Respect to Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows public companies a tax deduction for compensation in excess of $1,000,000 paid to their chief executive officers and certain other

Lions Gate 2016 Proxy Statement    73

executive officers unless certain performance and other requirements are met. Although our intent generally is to design and administer our executive compensation program in a manner that will preserve the deductibility of compensation paid to our executive officers, we reserve the right to design programs that recognize a full range of factors and performance criteria important to our success, even where the compensation paid under such programs may not be deductible. In any case, there can be no assurance that the compensation intended to qualify for deductibility under Section 162(m) awarded or paid by the Company will be fully deductible. The Compensation Committee will continue to monitor the tax and other consequences of our executive compensation program as part of its primary objective of ensuring that compensation paid to our executive officers is reasonable, performance-based and consistent with the goals of the Company and its shareholders.

Compensation Committee Report On Executive Compensation

The following Report of the Compensation Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any of our other filings under the Securities Act or the Exchange Act, except to the extent we specifically incorporate the report by reference in that filing.

The Compensation Committee has certain duties and powers as described in its charter. The Compensation Committee is currently composed of the three Non-Employee Directors named at the end of this report, each of whom the Board has determined is independent as defined by the NYSE listing standards. The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this report. Based upon this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis section be included in this proxy statement to be filed with the SEC.

Compensation Committee of the Board of Directors

Arthur Evrensel (Chairman)

Mark H. Rachesky, M.D.

Daryl Simm

74    Lions Gate 2016 Proxy Statement

COMPANY’S COMPENSATION POLICIES AND RISK MANAGEMENT

The Compensation Committee has reviewed the design and operation of the Company’s current compensation structures and policies as they pertain to risk and has determined that the Company’s compensation programs do not create or encourage the taking of risks that are reasonably likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2016, the Compensation Committee consisted of Mr. Evrensel, Mr. Simm and Dr. Rachesky. No member who served on the Compensation Committee at any time during fiscal 2016 is or has been a former or current executive officer of the Company, had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions (other than certain transactions relating to investment funds affiliated with Dr. Rachesky as set forth under Certain Relationships and Related Transactions below). None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of the Compensation Committee during fiscal 2016.

EXECUTIVE COMPENSATION INFORMATION

Summary Compensation Table

The Summary Compensation table below quantifies the value of the different forms of compensation earned by or awarded to the Named Executive Officers for fiscal 2016. The primary elements of each Named Executive Officer’s total compensation reported in the table are base salary, an annual bonus, and long-term equity incentives consisting of stock options and restricted share units. The Named Executive Officers also received the other benefits listed in column (i) of the Summary Compensation table, as further described in footnote 3 to the table.

The Summary Compensation table should be read in conjunction with the tables and narrative descriptions that follow. The Grants of Plan-Based Awards table, and the accompanying description of the material terms of equity awards granted in fiscal 2016, provide information regarding the long-term equity incentives awarded to the Named Executive Officers in fiscal 2016. The Outstanding Equity Awards at Fiscal 2016 Year-End and Option Exercises and Stock Vested tables provide further information on the Named Executive Officers’ potential realizable value and actual value realized with respect to their equity awards.

Lions Gate 2016 Proxy Statement    75

Summary Compensation — Fiscal 2014, 2015 and 2016

Name and Principal Position (a)	Fiscal Year (b)	Salary ($) (c)	Bonus ($)(1) (d)	Stock Awards ($)(2) (e)	Option Awards ($)(2) (f)	Non-Equity Incentive Plan Compensation ($)(1) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($)(3) (i)	Total ($) (j)
Jon Feltheimer*	2016	1,500,000	0	4,050,002	5,288,400	0	0	95,113	10,933,515
Chief Executive Officer	2015	1,500,000	0	1,000,000	0	4,050,000	0	220,311	6,770,311
	2014	1,465,428	0	14,402,803	41,513,029	8,750,000	0	197,201	66,328,461	*

Michael Burns	2016	1,000,000	0	4,999,987	5,288,400	0	0	221,866	11,510,253
Vice Chairman	2015	1,000,000	0	4,500,000	0	3,000,000	0	146,965	8,646,965
	2014	1,000,000	0	3,000,000	0	4,400,000	0	78,205	8,478,205

James W. Barge	2016	837,500	0	449,996	382,750	0	0	4,470	1,674,716
Chief Financial Officer	2015	812,500	0	1,212,000	719,637	450,000	0	2,921	3,197,058
	2014	381,538	1,100,000	936,250	2,597,054	0	0	477	5,015,319

Steven Beeks	2016	950,000	0	2,811,616	3,418,569	0	0	4,470	7,184,655	*
Co-Chief Operating	2015	900,000	0	1,285,500	1,665,285	371,250	0	2,921	4,224,956
Officer and Co-President,	2014	900,000	0	0	0	825,000	0	3,657	1,728,657
Motion Picture Group

Brian Goldsmith*	2016	825,000	0	2,499,743	1,666,518	0	0	4,470	4,495,731	*
Co-Chief Operating Officer	2015	750,000	0	1,490,750	1,280,850	371,250	0	2,921	3,895,771
	2014	750,000	0	936,500	989,490	825,000	0	2,932	3,503,992

*	Because the Company entered into new employment agreements with Mr. Feltheimer during fiscal 2014 and Messrs. Beeks and Goldsmith during fiscal 2016, respectively, the compensation for these executives reported in the table for such fiscal years was significantly higher than the compensation reported for the other fiscal years covered by the table.

(1)	For a description of the performance criteria and other factors used to determine the bonus amounts for fiscal 2016, see Compensation Discussion and Analysis above and the description of each Named Executive Officer’s employment agreement with the Company under Description of Employment Agreements below. As noted above, in accordance with SEC rules: the portion of the fiscal 2014 bonuses for Messrs. Feltheimer and Burns that the Compensation Committee determined early in fiscal 2015 would be paid in the form of an equity award are reported as compensation for fiscal 2015; the portion of the fiscal 2015 bonuses for each Named Executive Officer that the Compensation Committee determined after the end of fiscal 2015 would be paid in the form of an equity award are reported as compensation for fiscal 2016; and the fiscal 2016 bonuses for each Named Executive Officer that the Compensation Committee determined after the end of fiscal 2016 would be paid in the form of an equity award will be reported as compensation for fiscal 2017.

(2)	The amounts reported in columns (e) and (f) reflect the fair value of these awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of the Company’s financial statements. Under SEC rules, the entire grant date value of these awards is reported as compensation for the Named Executive Officer for the fiscal year in which the award was granted. Accordingly, these columns include amounts for awards that have not yet vested and for which the executive may not have realized any financial benefit. For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, see the discussion of stock awards and option awards contained in Note 13 to the Company’s Audited Consolidated Financial Statements, included as part of the Company’s 2016 Annual Reports filed on Form 10-K filed with the SEC on May 25, 2016. As described in the Compensation Discussion and Analysis above under Long-Term Incentive Awards, the Compensation Committee approved certain grants of options and/or restricted stock units to Messrs. Barge, Beeks and Goldsmith that would vest based on such Company and/or individual performance criteria determined by the Compensation Committee in consultation with Mr. Feltheimer for each of the 12-month performance periods covered by these awards (with a tranche of each award being allocated to each of the performance periods for that award). The grant date for accounting purposes for each portion of the award occurs at the end of the applicable performance period when it is determined whether the performance criteria applicable to that portion of the award have been met. Under SEC rules, the value of equity awards is reported as compensation for the fiscal year in which the grant date (as determined for accounting purposes) occurs. Accordingly, to the extent the Compensation Committee’s determined during fiscal 2016 the performance level achieved for a particular performance period under the award, the portion of the award that relates to that performance period is reported as compensation for fiscal 2016, and to the extent the Compensation Committee’s determines during fiscal 2017 the performance level achieved for a particular performance period under the award, the portion of the award that relates to that performance period will be reported in the executive compensation tables in next year’s proxy as compensation for fiscal 2017.

76    Lions Gate 2016 Proxy Statement

(3)	The following table outlines the amounts included in All Other Compensation in column (i) of the Summary Compensation table for the Named Executive Officers in fiscal 2016:

Name	Year	401(k) Contribution	Term Life Insurance Premiums	Automobile Allowance	Miscellaneous	Tax Payments for Disability Benefits	Total
			(a)		(b)
Jon Feltheimer	2016	$2,500	$1,200	—	$90,643	$770	$95,113
Michael Burns	2016	$2,500	$1,200	$13,332	$204,064	$770	$221,866
James W. Barge	2016	$2,500	$1,200	—	—	$770	$4,470
Steven Beeks	2016	$2,500	$1,200	—	—	$770	$4,470
Brian Goldsmith	2016	$2,500	$1,200	—	—	$770	$4,470

(a)	The Company is not the beneficiary of the life insurance policies, and the premiums that the Company pays are taxable as income to the applicable officer. This insurance is not split-dollar life insurance.

(b)	For Mr. Feltheimer, the amount in this column for fiscal 2016 includes $18,761 in club membership dues and $71,882 in incremental costs for the personal use of the Company-leased aircraft (net of approximately $28,650 reimbursed to the Company by Mr. Feltheimer). For Mr. Burns, the amount in this column for fiscal 2016 includes $204,064 in incremental costs for the personal use of the Company-leased aircraft (net of approximately $50,850 reimbursed to the Company by Mr. Burns). Personal use of the aircraft is valued using an incremental cost method that takes into account variable cost per flight hour, as well as other direct operating costs to the Company, including fuel costs, crew fees and travel expenses, trip-related repairs and maintenance, landing fees and other direct operating costs. Incremental costs do not include certain fixed costs that do not change based on usage (e.g., maintenance not related to personal trips, flight crew salaries and depreciation).

Description of Employment Agreements

We have entered into employment agreements with each of the Named Executive Officers. These employment agreements are briefly described below. Provisions of these agreements relating to post-termination of employment benefits are discussed below under Potential Payments Upon Termination or Change in Control.

Jon Feltheimer.    We entered into an employment agreement with Mr. Feltheimer effective May 22, 2013. The agreement provides that Mr. Feltheimer will serve as our Chief Executive Officer for a term that ends May 22, 2018. Pursuant to the agreement, Mr. Feltheimer will receive an annual base salary of $1,500,000 and will be eligible to receive an annual performance bonus based on such performance criteria as established by the Compensation Committee, with the target bonus being 100% of his base salary. Any portion of Mr. Feltheimer’s annual bonus that exceeds $1,500,000 for a particular year may be paid to him in the form of fully vested common shares of the Company. Pursuant to the agreement, Mr. Feltheimer was also granted in May 2013 an option to purchase 2,000,000 of the Company’s common shares and an award of 200,000 of the Company’s restricted stock units, and in January 2014, Mr. Feltheimer was granted an option to purchase 1,250,000 of the Company’s common shares and an award of 94,971 restricted stock units. Each of these awards is scheduled to vest in four annual installments, with the first such installment vesting May 23, 2014. The agreement also provides for Mr. Feltheimer to participate in the Company’s usual benefit programs for executives at his level, as well as Company-provided life and disability insurance coverage, reasonable club membership dues and limited use of the Company’s private aircraft.

Michael Burns.    We entered into an employment agreement with Mr. Burns effective October 30, 2012. The agreement provides that Mr. Burns will serve as our Vice Chairman for a term that ends October 30, 2017. Pursuant to the agreement, Mr. Burns will receive an annual base salary of $1,000,000, and was granted an option to purchase 1,857,143 of the Company’s common shares and an award of 130,000 of the Company’s restricted stock units. Each of these awards is scheduled to vest in four annual installments, with the first such installment vesting October 30, 2013. Mr. Burns is also eligible to receive an annual performance bonus at the discretion of the Compensation Committee, with the target bonus being 50% of his base salary. Any portion of Mr. Burns’ annual bonus that exceeds $1,500,000 million for a particular year (and, at Mr. Burns’ election, 50% of any annual bonus he is awarded up $1,500,000 million) will be paid to him in the form of either an award of the Company’s common shares or an option to purchase the Company’s common shares, as determined by the Compensation Committee (any such award to be fully vested on grant and the number of shares subject to such

Lions Gate 2016 Proxy Statement    77

award to be determined based on the Company’s then-current stock price and, in the case of an option, the assumptions then used to value stock options for purposes of the Company’s financial reporting). Mr. Burns also has the right to receive, on November 3, 2012 and on each three (3) month anniversary thereafter that occurs during the term of the agreement, a number of the Company’s common shares equivalent to $187,500, calculated using the closing price of the shares on the last trading day immediately prior to the respective quarterly issuance date. The agreement also provides for Mr. Burns to participate in the Company’s usual benefit programs for executives at his level, as well as Company-provided life and disability insurance coverage, a car allowance and limited use of the Company’s private aircraft.

James W. Barge.    On September 16, 2013, we entered into an employment agreement with Mr. Barge. The agreement provides that Mr. Barge will serve as the Company’s Chief Financial Officer commencing October 1, 2013, for a four-year term ending September 30, 2017. Pursuant to the agreement, Mr. Barge will receive an annual base salary of $800,000 for the first year of the employment term, $825,000 for the second year of the employment term, $850,000 for the third year of the employment term and $900,000 for the fourth year of the employment term. Mr. Barge was also granted (i) 25,000 time-vesting restricted stock units, (ii) 25,000 performance-vesting restricted stock units, (iii) 175,000 time-vesting options to purchase common shares of the Company, and (iv) 175,000 performance-vesting options to purchase common shares of the Company. Each of these awards is scheduled to vest in four equal installments on September 16, 2014, September 16, 2015, September 16, 2016 and September 16, 2017, and with the vesting of the performance awards to also be subject to an assessment of Mr. Barge’s performance over the 12 month period ending on each vesting date, based on such Company and/or individual performance criteria determined by the Compensation Committee in consultation with the Company’s Chief Executive Officer. Mr. Barge is eligible to receive an annual performance bonus, at the full discretion of the Compensation Committee, in consultation with the Company’s Chief Executive Officer. In fiscal 2014, Mr. Barge received a one-time bonus of $100,000 in recognition of certain consulting services rendered for the Company.

Steven Beeks.    On May 6, 2015, we entered into an employment agreement with Mr. Beeks, which replaced his prior employment agreement dated March 5, 2012, as amended on December 17, 2012. The agreement has a three-year term commencing April 1, 2015 and provides that Mr. Beeks will continue to serve as the Company’s Co-Chief Operating Officer and Co-President, Motion Picture Group. Pursuant to the agreement, Mr. Beeks will receive an annual base salary of $950,000. Additionally, Mr. Beeks was granted (i) 33,333 time-vesting restricted share units, (ii) 66,667 performance-vesting restricted share units, (iii) 116,667 time-vesting options to purchase shares of the Company’s common stock and (iv) 233,333 performance-vesting options to purchase shares of the Company’s common stock. Each of these awards is scheduled to vest in three installments on May 5, 2016, May 5, 2017 and March 31, 2018, and with the vesting of the performance awards to also be subject to an assessment of Mr. Beeks’ performance over the 12 month period ending on each vesting date, based on such Company and/or individual performance criteria determined by the Compensation Committee in consultation with the Company’s Chief Executive Officer. Mr. Beeks is also eligible to receive an annual incentive bonus with a target amount of 75% of base salary, such bonus to be determined at the full discretion of the Compensation Committee in consultation with the Company’s Chief Executive Officer. The agreement also provides for Mr. Beeks to participate in the Company’s usual benefit programs and perquisites for executives at his level.

Brian Goldsmith.    On November 13, 2015, we entered into an employment agreement with Mr. Goldsmith, which replaced his prior employment agreement dated October 3, 2012. The agreement provides that Mr. Goldsmith will continue to serve as the Company’s Co-Chief Operating Officer for four-year term commencing October 1, 2015 and ending September 30, 2019. Pursuant to the agreement, Mr. Goldsmith will receive an annual base salary of $900,000. Mr. Goldsmith was also granted (i) 56,250 time-vesting restricted share units, (ii) 93,750 performance-vesting restricted share units, (iii) time-vesting options to purchase 101,250 of the Company’s common shares and (iv) performance-vesting options to purchase 168,750 of the Company’s common shares. Each of these awards is scheduled to vest in annual installments over a four-year period commencing September 30, 2016, and with the vesting of the performance awards to also be subject to an assessment of Mr. Goldsmith’s performance over the 12 month period ending on each vesting date (or, if the Compensation Committee so determines, the Company’s fiscal year that overlaps with such period), based on such Company and/or individual performance criteria determined by the Compensation Committee in consultation with the Company’s Chief Executive Officer. Mr. Goldsmith is also eligible to receive an annual incentive bonus, such bonus to be determined at the full discretion of the Compensation Committee in consultation with the Company’s Chief Executive Officer (with a portion of Mr. Goldsmith’s bonus being payable

78    Lions Gate 2016 Proxy Statement

if certain earnings targets established by the Compensation Committee for the year are met). The agreement also provides for Mr. Goldsmith to participate in the Company’s usual benefit programs and perquisites for executives at his level.

Grants of Plan-Based Awards

The following table presents information regarding the incentive awards granted to the Named Executive Officers during fiscal 2016. Each of the equity-based awards was granted under the 2012 Plan, which has been approved by our shareholders. Detailed information on each equity award is presented in the narrative that follows the table. For information concerning the non-equity incentive plan awards granted during fiscal 2016, see Compensation Discussion and Analysis above.

Grants of Plan-Based Awards — Fiscal 2016

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards ($)(1) (l)
Name (a)	Grant Date (b)		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Jon Feltheimer	5/8/2015		—	—	—	—	—	—	131,836	—	—	4,050,002
	5/8/2015								—	600,000	30.72	5,288,400
	N/A		—	1,500,000	10,000,000	—	—	—	—	—	—	—

Michael Burns	5/8/2015		—	—	—	—	—	—	162,760	—	—	4,999,987
	5/8/2015									600,000	30.72	5,288,400
	N/A		—	500,000	10,000,000	—	—	—	—	—	—	—

James W. Barge	5/8/2015		—	—	—	—	—	—	—	50,000	30.72	382,750
	5/12/2015		—	—	—	—	—	—	14,725	—	—	449,996
	N/A		—	425,000	3,000,000	—	—	—	—	—	—	—

Steven Beeks	4/29/2015	(2)	—	—	—	—	125,000	—	—	—	13.80	2,236,032
	4/29/2015	(2)	—	—	—	—	45,000	—	—	—	—	1,417,050
	5/6/2015		—	—	—	—	—	—	33,333	—	—	1,023,323
	5/6/2015		—	—	—	—	—	—	—	116,667	30.70	1,182,537
	5/12/2015		—	—	—	—	—	—	12,148	—	—	371,243
	N/A		—	450,000	3,000,000	—	—	—	—	—	—	—

Brian Goldsmith	5/8/2015		—	—	—	—	—	—	—	50,000	30.72	382,750
	5/12/2015		—	—	—	—	—	—	12,148	—	—	371,243
	11/13/2015		—	—	—	—	—	—	56,250	—	—	2,128,500
	11/13/2015		—	—	—	—	—	—	—	101,250	37.84	1,283,768
	N/A		—	412,500	3,000,000	—	—	—	—	—	—	—

(1)	The amounts reported in column (l) reflect the fair value of these awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of the Company’s financial statements. For a discussion of the assumptions and methodologies used to value the awards reported in column (l), see footnote (2) to the Summary Compensation table.

(2)	These performance-based grants were originally approved by the Compensation Committee in May 2012 as described in more detail below.

Description of Plan-Based Awards

Each of the equity-based awards reported in the Grants of Plan-Based Awards table was granted under, and is subject to, the terms of the 2012 Plan. The 2012 Plan is administered by the Compensation Committee. The Compensation Committee has authority to interpret the plan provisions and make all required determinations under the plan.

This authority includes selecting participants and determining the type(s) of award(s) that they are to receive, determining the number of shares that are to be subject to awards and the terms and conditions of awards, including the price (if any) to be paid for the shares or the award, canceling, modifying, or waiving the Company’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consents, accelerating or extending the vesting or exercisability or extend the term of any or all outstanding awards, subject to the other provisions of the 2012 Plan, making certain adjustments to an outstanding award and to authorizing the conversion, succession or substitution of an award, allowing the

Lions Gate 2016 Proxy Statement    79

purchase price of an award or the Company’s common shares to be paid in the form of cash, check, or electronic funds transfer, by the delivery of already-owned of the Company’s common shares or by a reduction of the number of shares deliverable pursuant to the award, by services rendered by the recipient of the award, by notice and third party payment or cashless exercise on such terms as the Compensation Committee may authorize, or any other form permitted by law, making required proportionate adjustments to outstanding awards upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits, and making provisions to ensure that any tax withholding obligations incurred in respect of awards are satisfied. Awards granted under the plan are generally only transferable to a beneficiary of a Named Executive Officer upon his death or, in certain cases, to family members for tax or estate planning purposes.

Under the terms of the 2012 Plan, a change in control of the Company does not automatically trigger vesting of the awards then outstanding under the plan. If there is a change in control, each participant’s outstanding awards granted under the plan will generally be assumed by the successor company, unless the Compensation Committee provides that the award will not be assumed and will become fully vested and, in the case of options, exercisable. Any options that become vested in connection with a change in control will generally terminate to the extent they are not exercised prior to the change in control.

As described below under Potential Payments upon Termination or Change in Control, certain equity awards granted to the Named Executive Officers are subject to accelerated vesting under the terms of their respective employment agreements in the event of a termination of their employment under certain circumstances.

Restricted Share Units

Columns (g) and (i) and in the table above report awards of time-based and performance-based restricted share units granted to the Named Executive Officers during fiscal 2016. Each restricted share unit represents a contractual right to receive, upon vesting of the unit, one of our common shares. The Named Executive Officer does not have the right to vote or dispose of the restricted share units, but does have the right to receive cash payments as dividend equivalents based on the amount of dividends (if any) paid by the Company during the term of the award on a number of shares equal to the number of outstanding and unpaid restricted share units then subject to the award. Such payments are made at the same time the related dividends are paid to the Company’s shareholders generally, except that dividend equivalents credited with respect to awards subject to performance-based vesting requirements will only be paid if and when the applicable performance conditions are achieved.

Time-Based Units.    For Messrs. Feltheimer, Burns, Barge, Beeks and Goldsmith, the awards of 131,836 shares, 162,750 shares, 14,725 shares, 12,148 shares and 12,148 shares, respectively, made in May 2015 reported in column (i) in the table above represents a grant of restricted share units made in partial payment of such executive’s annual bonus for fiscal 2015 (as described in more detail in the proxy statement for the Company’s 2015 annual meeting). These units were fully vested and paid on grant.

For Mr. Beeks, the grant of 33,333 restricted share units made on May 6, 2015 and reported in column (i) in the table above was made in connection with his entering into a new employment agreement with the Company. This award is subject to a three-year vesting schedule, subject to Mr. Beeks’ continued employment with us through the vesting date.

For Mr. Goldsmith, the grant of 56,250 restricted share units made in November 2015 and reported in column (i) in the table above was made in connection with his entering into a new employment agreement with the Company. This award is subject to a four-year vesting schedule, subject to Mr. Goldsmith’s continued employment with us through the vesting date.

Performance-Based Units.    For Mr. Beeks, the 45,000 share award (i.e., 95% of the target award of 50,000 shares) made in April 2015 and reported in column (g) in the table above represents the portion of an award of restricted share units that vested based on Mr. Beeks’ and the Company’s performance over the 2015 fiscal year. This award was originally approved by the Compensation Committee in March 2012 and covers a three-year period ending fiscal 2016, with one-third of the total award being eligible to vest based on Mr. Beeks’ and the Company’s performance over a specified twelve-month period. This grant is treated as three separate annual awards for accounting purposes and, in each case, is treated as granted for accounting purposes on the date the Compensation Committee determines the level of performance achieved for the particular performance period. Accordingly, only the units eligible to vest based on Mr. Beeks’ and the Company’s performance for fiscal 2015 is reflected in the table above (as the Compensation Committee’s determination of performance for fiscal 2015 was made during fiscal 2016).

80    Lions Gate 2016 Proxy Statement

For more information on each of the foregoing awards, see the Compensation Discussion and Analysis above.

Stock Options

Column (g) and (j) in the table above also report awards of options granted to the Named Executive Officers during fiscal 2016. See the footnotes to the Outstanding Equity Awards at Fiscal 2016 Year-End table below for more information on the specific vesting dates of these awards. Once vested, each option will generally remain exercisable until its normal expiration date. Other than as set forth below, each of the options granted to our Named Executive Officers in fiscal 2016 has a term of ten years. However, vested options may terminate earlier in connection with a change in control transaction or a termination of the Named Executive Officer’s employment. Subject to any accelerated vesting that may apply in the circumstances, the unvested portion of the option will immediately terminate upon a termination of the Named Executive Officer’s employment. The Named Executive Officer will generally have six months to exercise the vested portion of the option following a termination of employment. If the Named Executive Officer is terminated by us for cause, the option (whether or not) vested will immediately terminate. The options granted to Named Executive Officers do not include any dividend rights.

For each of Messrs. Feltheimer and Burns, the 600,000 options reported in column (j) in the table above represent an award (vesting in equal annual installments over three years following the date of grant with a term of five years from the date of grant) approved in May 2015 in recognition of the Company’s strong fiscal performance in fiscal 2015 and the other contributions of Messrs. Feltheimer and Burns cited under the heading Annual Incentive Bonuses in the Company’s 2015 proxy statement.

For each of Messrs. Barge and Goldsmith, the 50,000 options reported in column (j) in the table above represent an award (vesting in equal annual installments over three years following the date of grant with a term of five years from the date of grant) approved in May 2015 in recognition of the Company’s strong fiscal performance in fiscal 2015 and the other contributions of Messrs. Barge and Goldsmith cited under the heading Annual Incentive Bonuses in the Company’s 2015 proxy statement.

For Mr. Beeks, the 125,000 options reported in column (g) in the table above represents the portion of an award of options that vested based on Mr. Beeks’ and the Company’s performance over the 2015 fiscal year. This grant was originally approved by the Compensation Committee in March 2012 and covers a three-year period, with one-third of the total award being eligible to vest based on Mr. Beeks’ and the Company’s performance over a specified twelve-month period. This grant is treated as three separate annual awards for accounting purposes and, in each case, is treated as granted for accounting purposes on the date the Compensation Committee determines the level of performance achieved for the particular performance period. Accordingly, only the options eligible to vest based on Mr. Beeks’ and the Company’s performance for fiscal 2015 are reflected in the table above (as the Compensation Committee’s determination of performance for fiscal 2015 was made during fiscal 2016).

For Mr. Beeks, the grant of 116,667 options made in May 2015 and reported in column (j) in the table above was made in connection with his entering into a new employment agreement with the Company. This award is subject to a three-year vesting schedule, subject to Mr. Beeks’ continued employment with us through the vesting date.

For Mr. Goldsmith, the grant of 101,250 options made in November 2015 and reported in column (j) in the table above was made in connection with his entering into a new employment agreement with the Company. This award is subject to a four-year vesting schedule, subject to Mr. Goldsmith’s continued employment with us through the vesting date.

For more information on each of the foregoing awards, see the Compensation Discussion and Analysis above.

Outstanding Equity Awards

The following table presents information regarding the outstanding equity awards held by each of the Named Executive Officers as of March 31, 2016, including the vesting dates for the portions of these awards that had not vested as of that date.

Lions Gate 2016 Proxy Statement    81

Outstanding Equity Awards at Fiscal 2016 Year-end

	Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1) (j)
Jon Feltheimer	1,050,000	—		—	10.04	9/20/2016	—		—	—	—
	1,000,000	1,000,000	(2)	—	26.55	5/23/2023	—		—	—	—
	625,000	625,000	(3)	—	31.72	5/23/2023	—		—	—	—
	—	600,000	(4)	—	30.72	5/8/2020	—		—	—	—
	—	—		—	—	—	154,657	(5)	3,379,255	—	—

Michael Burns	1,050,000	—		—	9.31	9/11/2016	—		—	—	—
	1,392,857	464,286	(6)	—	16.09	10/30/2022	—		—	—	—
	—	600,000	(4)	—	30.72	5/8/2020	—		—	—	—
	—	—		—	—	—	72,224	(7)	1,578,094	—	—
	—	—		—	—	—	59,878	(8)	1,308,333	—	—

James W. Barge	175,000	87,500	(9)	—	37.45	9/16/2023	—		—	—	—
	—	50,000	(10)	—	30.72	5/8/2020	—		—	—	—
	—	—		—	—	—	29,166	(11)	637,277	—	—

Steven Beeks	307,474			—	13.80	3/5/2022	—		—	—	—
	—	116,667	(12)	—	30.70	5/6/2025	—		—	—	—
	—	—		—	—	—	33,333	(13)	728,326	—	—

Brian Goldsmith	250,000	—		—	15.76	10/3/2022	—		—	—	—
	—	50,000	(10)	—	30.72	5/8/2020	—		—	—	—
		101,250	(14)	—	37.84	11/13/2025
	—	—		—	—	—	56,250	(15)	1,299,063	—	—

(1)	The dollar amounts shown in columns (h) and (j) are determined by multiplying the number of shares or units reported in columns (g) and (i), respectively, by $21.85, the closing price of our common shares on March 31, 2016 (the last trading day of fiscal 2016).

(2)	Represents an unvested option to purchase 1,000,000 of our common shares, of which 500,000 vested on May 23, 2016, and 500,000 are scheduled to vest on May 23, 2017.

(3)	Represents an unvested option to purchase 625,000 of our common shares, of which 312,500 vested on May 23, 2016 and 312,500 are scheduled to vest on May 23, 2017.

(4)	Represents an unvested option to purchase 600,000 of our common shares, 200,000 of which vested on May 8, 2016, and 400,000 of which are scheduled to vest in two equal annual installments on May 8, 2017 and May 8, 2018.

(5)	Of these time-based restricted share units, 7,172 vested on April 5, 2016, 73,743 vested on May 23, 2016, and 73,742 are scheduled to vest on May 23, 2017.

(6)	Represents an unvested option to purchase 464,286 of our common shares which is scheduled to vest on October 30, 2016.

(7)	Of these time-based restricted share units, 7,172 vested on April 5, 2016, 10,851 vested on May 8, 2016, 32,500 are scheduled to vest on October 30, 2016 and 21,701 of which are scheduled to vest in two equal installments on May 8, 2017 and May 8, 2018.

(8)	As per the terms of an employment agreement dated October 30, 2012, Mr. Burns has the right to receive, on the first day following each three month anniversary of November 2, 2012 that occurs during the term of the agreement, a number of our common shares equivalent to $187,500, calculated using the closing price of our common shares on the last trading day immediately prior to the respective quarterly issuance date. The amount reported in column (g) represents the projected number of our common shares that would be delivered through the remainder of the term of the employment agreement based on the $21.85 closing price of our common shares on March 31, 2016, and the amount reported in column (h) represents the approximate value of such award through the remaining term of the agreement.

(9)	Represents an unvested option to purchase 87,500 of our common shares, which are scheduled to vest in two equal installments on September 16, 2016 and September 16, 2017.

(10)	Represents an unvested option to purchase 50,000 shares of our common shares, 16,667 of which vested on May 8, 2016, and 33,333 of which are scheduled to vest in two equal annual installments on May 8, 2017 and May 8, 2018.

(11)	Of these restricted share units, 12,500 time-based restricted share units are scheduled to vest in two equal annual installments on September 16, 2016 and September 16, 2017 and 16,666 time-based restricted share units are scheduled to vest in two equal annual installments on September 22, 2016 and September 22, 2017.

82    Lions Gate 2016 Proxy Statement

(12)	Represents an option to purchase 116,667 of our common shares, 38,889 of which vested on May 6, 2016, and 77,778 of which are scheduled to vest in two equal annual installments on May 6, 2017 and March 31, 2018.

(13)	Of these time-based restricted share units, 11,111 vested on May 6, 2016, and 22,222 are scheduled to vest to in two equal annual installments on May 6, 2017 and March 31, 2018.

(14)	Represents an option to purchase 101,250 of our common shares, 67,500 are scheduled to vest in two equal installments on September 30, 2016 and September 30, 2017 and 33,750 are scheduled to vest in two equal installments on September 30, 2018 and September 30, 2019.

(15)	Of these time-based restricted share units, 37,500 are scheduled to vest in two equal installments on September 30, 2016 and September 30, 2017 and 18,750 are scheduled to vest in two equal installments on September 30, 2018 and September 30, 2019.

Option Exercises and Stock Vested

The following table presents information regarding the exercise of stock options by the Named Executive Officers during fiscal 2016 and on the vesting during fiscal 2016 of other stock awards previously granted to the Named Executive Officers.

Option Exercises and Stock Vested — Fiscal 2016

	Option Awards		Stock Awards
Name(a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($)(1) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($)(1) (e)
Jon Feltheimer	—	—	212,750	6,771,631
Michael Burns	—	—	192,887	6,281,560
James W. Barge	—	—	35,559	1,265,147
Steven Beeks	21,530	499,491	57,148	1,788,293
Brian Goldsmith	—	—	62,148	2,186,993

(1)	The dollar amounts shown in column (c) above for option awards are determined by multiplying (i) the number of our common shares to which the exercise of the option related, by (ii) the difference between the per-share closing price of our common shares on the date of exercise and the exercise price of the options. The dollar amounts shown in column (e) above for stock awards are determined by multiplying the number of shares or units, as applicable, that vested by the per-share closing price of our common shares on the vesting date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following section describes the benefits that may become payable to the Named Executive Officers in connection with a termination of their employment with us pursuant to the terms of their respective employment agreements with the Company. In addition to the benefits described below, outstanding equity-based awards held by the Named Executive Officers may also be subject to accelerated vesting in connection with a change in control of the Company under the terms of our 2012 Plan if the awards are not assumed or otherwise continued upon the transaction, as noted under Grants of Plan-Based Awards above. None of the Named Executive Officers are entitled to any reimbursement or gross-up payment for any excise taxes imposed under Section 280G of the U.S. Internal Revenue Code of 1986 (“Section 280G”). The Named Executive Officers also do not have a right to voluntarily terminate employment (other than for “good reason” in certain cases) following a change in control and receive severance and are not entitled to any “single-trigger” vesting of equity awards or other benefits upon a change in control unless the executive’s employment terminates in the circumstances described below. In each case, the Named Executive Officer’s right to receive the severance benefits described below in connection with a termination of the executive’s employment (other than as a result of death or disability) is subject to his execution of a release of claims in favor of the Company.

Lions Gate 2016 Proxy Statement    83

Jon Feltheimer

Severance Benefits — Termination of Employment.    In the event Mr. Feltheimer’s employment is terminated by the Company “without cause” or by him for “good reason” (as such terms are defined in Mr. Feltheimer’s employment agreement), Mr. Feltheimer will be entitled to a cash severance payment equal to the present value (using the then prevailing rate of interest charged to the Company by its principal lender as the discount rate) of his base salary through May 22, 2018, as well as Company payment of his premiums for continued health coverage for up to six months following his termination and Company payment of his life and disability insurance premiums through May 22, 2018. In addition, Mr. Feltheimer would be entitled to a prorated annual bonus for the fiscal year in which his termination occurs, and the stock options and restricted stock units granted to Mr. Feltheimer pursuant to the agreement, to the extent then outstanding and unvested, will become fully vested upon his termination.

Severance Benefits — Termination of Employment in Connection with Change in Control.    In the event Mr. Feltheimer’s employment is terminated by the Company “without cause” or by him for “good reason” and such termination occurs on or within 12 months following a change in control of the Company (as such terms are defined in Mr. Feltheimer’s employment agreement), he would be entitled to the severance benefits described above, except that his cash severance payment would be the greater of the present value (using the then prevailing rate of interest charged to the Company by its principal lender as the discount rate) of his base salary through May 22, 2018 or $4.5 million. In the event that the benefits payable to Mr. Feltheimer in connection with a change in control would be subject to the excise tax imposed under Section 280G, Mr. Feltheimer’s benefits would either be reduced to a level such that the excise tax would not apply or he would be paid the full amount of his benefits, whichever would result in his receiving the greater benefit on an after-tax basis.

Severance Benefits — Death or Disability.    In the event Mr. Feltheimer’s employment with the Company terminates due to his death or disability (as such terms are defined in Mr. Feltheimer’s employment agreement), the stock options and restricted stock units granted to him pursuant to the agreement, to the extent then outstanding and unvested, will become fully vested as of the date of death.

Michael Burns

Severance Benefits — Termination of Employment.    In the event Mr. Burns’ employment is terminated by the Company “without cause” or by him for “good reason” (as such terms are defined in Mr. Burns’ employment agreement), Mr. Burns will be entitled to a severance payment equal to the present value (using the then prevailing rate of interest charged to the Company by its principal lender as the discount rate) of his base salary through October 30, 2017, as well as Company payment of his premiums for continued health coverage for up to six (6) months following his termination and continued payment of his quarterly grants provided in his employment agreement through October 30, 2017. In addition, the stock option and restricted stock units granted to Mr. Burns pursuant to his employment agreement, to the extent then outstanding and unvested, will become fully vested upon his termination. Mr. Burns would also remain eligible to receive his stock price bonus described above to the extent any applicable stock price target is achieved prior to October 30, 2017 (any such bonus to be paid in cash rather than equity).

Severance Benefits — Termination of Employment in Connection with Change in Control.    If Mr. Burns’ employment is terminated by the Company “without cause “or by him for “good reason” and such termination occurs on or within 12 months following a change in control of the Company (as such terms are defined in Mr. Burns’ employment agreement), Mr. Burns would be entitled to a cash severance payment, Company-payment of his health coverage premiums for up to six (6) months following termination, continued payment of his quarterly grants and accelerated vesting of his equity awards as described above, except that the cash severance payment amount would be the greater of the present value (using the then prevailing rate of interest charged to the Company by its principal lender as the discount rate) of his base salary through October 30, 2017 or $2.5 million. In the event that the benefits payable to Mr. Burns in connection with a change in control would be subject to the excise tax imposed under Section 280G, Mr. Burns’ benefits would either be reduced to a level such that the excise tax would not apply or he would be paid the full amount of his benefits, whichever would result in his receiving the greater benefit on an after-tax basis.

Severance Benefits — Death or Disability.    In the event Mr. Burns’ employment with the Company terminates due to his death or disability (as defined in Mr. Burns’ employment agreement), he (or his estate) would be

84    Lions Gate 2016 Proxy Statement

entitled to payment of his stock price bonus described above to the extent any applicable stock price target is met for the four-month period preceding the date of termination. Mr. Burns (or his estate) may also be entitled to a pro-rated payment of his stock price bonus to the extent any applicable stock price target is achieved during the six-month period following such a termination. In addition, if Mr. Burns’ employment is terminated due to his death, the stock option and restricted stock units granted to him pursuant to the employment agreement, to the extent then outstanding and unvested, will become fully vested as of the date of death.

James. W. Barge

Severance Benefits — Termination of Employment.    In the event that Mr. Barge’s employment is terminated by the Company “without cause” (as such term is defined in Mr. Barge’s employment agreement), Mr. Barge will be entitled to a severance payment equal to 50% of his base salary for the remainder of the term of the employment agreement and a prorated bonus for the fiscal year in which his termination occurs.

Severance Benefits — Death.    In the event Mr. Barge’s employment is terminated due to his death, restricted share units and options granted to Mr. Barge pursuant to his employment agreement will become fully vested, to the extent then outstanding and not otherwise vested.

Steven Beeks

Severance Benefits — Termination of Employment.    In the event Mr. Beeks’ employment is terminated by the Company “without cause” (as such term is defined in Mr. Beeks’ employment agreement), Mr. Beeks will be entitled to a severance payment equal to 50% of his base salary for the remainder of the term of the employment agreement, but in no event less than the greater of either 12 months’ base salary or the amount Mr. Beeks would receive under the Company’s severance policy for non-contract employees that is in effect at the time of termination (the “severance policy”), a prorated bonus for the fiscal year in which his termination occurs and twelve months’ accelerated vesting of his time-vested options and restricted stock units granted under the employment agreement.

Severance Benefits — Termination of Employment in Connection with Change in Control.    In the event Mr. Beeks’ employment is terminated by the Company “without cause” within six months of the date of a change in control (as such term is defined in Mr. Beeks’ employment agreement), Mr. Beeks would be entitled to a severance payment equal to 100% of his base salary for the remainder of the term of the employment agreement (but not less than twelve months’ base salary), subject to mitigation, and any restricted share units and options granted by the Company to Mr. Beeks will become fully vested, to the extent then outstanding and not otherwise vested.

Severance Benefits — Death.    In the event Mr. Beeks’ employment is terminated due to his death, restricted share units and options granted to Mr. Beeks pursuant to his employment agreement will become fully vested, to the extent then outstanding and not otherwise vested.

Brian Goldsmith

Severance Benefits — Termination of Employment.    In the event Mr. Goldsmith’s employment is terminated by the Company “without cause” (as such term is defined in Mr. Goldsmith’s employment agreement), Mr. Goldsmith will be entitled to a severance payment equal to 50% of his base salary for the remainder of the term of the employment agreement, but in no event less than the greater of either 12 months’ base salary or the amount Mr. Goldsmith would receive under the Company’s severance policy, a prorated bonus for the fiscal year in which his termination occurs, accelerated vesting of the next vesting installment of the equity awards granted to Mr. Goldsmith pursuant to the employment agreement, and accelerated vesting of 50% of the vesting installment that follows such next vesting installment (in each case to the extent then outstanding and not otherwise vested), and payment of COBRA premiums for up to six months.

Severance Benefits — Termination of Employment in Connection with Change in Control.    In the event Mr. Goldsmith’s employment is terminated by the Company “without cause” or by him for “good reason” within 12 months of the date of a change in control or a “change in management” (as such terms are defined in Mr. Goldsmith’s employment agreement), Mr. Goldsmith would be entitled to a severance payment equal to

Lions Gate 2016 Proxy Statement    85

100% of his base salary for the remainder of the term of the employment agreement (but not less than the greater of either twelve months’ base salary or the amount Mr. Goldsmith would receive under the Company’s severance policy), as well as a prorated bonus for the fiscal year in which his termination occurs and payment of COBRA premiums for up to six months. If such a termination occurs within 12 months after a change in control, any restricted share units and options granted to Mr. Goldsmith pursuant to the employment agreement will become fully vested, to the extent then outstanding and not otherwise vested. If such a termination occurs within 12 months after a “change in management,” the next vesting installment of the restricted share units and options granted to Mr. Goldsmith pursuant to the employment agreement, and 50% of the vesting installment that follows such next vesting installment, will generally become fully vested, in each case to the extent then outstanding and not otherwise vested.

Severance Benefits — Death.    In the event Mr. Goldsmith’s employment is terminated due to his death, restricted share units and options granted to Mr. Goldsmith pursuant to his employment agreement will become fully vested, to the extent then outstanding and not otherwise vested. In addition, Mr. Goldsmith (or his estate) would be entitled to a prorated bonus for the fiscal year in which his termination occurs and payment of COBRA premiums for up to six months.

Estimated Severance and Change in Control Benefits

Severance Benefits.    The following chart presents our estimate of the amount of the dollar value of the benefits each of the Named Executive Officers would have been entitled to have, had his employment terminated under the circumstances described above (other than in connection with a change in control of the Company) on March 31, 2016:

	Termination by the Company Without Cause(1)			Termination Due to Executive’s Death
Name	Cash Severance	Equity Acceleration(2)	COBRA Premium	Equity Acceleration(2)	COBRA Premium
Jon Feltheimer	$3,073,782	$3,379,255	$73,279(3)	$3,379,255	$73,279(3)
Michael Burns	$1,528,951	$9,016,715	$15,554	$7,708,382	$15,554
James W. Barge	$850,000	$—	$—	$546,250	—
Steven Beeks	$950,000	$242,755	$—	$2,185,000	—
Brian Goldsmith	$1,575,000	$1,229,063	$15,554	$3,277,500	$15,554

(1)	As described above, Messrs. Feltheimer and Burns would also be entitled to these benefits pursuant to their respective employment agreements if their employment is terminated for good reason.

(2)	These columns report the intrinsic value of the unvested portions of each executive’s awards that would accelerate in the circumstances. For options, this value is calculated by multiplying the amount (if any) by which the closing price of our common shares on the last trading day of the fiscal year exceeds the exercise price or base price of the award by the number of shares subject to the accelerated portion of the award. For restricted share unit awards, this value is calculated by multiplying the closing price of our common shares on the last trading day of the fiscal year by the number of units subject to the accelerated portion of the award.

(3)	Includes $15,554 of COBRA premium and $57,725 continued life and disability insurance premiums.

Change in Control Severance Benefits.    The following chart presents our estimate of the dollar value of the amount of the benefits to which each of the Named Executive Officers would have been entitled to receive had a change in control of the Company occurred on March 31, 2016 and the executive’s employment with us had terminated under the circumstances described above on such date:

Name	Cash Severance(1)	Equity Acceleration(2)	COBRA Premium
Jon Feltheimer	$4,500,000	$3,379,255	$73,279	(3)
Michael Burns	$2,500,000	$9,016,715	$15,554
James W. Barge	$850,000	$—	—
Steven Beeks	$1,900,000	$2,185,000	—
Brian Goldsmith	$3,150,000	$3,277,500	$15,554

(1)	As described above, Messrs. Feltheimer, Burns and Goldsmith would also be entitled to these benefits pursuant to their respective employment agreements if their employment is terminated for “good reason.”

86    Lions Gate 2016 Proxy Statement

(2)	See note (2) to the table above for the valuation of these benefits. For purposes of this presentation, we have assumed that outstanding equity awards will be assumed by the acquirer or otherwise continue following a change in control and would vest if the executive’s employment had terminated in the circumstances described above. If the awards were not assumed or otherwise continued following a change in control transaction (that is, the awards were to be terminated in connection with the transaction), they would generally accelerate and become fully vested pursuant to the 2012 Plan in connection with the transaction regardless of whether the executive’s employment terminated. In these cases, the value of the accelerated equity award vesting would be the same as set forth above for each executive under “Equity Acceleration,” except that for Mr. Barge, the accelerated vesting of equity award value in these circumstances would have been $546,250 as of March 31, 2016.

(3)	Includes $15,554 of COBRA premium and $57,725 continued life and disability insurance premiums.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. These persons are required by the Exchange Act to furnish us with copies of all Section 16(a) forms they file. As an administrative matter, we assist our executive officers and directors by monitoring transactions and filing Section 16 reports on their behalf. Based solely on a review of the copies of such forms we received, or written representations from certain reporting persons that no forms were required for those persons, we believe that during fiscal 2016, our executive officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements, except that for each of Messrs. Beeks, Goldsmith and Barge, one report was filed late during fiscal 2016 upon the vesting of certain performance-based awards rather than being filed upon the earlier determination by the Compensation Committee of the achievement of the applicable performance criteria.

REPORT OF THE AUDIT & RISK COMMITTEE

The following Report of the Audit & Risk Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent we specifically incorporate the report by reference in that filing.

The members of the Audit & Risk Committee are all Non-Employee Directors. In addition, the Board has determined that each meets the current NYSE and SEC independence requirements. The full text of our current Audit & Risk Committee charter is available in the Corporate/Governance/Governance Documents section on our website at www.lionsgate.com or may be obtained in print, without charge, by any shareholder upon request to our Corporate Secretary.

The Audit & Risk Committee assists the Board in overseeing, among other things, (a) the integrity of the Company’s financial statements, (b) the Company’s exposure to risk and the Company’s compliance with legal and regulatory requirements, (c) the independent auditor’s qualifications and independence, (d) the performance of the Company’s internal audit function and independent auditors and (e) review of the Company’s risk assessment and risk management and discussion of risks as they relate to its review of the Company’s financial statements.

The Audit & Risk Committee also recommends to the shareholders the selection of independent auditors. Management and our independent auditors are responsible for planning or conducting audits. Our management is responsible for determining that our financial statements are complete and accurate and are in accordance with generally accepted accounting principles and for assuring compliance with applicable laws and regulations and our business conduct guidelines.

The Audit & Risk Committee is also directly responsible for the appointment, compensation (including approval of the audit fee), retention and oversight of the independent registered public accounting firm that audits our financial statements and our internal control over financial reporting. The committee has selected Ernst & Young LLP as our independent auditor for 2016. Ernst & Young LLP has served as our independent auditor since August 2001.

Lions Gate 2016 Proxy Statement    87

In performing its oversight function, the Audit & Risk Committee reviewed and discussed our fiscal year ended March 31, 2016 audited consolidated financial statements with management and the independent auditors. The Audit & Risk Committee also discussed with our independent auditors the matters required to be discussed by Auditing Standards No. 16, Communication with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”), which relates to the conduct of our audit, including our auditors’ judgment about the quality of the accounting principles applied in our fiscal 2016 audited consolidated financial statements. The Audit & Risk Committee received the written disclosures and the letter from our independent auditors required by the applicable requirements of the PCAOB regarding the independent auditor’s communication with the Audit & Risk Committee concerning independence, and has discussed with our auditors their independence from management and us. When considering the independent auditors’ independence, we considered whether their provision of services to the Company beyond those rendered in connection with their audit and review of the consolidated financial statements was compatible with maintaining their independence. We also reviewed, among other things, the amount of fees paid to the independent auditors for non-audit services.

The Audit & Risk Committee meets with our independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting. The Audit & Risk Committee held four meetings during fiscal 2016 (in person or via teleconference).

Based upon the review and discussions described in this report, the Audit & Risk Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended March 31, 2016 for filing with the SEC.

The Audit & Risk Committee also recommends to the shareholders the re-appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2017.

The Audit & Risk Committee of the Board of Directors

G. Scott Paterson (Chairman)

Hardwick Simmons

Phyllis Yaffe

88    Lions Gate 2016 Proxy Statement

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

National Instrument 58-101 Disclosure of Corporate Governance Practices (“NI 58-101”) adopted by the Canadian Securities Administrators (“CSA”) requires us to disclose, on an annual basis, our approach to corporate governance. The CSA has also adopted National Policy 58-201 Corporate Governance Guidelines which includes recommendations on such matters as the constitution and independence of corporate boards, their functions, the effectiveness and education of board members, and other items dealing with sound corporate governance. The Board and senior management consider good corporate governance to be central to our effective and efficient operation. Set out below is a description of certain of our corporate governance practices, as required by NI 58-101.

Board of Directors

NI 58-101 defines “independence” of directors and requires disclosure as to whether a board of directors is composed primarily of independent directors. An “independent director” generally is one who is independent of management and is free from any interest and any other business or other material relationship with the Company which could, or could reasonably be expected to, interfere with the exercise of the director’s independent judgment.

The Board currently has 14 members. As of the date of this proxy statement, 12 directors are independent and two directors are non-independent as senior management of the Company.

As permitted by Canadian law, the Board resolved to set the number of directors at 13 until the Company’s next annual meeting of shareholders. A majority of the members of the Board are independent. In addition, the Board undertakes an annual review of the independence of all Non-Employee Directors.

The Board is currently made up of the following directors:

Michael Burns	Non-Independent as Vice Chairman
Gordon Crawford	Independent
Arthur Evrensel	Independent
Jon Feltheimer	Non-Independent as Chief Executive Officer
Emily Fine	Independent
Michael T. Fries	Independent
Harald Ludwig	Independent
Dr. John C. Malone	Independent
G. Scott Paterson	Independent
Mark H. Rachesky, M.D.	Independent
Daryl Simm	Independent
Hardwick Simmons	Independent
Phyllis Yaffe	Independent
David M. Zaslav	Independent

Mr. Ludwig and Ms. Yaffe, current directors of the Company, will not stand for re-election at the Annual Meeting. Mr. Ludwig and Ms. Yaffe will, however, continue to serve as members of the Board until the date of the Annual Meeting.

We have taken steps to ensure that adequate structures and processes are in place to permit the Board to function independently of management. The Chairman position is held by Dr. Rachesky, an independent director. In matters that require independence of the Board from management, only the independent board members take part in the decision-making and evaluation. An in camera session occurs at the end of the Board meetings in which the non-independent directors are usually excused. Dr. Rachesky presides at the regularly scheduled executive sessions of the non-management directors.

Lions Gate 2016 Proxy Statement    89

The Board held a total of seven meetings in fiscal 2016. The attendance, in person or via teleconference, of the current directors at such meetings was as follows:

Director	Board Meetings Attended
Michael Burns	7/7
Gordon Crawford	7/7
Arthur Evrensel	7/7
Jon Feltheimer	7/7
Emily Fine*	1/1
Michael T. Fries*	1/1
Harald Ludwig	7/7
Dr. John C. Malone	7/7
G. Scott Paterson	7/7
Mark H. Rachesky, M.D.	7/7
Daryl Simm	7/7
Hardwick Simmons	7/7
Phyllis Yaffe	6/7
David M. Zaslav*	1/1

**	Messrs. Fries, Zaslav and Ms. Fine joined the Board in November 2015.

The independent board members held a total of six sessions in fiscal 2016 at which non-independent directors and members of management were not in attendance. The attendance of the current independent directors at such sessions was as follows:

Director	Independent Board Sessions Attended
Gordon Crawford	7/7
Arthur Evrensel	7/7
Emily Fine*	1/1
Michael T. Fries*	1/1
Harald Ludwig	7/7
Dr. John C. Malone	7/7
G. Scott Paterson	7/7
Mark H. Rachesky, M.D.	7/7
Daryl Simm	7/7
Hardwick Simmons	7/7
Phyllis Yaffe	6/7
David M. Zaslav*	1/1

*	Messrs. Fine, Zaslav and Ms. Fine joined the Board in November 2015.

90    Lions Gate 2016 Proxy Statement

Currently, the following directors or director nominees serve on the board of directors of other Canadian and U.S. public companies listed below.

Director	Public Company Board Membership
Michael Burns	Hasbro, Inc.
Gordon Crawford	None
Arthur Evrensel	None
Jon Feltheimer	Grupo Televisa, S.A.B.
Emily Fine	None
Michael T. Fries	Liberty Global, plc, Grupo Televisa, S.A.B.
Sir Lucian Grainge	DreamWorks Animation SKG, Inc.
Harald Ludwig	West Fraser Timber Co. Limited, Canadian Overseas Petroleum Limited, Seaspan Corporation
Dr. John C. Malone	Liberty Media Corporation, Liberty Interactive Corporation, Liberty Broadband Corporation, Liberty Global plc, Discovery Communications, Inc., Expedia, Inc., Charter Communications, Inc.
G. Scott Paterson	Symbility Solutions Inc., Engagement Labs Inc., Apogee Opportunities Ltd.
Mark H. Rachesky, M.D.	Loral Space & Communications Inc., Emisphere Technologies, Inc., Titan International, Inc., Navistar International Corporation
Daryl Simm	None
Hardwick Simmons	None
Phyllis Yaffe	Torstar Corporation, Cineplex Entertainment LP
David M. Zaslav	Discovery Communications, Inc., Grupo Televisa, S.A.B., Sirius XM Holdings Inc.

(1)	Cineplex Inc. owns approximately 99.6% of Cineplex Entertainment LP (CGX: TSX).

Board Mandate

Under the Corporate Governance Guidelines established by the Board, which includes the Board’s mandate, the Board has overall responsibility to review and regularly monitor the effectiveness of our fundamental operating, financial and other business plans, policies and decisions, including the execution of its strategies and objectives. Generally, the Board seeks to enhance shareholder value over the long term. The full text of our Corporate Governance Guidelines is available on the Corporate/Governance/Governance Documents section of our website at www.lionsgate.com or may be obtained in print, without charge, by any shareholder upon request to our Corporate Secretary, at either of our principal executive offices.

Position Descriptions

To date, we have not developed position descriptions for the Chairman positions, the chair positions of each board committee or the Chief Executive Officer. The Board determines the appropriate roles for such positions from time-to-time as serves the best interests of the Company. With respect to the Chief Executive Officer, the Board currently sets our annual objectives that become the objectives against which the Chief Executive Officer’s performance is measured.

Orientation and Continuing Education

The Nominating and Corporate Governance Committee, with the assistance of senior management, is responsible for overseeing and making recommendations to the Board regarding the orientation of new directors and a continuing education program for existing directors. Currently, the Board has an informal process for the orientation of new directors regarding the role of the Board, its committees and its directors and the nature of operation of the business. New directors meet with senior management and incumbent directors. Due to the experience level of the members of the Board, no formal continuing education program is believed to be required at this time, but the Nominating and Corporate Governance Committee monitors both external

Lions Gate 2016 Proxy Statement    91

developments and the Board’s composition to determine whether such a program may become useful in the future. However, directors are made aware of their responsibility to keep themselves up to date and the Nominating and Corporate Governance Committee advises all directors of major developments in corporate governance and important trends and new legal and regulatory requirements. Additionally, from time to time, members of the Board participate in various leadership workshops and programs concerning topics of interest to directors of public companies as well subjects they determine keep them up-to-date with current issues relevant to their service as directors of the Company.

Ethical Business Conduct

We have a Code of Business Conduct and Ethics that applies to all our directors, officers and employees, and a Code of Ethics for Senior Financial Officers that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. Each of the codes is available in the Corporate/Governance/Governance Documents section on our website at www.lionsgate.com, on SEDAR at www.sedar.com, or may be obtained in print, without charge, by any shareholder upon request to our Corporate Secretary, at either of our principal executive offices. The codes are administered by our compliance officer, or his/her designee, and our Office of the General Counsel, and are overseen by the Nominating and Corporate Governance Committee.

Nomination of Directors

The Nominating and Corporate Governance Committee, which is comprised of three independent directors, is responsible for reviewing proposed new members of the Board and establishing full criteria for board membership. The Nominating and Corporate Governance Committee is also responsible for evaluating the performance of the Board as a whole, as well as that of the individual members of the Board. The Nominating and Corporate Governance Committee is governed by a written charter adopted by the Board, which is available on the Corporate/Governance/Governance Documents section on our website at www.lionsgate.com, on SEDAR at www.sedar.com, or may be obtained in print, without charge, by any shareholder upon request to our Corporate Secretary, at either of our principal executive offices. For further information with respect to the Nominating and Corporate Governance Committee see Information Regarding the Board of Directors and Committees of the Board of Directors — Board Committees and Responsibilities above.

Compensation

The Board, through the Compensation Committee, which is comprised of three independent directors, periodically reviews the adequacy and form of the compensation of directors and officers. The Compensation Committee is governed by a written charter, which is available in the Corporate/Governance/Governance Documents section of our website at www.lionsgate.com, on SEDAR at www.sedar.com, or may be obtained in print, without charge, by any shareholder upon request to our Corporate Secretary, at either of our principal executive offices. For further information with respect to the Compensation Committee see Information Regarding the Board of Directors and Committees of the Board of Directors — Board Committees and Responsibilities above.

Other Board Committees

The Board also has a standing Audit & Risk Committee and Strategic Advisory Committee. For further information with respect to these committees see Information Regarding the Board of Directors and Committees of the Board of Directors — Board Committees and Responsibilities above.

Assessments

The Nominating and Corporate Governance Committee is responsible for developing our overall approach to a corporate governance system that is effective in the discharge of our obligations to our shareholders. The

92    Lions Gate 2016 Proxy Statement

Nominating and Corporate Governance Committee has the mandate and responsibility to review, on a periodic basis, the performance and effectiveness of the Board as a whole, and each individual director. The Nominating and Corporate Governance Committee annually assesses and provides recommendations to the Board of Directors on the effectiveness of the committees of the Board and the contributions of the directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review of Related Transactions

We recognize that transactions we may conduct with any of our directors or executive officers may present potential or actual conflicts of interest and create the appearance that decisions are based on considerations other than our best interests and those of our shareholders. We have established, and the Board has adopted, a written Related Person Transactions Policy to monitor transactions, arrangements or relationships, including any indebtedness or guarantee of indebtedness, in which the Company and any of the following have an interest: (i) any person who is or was an executive officer, director, or director nominee of the Company at any time since the beginning of the Company’s last fiscal year; (ii) a person who is or was an immediate family member (as defined in the policy) of an executive officer, director, or director nominee at any time since the beginning of the Company’s last fiscal year; (iii) any person who, at the time of the occurrence or existence of the transaction, is greater than 5% beneficial owner of our common shares; (iv) any person who, at the time of the occurrence or existence of the transaction, is an immediate family member (as defined in the policy) of the greater than 5% beneficial owner of our common shares; or (v) or any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in which such person has a 10% or greater beneficial ownership interest (which we refer to in this report as a “related person”). The policy covers any transaction where the aggregate amount is expected to exceed $120,000 in which a related person has a direct or indirect material interest.

Under the policy, potential related person transactions proposed to be entered into by us must be reported to our General Counsel and Chief Strategic Officer at the earliest practicable time, and shall be reviewed and approved by the Audit & Risk Committee prior to the effectiveness or consummation of the transaction, or, if it is not practicable for the Company to wait for the entire Audit & Risk Committee to consider the matter, the Audit & Risk Committee Chair (who will possess delegated authority to act between Audit & Risk Committee meetings). The Audit & Risk Committee will review the material facts of any potential related person transaction and will then approve, ratify or disapprove the transaction. In making its determination to approve or ratify a related person transaction, the Audit & Risk Committee considers such factors as: (i) the nature of the related person’s interest in the related person transaction; (ii) the approximate dollar value of the amount involved in the related person transaction; (iii) the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss; (iv) whether the transaction was or will be undertaken in the ordinary course of business of the Company; (v) whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to the Company than terms that could have been reached with an unrelated third person; (vi) the purpose of, and the potential benefits to the Company of, the transaction; (vii) in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer, the impact of the transaction on a director’s independence; (viii) the availability of other sources for comparable products or services; (ix) whether it is a single transaction or a series of ongoing, related transactions; (x) whether entering into the transaction would be consistent with the Company’s Code of Business Conduct and Ethics; and (xii) any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction. No director or executive officer may participate in any discussion, approval or ratification of a transaction in which he or she is a related person.

The full text of the Related Person Transaction Policy is available in the Investors/Corporate Governance section on our website at www.lionsgate.com or may be obtained in print, without charge, by any shareholder upon request to our Corporate Secretary.

Lions Gate 2016 Proxy Statement    93

Relationships and Transactions

MHR Affiliates

In November 2015, the Company was advised that each of Liberty, a limited company organized under the laws of the United Kingdom and a wholly-owned subsidiary of Liberty Global plc, and Discovery, a limited company organized under the laws of the United Kingdom and a wholly-owned subsidiary of Discovery Communications, Inc., agreed to each purchase 5,000,000 of the Company’s common shares from funds affiliated with MHR Fund Management. In connection with the purchases, the Company entered into separate registration rights agreements with each of Liberty and Discovery, and amended the registration rights agreement with MHR Fund Management, which provide Liberty, Discovery and MHR Fund Management (together with certain of their affiliates) with certain registration rights, subject to the terms and conditions set forth therein. The Company also entered into an underwriting agreement with J.P. Morgan Securities LLC, as underwriter, Liberty, Discovery and Bank of America, N.A. in connection with a registered underwritten secondary public offering of the Company’s common shares. Among other transaction costs, the Company has incurred expenses on behalf of MHR Fund Management for certain costs related to the foregoing. Such costs, amounting to approximately $0.8 million, are included in general and administration expense in the consolidated statement of income for the year ended March 31, 2016.

Atom Tickets

During the year ended March 31, 2015, the Company made initial investments of approximately $4.3 million in MovieFriends, LLC (“Atom Tickets”), a theatrical movie discovery service. During the year ended March 31, 2016, the Company participated in an equity offering of Atom Tickets and subscribed for an additional $7.9 million. The Company owns an interest of approximately 19.5% in Atom Tickets. Mr. Crawford is an investor in Atom Tickets. Additionally, Ms. Yaffe was appointed to its board of directors as a result of the Company’s investment.

Transactions with Equity Method Investees

In the ordinary course of business, we are involved in related party transactions with equity method investees. These related party transactions primarily relate to the licensing and distribution of the Company’s films and television programs, for which the impact on the Company’s consolidated balance sheets and consolidated statements of income is as follows:

	March 31,
	2016	2015
	(Amounts in thousands)
Consolidated Balance Sheets
Accounts receivable(1)	$14,573	$27,218

Accounts payable and accrued liabilities(2)	$4,000	$—
Participations and residuals(3)	11,716	$9,929
Deferred revenue(4)	63,442	18,123

Total due to related parties	$79,158	$28,052

	Year Ended March 31,
	2016	2015	2014
	(Amounts in thousands)
Consolidated Statements of Income
Revenues(1)	$47,682	$59,819	$51,919
Direct operating expense(2)	$12,309	$13,904	$32,700
Distribution and marketing expenses(4)	$1,210	$827	$2,132

(1)	Represents primarily revenues and accounts receivable from EPIX and Pop from the licensing of films and television programs. Also includes revenues from FEARnet for fiscal 2014.

(2)	Represents accrued capital contributions to Pop.

94    Lions Gate 2016 Proxy Statement

(3)	Represents participation expense and participations payable associated with the distribution of certain theatrical titles for Roadside Attractions and Pantelion Films.

(4)	Represents deferred revenue from licensing arrangements discussed in footnote 1 above for EPIX.

(5)	Represents distribution fees incurred related to Roadside Attractions in connection with the theatrical release of certain films.

ACCOUNTANTS’ FEES

During fiscal 2016 and 2015, we retained our independent registered public accounting firm, Ernst & Young LLP, to provide services in the categories listed below. The following are the aggregate fees billed for each of the last two fiscal years for such services:

	Years Ended March 31,
	2016	2015
Audit Fees	$3,440,801	$2,826,596
Audit-Related Fees	$694,101	$287,680
Tax Fees	$3,337,995	$5,528,165

Audit Fees includes fees associated with the annual audit of our financial statements, the audit of the effectiveness of internal control over financial reporting, reviews of our Quarterly Reports on Form 10-Q, statutory audits, and services that only the independent auditors can reasonably provide, such as services associated with SEC registration statements or other documents issued in connection with securities offerings (including consents and comfort letters). Audit-Related Fees includes fees associated with accounting consultations, due diligence services related to acquisitions, and attestation services not required by statute or regulation. Tax Fees consist of $2,217,716 and $4,325,555 for professional services related to tax compliance, including foreign tax return preparation and transfer pricing studies and consultations, for the years ended March 31, 2016 and 2015, respectively, as well as $1,120,279 and $1,202,610 for professional services related to tax planning and tax advisory services for the years ended March 31, 2016 and 2015, respectively.

Pursuant to the Audit & Risk Committee’s policy to pre-approve all permitted audit and non-audit services, the Audit & Risk Committee pre-approved all professional services provided by Ernst & Young LLP during fiscal 2016 and fiscal 2015 and determined that the provision of non-audit services in fiscal 2016 was compatible with maintaining Ernst & Young LLP’s independence.

The Audit & Risk Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report any pre-approval decisions to the full Audit & Risk Committee at its next scheduled meeting.

OTHER INFORMATION

Information regarding the Company is contained in its Annual Report on Form 10-K and other periodic reports required by Section 13(a) or 15(d) of the Exchange Act. The Company makes available, free of charge through its website (www.lionsgate.com), its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after such documents are electronically filed with or furnished to the SEC. These reports can be found under “SEC Filings” through the “Investors” section of the Company’s website. The exhibits to our Annual Report on Form 10-K are available to any shareholder who (a) submits a written request to us at 2700 Colorado Avenue, Santa Monica, California 90404, Attn: Investor Relations and (b) provides payment of charges that approximate our cost of reproduction. The exhibits to our Annual Report on Form 10-K are also available at no charge on the SEC’s website at www.sec.gov and on SEDAR at www.sedar.com.

Lions Gate 2016 Proxy Statement    95

OTHER BUSINESS

The Board knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.

DIRECTORS’ APPROVAL

The contents and sending of this proxy statement to shareholders of the Company have been approved by the Board.

By Order of The Board of Directors,

Jon Feltheimer

Chief Executive Officer

Santa Monica, California

Vancouver, British Columbia

July 28, 2016

96    Lions Gate 2016 Proxy Statement

EXHIBIT A

LIONS GATE ENTERTAINMENT CORP.

2012 PERFORMANCE INCENTIVE PLAN

1. PURPOSE OF PLAN

The purpose of this Lions Gate Entertainment Corp. 2012 Performance Incentive Plan (this “Plan”) of Lions Gate Entertainment Corp., a company continued under the laws of the Province of British Columbia (the “Corporation”), is to promote the success of the Corporation by providing an additional means through the grant of awards to attract, motivate, retain and reward selected employees and other eligible persons and to enhance the alignment of the interests of the selected participants with the interests of the Corporation’s shareholders.

2. ELIGIBILITY

The Administrator (as such term is defined in Section 3.1) may grant awards under this Plan only to those persons that the Administrator determines to be Eligible Persons. An “Eligible Person” is any person who is either: (a) an officer (whether or not a director) or employee of the Corporation or one of its Subsidiaries; (b) a director of the Corporation or one of its Subsidiaries; or (c) an individual consultant or advisor who renders or has rendered bona fide services (other than services in connection with the offering or sale of securities of the Corporation or one of its Subsidiaries in a capital-raising transaction or as a market maker or promoter of securities of the Corporation or one of its Subsidiaries) to the Corporation or one of its Subsidiaries and who is selected to participate in this Plan by the Administrator; provided, however, that a person who is otherwise an Eligible Person under clause (c) above may participate in this Plan only if such participation would not adversely affect either the Corporation’s eligibility to use Form S-8 to register under the United States Securities Act of 1933, as amended (the “Securities Act”), the offering and sale of shares issuable under this Plan by the Corporation or the Corporation’s compliance with any other applicable laws. An Eligible Person who has been granted an award (a “participant”) may, if otherwise eligible, be granted additional awards if the Administrator shall so determine. As used herein, “Subsidiary” means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Corporation; and “Board” means the Board of Directors of the Corporation.

3. PLAN ADMINISTRATION

3.1	The Administrator. This Plan shall be administered by and all awards under this Plan shall be authorized by the Administrator. The “Administrator” means the Board or one or more committees (or subcommittees, as the case may be) appointed by the Board or another committee (within its delegated authority) to administer all or certain aspects of this Plan. Any such committee shall be comprised solely of one or more directors or such number of directors as may be required under applicable law. A committee may delegate some or all of its authority to another committee so constituted. The Board or a committee comprised solely of directors may also delegate, to the extent permitted by applicable law, to one or more officers of the Corporation, its authority under this Plan. The Board or another committee (within its delegated authority) may delegate different levels of authority to different committees or persons with administrative and grant authority under this Plan. Unless otherwise provided in the Bylaws of the Corporation or the applicable charter of any Administrator: (a) a majority of the members of the acting Administrator shall constitute a quorum, and (b) the vote of a majority of the members present assuming the presence of a quorum or the unanimous written consent of the members of the Administrator shall constitute action by the acting Administrator.

3.2	Powers of the Administrator. Subject to the express provisions of this Plan, the Administrator is authorized and empowered to do all things necessary or desirable in connection with the

Lions Gate 2016 Proxy Statement    A-1

authorization of awards and the administration of this Plan (in the case of a committee or delegation to one or more officers, within any express limits on the authority delegated to that committee or person(s)), including, without limitation, the authority to:

(a)	determine eligibility and, from among those persons determined to be eligible, determine the particular Eligible Persons who will receive an award under this Plan;

(b)	grant awards to Eligible Persons, determine the price (if any) at which securities will be offered or awarded and the number of securities to be offered or awarded to any of such persons (in the case of securities-based awards), determine the other specific terms and conditions of awards consistent with the express limits of this Plan, establish the installment(s) (if any) in which such awards shall become exercisable or shall vest (which may include, without limitation, performance and/or time-based schedules), or determine that no delayed exercisability or vesting is required, establish any applicable performance-based exercisability or vesting requirements, determine the extent (if any) to which any applicable exercise and vesting requirements have been satisfied, and establish the events (if any) of termination, expiration or reversion of such awards;

(c)	approve the forms of any award agreements (which need not be identical either as to type of award or among participants);

(d)	construe and interpret this Plan and any agreements defining the rights and obligations of the Corporation, its Subsidiaries, and participants under this Plan, make any and all determinations under this Plan and any such agreements, further define the terms used in this Plan, and prescribe, amend and rescind rules and regulations relating to the administration of this Plan or the awards granted under this Plan;

(e)	cancel, modify, or waive the Corporation’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consent under Section 8.6.5;

(f)	accelerate, waive or extend the vesting or exercisability, or modify or extend the term of any or all such outstanding awards (in the case of options or share appreciation rights, within the maximum ten-year term of such awards) in such circumstances as the Administrator may deem appropriate (including, without limitation, in connection with a termination of employment or services or other events of a personal nature) subject to any required consent under Section 8.6.5;

(g)	adjust the number of Common Shares subject to any award, adjust the price of any or all outstanding awards or otherwise waive or change previously imposed terms and conditions, in such circumstances as the Administrator may deem appropriate, in each case subject to Sections 4 and 8.6 (and subject to the no repricing provision below);

(h)	determine the date of grant of an award, which may be a designated date after but not before the date of the Administrator’s action to approve the award (unless otherwise designated by the Administrator, the date of grant of an award shall be the date upon which the Administrator took the action approving the award);

(i)	determine whether, and the extent to which, adjustments are required pursuant to Section 7.1 hereof and take any other actions contemplated by Section 7 in connection with the occurrence of an event of the type described in Section 7;

(j)	acquire or settle (subject to Sections 7 and 8.6) rights under awards in cash, stock of equivalent value, or other consideration (subject to the no repricing provision below); and

(k)	determine the fair market value of the Common Shares or awards under this Plan from time to time and/or the manner in which such value will be determined.

3.3

Prohibition on Repricing.    Notwithstanding anything to the contrary in Section 3.2 and except for an adjustment pursuant to Section 7.1 or a repricing approved by shareholders, in no case may the Administrator (1) amend an outstanding stock option or SAR to reduce the exercise price or base price of the award, (2) cancel, exchange, or surrender an outstanding stock option or SAR in

A-2    Lions Gate 2016 Proxy Statement

exchange for cash or other awards for the purpose of repricing the award, or (3) cancel, exchange, or surrender an outstanding stock option or SAR in exchange for an option or SAR with an exercise or base price that is less than the exercise or base price of the original award.

3.4	Binding Determinations. Any determination or other action taken by, or inaction of, the Corporation, any Subsidiary, or the Administrator relating or pursuant to this Plan (or any award made under this Plan) and within its authority hereunder or under applicable law shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons. Neither the Board nor any Board committee, nor any member thereof or person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan (or any award made under this Plan), and all such persons shall be entitled to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage or expense (including, without limitation, attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage that may be in effect from time to time. Neither the Board nor any other Administrator, nor any member thereof or person acting at the direction thereof, nor the Corporation or any of its Subsidiaries, shall be liable for any damages of a participant should an option intended as an ISO (as defined below) fail to meet the requirements of the Internal Revenue Code of 1986, as amended (the “Code”), applicable to ISOs, should any other award(s) fail to qualify for any intended tax treatment, should any award grant or other action with respect thereto not satisfy Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, or otherwise for any tax or other liability imposed on a participant with respect to an award.

3.5	Reliance on Experts. In making any determination or in taking or not taking any action under this Plan, the Administrator may obtain and may rely upon the advice of experts, including employees and professional advisors to the Corporation. No director, officer or agent of the Corporation or any of its Subsidiaries shall be liable for any such action or determination taken or made or omitted in good faith.

3.6	Delegation. The Administrator may delegate ministerial, non-discretionary functions to individuals who are officers or employees of the Corporation or any of its Subsidiaries or to third parties.

4. COMMON SHARES SUBJECT TO THE PLAN; SHARE LIMITS

4.1	Shares Available. Subject to the provisions of Section 7.1, the capital stock that may be delivered under this Plan shall be shares of the Corporation’s authorized but unissued Common Shares and any Common Shares held as treasury shares. For purposes of this Plan, “Common Shares” shall mean the common shares of the Corporation and such other securities or property as may become the subject of awards under this Plan, or may become subject to such awards, pursuant to an adjustment made under Section 7.1.

4.2	Aggregate Share Limit. The maximum number of Common Shares that may be delivered pursuant to awards granted to Eligible Persons under this Plan (the “Share Limit”) is equal to:

(1)	29,683,000[1] Common Shares, less

(2)	the number of any shares subject to stock options and share appreciation rights granted under the Corporation’s 2004 Performance Incentive Plan, as amended (the “2004 Plan”) and outstanding as of March 31, 2012 which expire, or for any reason are cancelled or terminated, after March 31, 2012 without being exercised (which, for purposes of clarity, shall become available for award grants under this Plan on a one-for-one basis), plus

1	The current aggregate Share Limit for this Plan is 25,683,000 shares (calculated as the 27,600,000 shares that have previously been approved by shareholders for the 2012 Plan, minus the 1,917,000 shares that were subject to awards granted under the 2004 Plan between March 31, 2012 and September 11, 2012 (with the shares subject to “Full-Value Awards” granted under the 2004 Plan during this period being taken into account based on the Full-Value Award Ratio then in effect)). Shareholders are being asked to approve amendments to this Plan that would increase this aggregate Share Limit by an additional 4,000,000 shares (so that the new aggregate Share Limit for the plan would be 29,683,000 shares, subject to adjustment for cancelled or terminated awards under the 2004 Plan as set forth above).

Lions Gate 2016 Proxy Statement    A-3

(3)	the number of any shares subject to restricted stock and restricted stock unit awards granted under the 2004 Plan that are outstanding and unvested on March 31, 2012 that are forfeited, terminated, cancelled or otherwise reacquired by the Corporation after March 31, 2012 without having become vested (with any such shares increasing the Share Limit based on the Full Value Award Ratio specified below in effect at the time of forfeiture, termination, cancellation or repurchase, as the case may be).

Shares issued in respect of any “Full-Value Award” granted under this Plan at any time on or after the date of the Corporation’s 2014 annual meeting of shareholders (the “2014 Annual Meeting Date”), shall be counted against the foregoing Share Limit as 1.9 shares for every one share issued in connection with such award. (For example, if a stock bonus of 100 Common Shares is granted under this Plan on or after the 2014 Annual Meeting Date, 190 shares shall be charged against the Share Limit in connection with that award.) Shares issued in respect of any Full-Value Award granted under this Plan at any time prior to the 2014 Annual Meeting Date shall be counted against the foregoing Share Limit as 2.0 shares for every one share issued in connection with such award. For this purpose, a “Full-Value Award” means any award under this Plan that is not a stock option grant or a share appreciation right grant.

4.3	Additional Share Limits. The following limits also apply with respect to awards granted under this Plan. These limits are in addition to, not in lieu of, the aggregate Share Limit in Section 4.2.

(a)	The maximum number of Common Shares that may be delivered pursuant to options qualified as incentive stock options granted under this Plan is 31,600,000[2] shares.

(b)	The maximum number of Common Shares subject to those options and share appreciation rights that are granted under this Plan during any calendar year to any one individual under this Plan is 3,000,000[3] shares.

(c)	Additional limits with respect to Qualified Performance-Based Awards are set forth in Section 5.2.3.

Each of the foregoing numerical limits is subject to adjustment as contemplated by Section 4.3, Section 7.1, and Section 8.10.

4.4	Share-Limit Counting Rules. The Share Limit shall be subject to the following provisions of this Section 4.4:

(a)	Shares that are subject to or underlie awards granted under this Plan which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under this Plan shall not be counted against the Share Limit and shall be available for subsequent awards under this Plan.

(b)	To the extent that Common Shares are delivered pursuant to the exercise of a SAR or stock option granted under this Plan, the number of underlying shares as to which the exercise related shall be counted against the Share Limit, as opposed to only counting the shares issued. (For purposes of clarity, if a SAR relates to 100,000 shares and is exercised at a time when the payment due to the participant is 15,000 shares, 100,000 shares shall be charged against the Share Limit with respect to such exercise.)

(c)	Shares that are exchanged by a participant or withheld by the Corporation as full or partial payment in connection with any stock option or SAR granted under this Plan, as well as any shares exchanged by a participant or withheld by the Corporation or one of its Subsidiaries to satisfy the tax withholding obligations related to any stock option or SAR granted under this Plan, shall not be available for subsequent awards under this Plan. Shares that are exchanged by a participant or withheld by the Corporation as full or partial payment in connection with any Full-Value Award granted under this Plan, as well as any

2	This limit on incentive stock options granted under the Plan is currently 27,600,000 shares. Shareholders are being asked to approve an increase in this limit to 31,600,000 shares.

3	Shareholders are being asked to approve an increase in this limit from 2,000,000 to 3,000,000 shares.

A-4    Lions Gate 2016 Proxy Statement

shares exchanged by a participant or withheld by the Corporation or one of its Subsidiaries to satisfy the tax withholding obligations related to any Full-Value Award granted under this Plan, shall not be counted against the Share Limit and shall be available for subsequent awards under this Plan, provided that any one (1) share so exchanged or withheld in connection with any Full-Value Award shall be credited based on the Full-Value Award ratio set forth above shares when determining the number of shares that shall again become available for subsequent awards under this Plan.

(d)	In addition, shares that are exchanged by a participant or withheld by the Corporation after the date on which shareholders initially approved this Plan as full or partial payment in connection with any Full-Value Award granted under the 2004 Plan, as well as any shares exchanged by a participant or withheld by the Corporation or one of its Subsidiaries after such date to satisfy the tax withholding obligations related to any Full-Value Award granted under the 2004 Plan, shall be available for new awards under this Plan, provided that any one (1) share so exchanged or withheld in connection with any Full-Value Award shall be credited based on the Full-Value Award ratio set forth above shares when determining the number of shares that shall again become available for subsequent awards under this Plan. For purposes of clarity, shares that are exchanged by a participant or withheld by the Corporation or a Subsidiary as payment in connection with a stock option or SAR granted under the 2004 Plan, or to satisfy any tax withholding obligations in connection with such a stock option or SAR, shall not be available for awards under this Plan.

(e)	To the extent that an award granted under this Plan is settled in cash or a form other than Common Shares, the shares that would have been delivered had there been no such cash or other settlement shall not be counted against the Share Limit and shall be available for subsequent awards under this Plan.

(f)	In the event that Common Shares are delivered in respect of a dividend equivalent right granted under this Plan, the number of shares delivered with respect to the award shall be counted against the Share Limit. (For purposes of clarity, if 1,000 dividend equivalent rights are granted and outstanding when the Corporation pays a dividend, and 50 shares are delivered in payment of those rights with respect to that dividend, 95 shares (after giving effect to the Full-Value Award premium counting rules) shall be counted against the Share Limit). Except as otherwise provided by the Administrator, shares delivered in respect of dividend equivalent rights shall not count against any individual award limit under this Plan other than the aggregate Share Limit.

Refer to Section 8.10 for application of the share limits of this Plan, including the limits in Sections 4.2 and 4.3, with respect to assumed awards. Each of the numerical limits and references in Sections 4.2 and 4.3, and in this Section 4.4, is subject to adjustment as contemplated by Section 4.3, Section 7 and Section 8.10. The share limits of Section 4.3 shall be applied on a one-for-one basis without applying the Full-Value Award premium counting rule taken into account in determining the Share Limit. The foregoing adjustments to the share limits of this Plan are subject to any applicable limitations under Section 162(m) of the Code with respect to awards intended as performance-based compensation thereunder.

4.5	No Fractional Shares; Minimum Issue. Unless otherwise expressly provided by the Administrator, no fractional shares shall be delivered under this Plan. The Administrator may pay cash in lieu of any fractional shares in settlements of awards under this Plan. The Administrator may from time to time impose a limit (of not greater than 100 shares) on the minimum number of shares that may be purchased or exercised as to awards (or any particular award) granted under this Plan unless (as to any particular award) the total number purchased or exercised is the total number at the time available for purchase or exercise under the award.

5. AWARDS

5.1	Type and Form of Awards. The Administrator shall determine the type or types of award(s) to be made to each selected Eligible Person. Awards may be granted singly, in combination or in

Lions Gate 2016 Proxy Statement    A-5

tandem. Awards also may be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for grants or rights under any other employee or compensation plan of the Corporation or one of its Subsidiaries. The types of awards that may be granted under this Plan are:

5.1.1 Stock Options.    A stock option is the grant of a right to purchase a specified number of Common Shares during a specified period as determined by the Administrator. An option may be intended as an incentive stock option within the meaning of Section 422 of the Code (an “ISO”) or a nonqualified stock option (an option not intended to be an ISO). The agreement evidencing the grant of an option will indicate if the option is intended as an ISO; otherwise it will be deemed to be a nonqualified stock option. The maximum term of each option (ISO or nonqualified) shall be ten (10) years. The per share exercise price for each option shall be not less than 100% of the fair market value of a Common Share on the date of grant of the option. When an option is exercised, the exercise price for the shares to be purchased shall be paid in full in cash or such other method permitted by the Administrator consistent with Section 5.5.

5.1.2 Additional Rules Applicable to ISOs.    To the extent that the aggregate fair market value (determined at the time of grant of the applicable option) of shares with respect to which ISOs first become exercisable by a participant in any calendar year exceeds $100,000, taking into account both Common Shares subject to ISOs under this Plan and shares subject to ISOs under all other plans of the Corporation or one of its Subsidiaries (or any parent or predecessor corporation to the extent required by and within the meaning of Section 422 of the Code and the regulations promulgated thereunder), such options shall be treated as nonqualified stock options. In reducing the number of options treated as ISOs to meet the $100,000 limit, the most recently granted options shall be reduced first. To the extent a reduction of simultaneously granted options is necessary to meet the $100,000 limit, the Administrator may, in the manner and to the extent permitted by law, designate which Common Shares are to be treated as shares acquired pursuant to the exercise of an ISO. ISOs may only be granted to employees of the Corporation or one of its subsidiaries (for this purpose, the term “subsidiary” is used as defined in Section 424(f) of the Code, which generally requires an unbroken chain of ownership of at least 50% of the total combined voting power of all classes of stock of each subsidiary in the chain beginning with the Corporation and ending with the subsidiary in question). No ISO may be granted to any person who, at the time the option is granted, owns (or is deemed to own under Section 424(d) of the Code) outstanding Common Shares possessing more than 10% of the total combined voting power of all classes of stock of the Corporation, unless the exercise price of such option is at least 110% of the fair market value of the stock subject to the option and such option by its terms is not exercisable after the expiration of five years from the date such option is granted. If an otherwise-intended ISO fails to meet the applicable requirements of Section 422 of the Code, the option shall be a nonqualified stock option.

5.1.3 Share Appreciation Rights.    A share appreciation right or “SAR” is a right to receive a payment, in cash and/or Common Shares, equal to the excess of the fair market value of a specified number of Common Shares on the date the SAR is exercised over the “base price” of the award, which base price shall be set forth in the applicable award agreement and shall be not less than 100% of the fair market value of a Common Share on the date of grant of the SAR. The maximum term of a SAR shall be ten (10) years.

5.1.4 Other Awards; Dividend Equivalent Rights.    The other types of awards that may be granted under this Plan include: (a) stock bonuses, restricted stock, performance stock, stock units, phantom stock or similar rights to purchase or acquire shares, whether at a fixed or variable price (or no price) or fixed or variable ratio related to the Common Shares, and any of which may (but need not) be fully vested at grant or vest upon the passage of time, the occurrence of one or more events, the satisfaction of performance criteria or other conditions, or any combination thereof; or (b) cash awards. Dividend equivalent rights may be granted as a separate award or in connection with another award under this Plan; provided, however, that dividend equivalent rights may not be granted as to a stock option or SAR granted under this Plan. In addition, any dividends and/or dividend equivalents as to the unvested portion of a restricted stock award that is subject to performance-based vesting requirements or the unvested portion of a stock unit award that is

A-6    Lions Gate 2016 Proxy Statement

subject to performance-based vesting requirements will be subject to termination and forfeiture to the same extent as the corresponding portion of the award to which they relate in the event the applicable performance-based vesting requirements are not satisfied.

5.2	Section 162(m) Performance-Based Awards. Without limiting the generality of the foregoing, any of the types of awards listed in Section 5.1.4 above may be, and options and SARs granted to officers and employees also may be, granted as awards intended to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code. An Award (other than an option or SAR) intended by the Administrator to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code is referred to as a “Qualified Performance-Based Award.” An option or SAR intended to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code is referred to as a “Qualifying Option or SAR.” The grant, vesting, exercisability or payment of Qualified Performance-Based Awards may depend on the degree of achievement of one or more performance goals relative to a pre-established targeted level or levels using one or more of the Business Criteria set forth below (on an absolute or relative (including, without limitation, relative to the performance of one or more other companies or upon comparisons of any of the indicators of performance relative to one or more other companies) basis, any of which may also be expressed as a growth or decline measure relative to an amount or performance for a prior date or period) for the Corporation on a consolidated basis or for one or more of the Corporation’s subsidiaries, segments, divisions or business units, or any combination of the foregoing. Any Qualified Performance-Based Award shall be subject to the following provisions of this Section 5.2, and a Qualifying Option or SAR shall be subject to the following provisions of this Section 5.2 only to the extent expressly set forth below. Nothing in this Plan, however, requires the Administrator to qualify any award or compensation as “performance-based compensation” under Section 162(m) of the Code.

5.2.1 Class; Administrator.    The eligible class of persons for Qualified Performance-Based Awards under this Section 5.2, as well as for a Qualifying Option or SAR, shall be officers and employees of the Corporation or one of its Subsidiaries. To qualify awards as performance-based under Section 162(m), the Administrator approving Qualified Performance-Based Awards or a Qualifying Option or SAR, or making any certification required pursuant to Section 5.2.4, must constitute a committee consisting solely of two or more outside directors (as this requirement is applied under Section 162(m) of the Code).

5.2.2 Performance Goals.

(a)	The specific performance goals for Qualified Performance-Based Awards shall be established based on one or more of the following business criteria (“Business Criteria”) as selected by the Administrator in its sole discretion: earnings per share, cash flow (which means cash and cash equivalents derived from either net cash flow from operations or net cash flow from operations, financing and investing activities), share price, total shareholder return, gross or net sales or revenue, operating income (before or after taxes), net income (before or after interest, taxes, depreciation and/or amortization), return on equity or on assets or on net assets or on capital or on sales, gross or net profit or operating margin, funds from operations, working capital, market share, cost containment or reduction, or any combination thereof. The applicable performance measurement period may not be less than three months nor more than 10 years.

(b)

The terms of the Qualified Performance-Based Awards may specify the manner, if any, in which performance targets (or the applicable measure of performance) shall be adjusted: to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses; to exclude restructuring and/or other nonrecurring charges; to exclude the effects of financing activities; to exclude exchange rate effects; to exclude the effects of changes to accounting principles; to exclude the effects of any statutory adjustments to corporate tax rates; to exclude the effects of any items of an unusual nature or of infrequency of occurrence; to exclude the effects of acquisitions or joint ventures; to exclude the effects of discontinued operations; to assume that any business divested achieved performance objectives at targeted levels during the balance of a performance period following such

Lions Gate 2016 Proxy Statement    A-7

divestiture or to exclude the effects of any divestiture; to exclude the effect of any event or transaction referenced in Section 7.1; to exclude the effects of stock-based compensation; to exclude the award of bonuses; to exclude amortization of acquired intangible assets; to exclude the goodwill and intangible asset impairment charges; to exclude the effect of any other unusual, non-recurring gain or loss, non-operating item or other extraordinary item; to exclude the costs associated with any of the foregoing or any potential transaction that if consummated would constitute any of the foregoing; or to exclude other items specified by the Administrator at the time of establishing the targets.

(c)	To qualify awards as performance-based under Section 162(m), the applicable Business Criterion (or Business Criteria, as the case may be) and specific performance formula, goal or goals (“targets”) must be established and approved by the Administrator during the first 90 days of the performance period (and, in the case of performance periods of less than one year, in no event after 25% or more of the performance period has elapsed) and while performance relating to such target(s) remains substantially uncertain within the meaning of Section 162(m) of the Code.

5.2.3 Form of Payment; Maximum Qualified Performance-Based Award.    Grants or awards under this Section 5.2 may be paid in cash or Common Shares or any combination thereof. Qualifying Option or SAR awards granted to any one participant in any one calendar year shall be subject to the limit set forth in Section 4.3(b). A Qualified Performance-Based Award shall be subject to the following applicable limit: (a) in the case of a Qualified Performance-Based Award where the value of the Award is expressed as a number or range of number of Common Shares (such as, without limitation, a Qualified Performance-Based Award in the form of a restricted stock, performance stock, or stock unit award) or a Qualified Performance-Based Award where the amount of cash payable upon or following vesting of the award is determined with reference to the fair market value of a Common Share at such time, the maximum number of Common Shares which may be subject to such Qualified Performance-Based Awards described in this clause (a) that are granted to any one participant in any one calendar year shall not exceed 3,000,0004 shares (counting such shares on a one-for-one basis for this purpose), either individually or in the aggregate, subject to adjustment as provided in Section 7.1; and (b) in the case of other Qualified Performance-Based Awards (such as a Qualified Performance-Based Award where the potential payment is a stated cash amount or range of stated cash amounts, whether the payment is ultimately made in cash or Common Shares by converting the applicable cash amount into a number of Common Shares based on the fair market value of a Common Share upon or following vesting of the award), the aggregate amount of compensation to be paid to any one participant in respect of all such Qualified Performance-Based Awards granted to that participant in any one calendar year shall not exceed $15,000,000.5 The limits in clauses (a) and (b) in the preceding sentence are separate, independent limits, and a Qualified Performance-Based Award shall be subject to the applicable limit but not both limits. For clarity, an eligible individual may receive, during any applicable year, awards referenced in clause (a) of this Section 5.2.3 not in excess of the limit of that clause, awards referenced in clause (b) of this Section 5.2.3 not in excess of the limit of that clause, Qualifying Option or SAR awards not in excess of the limit set forth in Section 4.3(b), as well as other types of awards (not referenced in this Section 5.2.3) under this Plan. Awards that are cancelled during the year shall be counted against any applicable limits of Section 4.3(b) and this Section 5.2.3 to the extent required by Section 162(m) of the Code.

5.2.4 Certification of Payment.    Before any Qualified Performance-Based Award is paid and to the extent applicable to qualify the award as performance-based compensation within the meaning of Section 162(m) of the Code, the Administrator must certify in writing that the performance target(s) and any other material terms of the Qualified Performance-Based Award were in fact timely satisfied.

5.2.5 Reservation of Discretion.    The Administrator will have the discretion to determine the restrictions or other limitations of the individual awards granted under this Section 5.2 including the

4	Shareholders are being asked to approve an increase in this limit from 2,000,000 to 3,000,000 shares.

5	Shareholders are being asked to approve an increase in this limit from $10,000,000 to $15,000,000.

A-8    Lions Gate 2016 Proxy Statement

authority to reduce awards, payouts or vesting or to pay no awards, in its sole discretion, if the Administrator preserves such authority at the time of grant by language to this effect in its authorizing resolutions or otherwise.

5.2.6 Expiration of Grant Authority.    As required pursuant to Section 162(m) of the Code and the regulations promulgated thereunder, the Administrator’s authority to grant new awards that are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code (other than a Qualifying Option or SAR) shall terminate upon the first meeting of the Corporation’s shareholders that occurs in the fifth year following the year in which the Corporation’s shareholders first approve this Plan, subject to any subsequent extension that may be approved by shareholders.

5.3	Award Agreements. Each award shall be evidenced by a written or electronic award agreement or notice in a form approved by the Administrator (an “award agreement”), and, in each case and if required by the Administrator, executed or otherwise electronically accepted by the recipient of the award in such form and manner as the Administrator may require.

5.4	Deferrals and Settlements. Payment of awards may be in the form of cash, Common Shares, other awards or combinations thereof as the Administrator shall determine, and with such restrictions as it may impose. The Administrator may also require or permit participants to elect to defer the issuance of shares or the settlement of awards in cash under such rules and procedures as it may establish under this Plan. The Administrator may also provide that deferred settlements include the payment or crediting of interest or other earnings on the deferral amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in shares.

5.5	Consideration for Common Shares or Awards. The purchase price for any award granted under this Plan or the Common Shares to be delivered pursuant to an award, as applicable, may be paid by means of any lawful consideration as determined by the Administrator, including, without limitation, one or a combination of the following methods:

•	services rendered by the recipient of such award;

•	cash, check payable to the order of the Corporation, or electronic funds transfer;

•	notice and third party payment in such manner as may be authorized by the Administrator;

•	the delivery of previously owned Common Shares;

•	by a reduction in the number of shares otherwise deliverable pursuant to the award; or

•	subject to such procedures as the Administrator may adopt, pursuant to a “cashless exercise” with a third party who provides financing for the purposes of (or who otherwise facilitates) the purchase or exercise of awards.

In no event shall any shares newly-issued by the Corporation be issued for less than the minimum lawful consideration for such shares or for consideration other than consideration permitted by applicable law. Common Shares used to satisfy the exercise price of an option shall be valued at their fair market value. The Corporation will not be obligated to deliver any shares unless and until it receives full payment of the exercise or purchase price therefor and any related withholding obligations under Section 8.5 and any other conditions to exercise or purchase have been satisfied. Unless otherwise expressly provided in the applicable award agreement, the Administrator may at any time eliminate or limit a participant’s ability to pay the purchase or exercise price of any award or shares by any method other than cash payment to the Corporation.

5.6

Definition of Fair Market Value.    For purposes of this Plan, “fair market value” shall mean, unless otherwise determined or provided by the Administrator in the circumstances, the closing price (in regular trading) of a Common Share as reported on the composite tape for securities listed on the New York Stock Exchange (the “Exchange”) for the date in question or, if no sales of Common Shares were made on the Exchange on that date, the closing price (in regular trading) of a Common Share as reported on said composite tape for the next preceding day on which sales of Common Shares were made on the Exchange. The Administrator may, however, provide with

Lions Gate 2016 Proxy Statement    A-9

respect to one or more awards that the fair market value shall equal the closing price (in regular trading) of a Common Share as reported on the composite tape for securities listed on the Exchange on the last trading day preceding the date in question or the average of the high and low trading prices of a Common Share as reported on the composite tape for securities listed on the Exchange for the date in question or the most recent trading day. If the Common Shares are no longer listed or are no longer actively traded on the Exchange as of the applicable date, the fair market value of the Common Shares shall be the value as reasonably determined by the Administrator for purposes of the award in the circumstances. The Administrator also may adopt a different methodology for determining fair market value with respect to one or more awards if a different methodology is necessary or advisable to secure any intended favorable tax, legal or other treatment for the particular award(s) (for example, and without limitation, the Administrator may provide that fair market value for purposes of one or more awards will be based on an average of closing prices (or the average of high and low daily trading prices) for a specified period preceding the relevant date).

5.7	Transfer Restrictions.

5.7.1 Limitations on Exercise and Transfer.    Unless otherwise expressly provided in (or pursuant to) this Section 5.7 or required by applicable law: (a) all awards are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge; (b) awards shall be exercised only by the participant; and (c) amounts payable or shares issuable pursuant to any award shall be delivered only to (or for the account of) the participant.

5.7.2 Exceptions.    The Administrator may permit awards to be exercised by and paid to, or otherwise transferred to, other persons or entities pursuant to such conditions and procedures, including limitations on subsequent transfers, as the Administrator may, in its sole discretion, establish in writing. Any permitted transfer shall be subject to compliance with applicable federal and state securities laws and shall not be for value (other than nominal consideration, settlement of marital property rights, or for interests in an entity in which more than 50% of the voting interests are held by the Eligible Person or by the Eligible Person’s family members).

5.7.3 Further Exceptions to Limits on Transfer.    The exercise and transfer restrictions in Section 5.7.1 shall not apply to:

(a)	transfers to the Corporation (for example, in connection with the expiration or termination of the award),

(b)	the designation of a beneficiary to receive benefits in the event of the participant’s death or, if the participant has died, transfers to or exercise by the participant’s beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution,

(c)	subject to any applicable limitations on ISOs, transfers to a family member (or former family member) pursuant to a domestic relations order if received by the Administrator,

(d)	if the participant has suffered a disability, permitted transfers or exercises on behalf of the participant by his or her legal representative, or

(e)	the authorization by the Administrator of “cashless exercise” procedures with third parties who provide financing for the purpose of (or who otherwise facilitate) the exercise of awards consistent with applicable laws and any limitations imposed by the Administrator.

5.8	International Awards. One or more awards may be granted to Eligible Persons who provide services to the Corporation or one of its Subsidiaries outside of the United States. Any awards granted to such persons may be granted pursuant to the terms and conditions of any applicable sub-plans, if any, appended to this Plan and approved by the Administrator from time to time. The awards so granted need not comply with other specific terms of this Plan, provided that shareholder approval of any deviation from the specific terms of this Plan is not required by applicable law or any applicable listing agency.

A-10    Lions Gate 2016 Proxy Statement

6. EFFECT OF TERMINATION OF EMPLOYMENT OR SERVICE ON AWARDS

6.1	General. The Administrator shall establish the effect of a termination of employment or service on the rights and benefits under each award under this Plan and in so doing may make distinctions based upon, inter alia, the cause of termination and type of award. If the participant is not an employee of the Corporation or one of its Subsidiaries and provides other services to the Corporation or one of its Subsidiaries, the Administrator shall be the sole judge for purposes of this Plan (unless a contract or the award otherwise provides) of whether the participant continues to render services to the Corporation or one of its Subsidiaries and the date, if any, upon which such services shall be deemed to have terminated.

6.2	Events Not Deemed Terminations of Employment. Unless the express policy of the Corporation or one of its Subsidiaries, or the Administrator, otherwise provides, or except as otherwise required by applicable law, the employment relationship shall not be considered terminated in the case of (a) sick leave, (b) military leave, or (c) any other leave of absence authorized by the Corporation or one of its Subsidiaries, or the Administrator; provided that, unless reemployment upon the expiration of such leave is guaranteed by contract or law or the Administrator otherwise provides, such leave is for a period of not more than three months. In the case of any employee of the Corporation or one of its Subsidiaries on an approved leave of absence, continued vesting of the award while on leave from the employ of the Corporation or one of its Subsidiaries may be suspended until the employee returns to service, unless the Administrator otherwise provides or applicable law otherwise requires. In no event shall an award be exercised after the expiration of any applicable maximum term of the award.

6.3	Effect of Change of Subsidiary Status. For purposes of this Plan and any award, if an entity ceases to be a Subsidiary of the Corporation a termination of employment or service shall be deemed to have occurred with respect to each Eligible Person in respect of such Subsidiary who does not continue as an Eligible Person in respect of the Corporation or another Subsidiary that continues as such after giving effect to the transaction or other event giving rise to the change in status unless the Subsidiary that is sold, spun-off or otherwise divested (or its successor or a direct or indirect parent of such Subsidiary or successor) assumes the Eligible Person’s award(s) in connection with such transaction.

7. ADJUSTMENTS; ACCELERATION

7.1	Adjustments.

(a)	Subject to Section 7.2, upon (or, as may be necessary to effect the adjustment, immediately prior to): any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation, conversion or other reorganization; any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Common Shares; or any exchange of Common Shares or other securities of the Corporation, or any similar, unusual or extraordinary corporate transaction in respect of the Common Shares; then the Administrator shall equitably and proportionately adjust (1) the number and type of Common Shares (or other securities) that thereafter may be made the subject of awards (including the specific share limits, maximums and numbers of shares set forth elsewhere in this Plan), (2) the number, amount and type of Common Shares (or other securities or property) subject to any outstanding awards, (3) the grant, purchase, or exercise price (which term includes the base price of any SAR or similar right) of any outstanding awards, and/or (4) the securities, cash or other property deliverable upon exercise or payment of any outstanding awards, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by this Plan and the then-outstanding awards.

(b)

Unless otherwise expressly provided in the applicable award agreement, upon (or, as may be necessary to effect the adjustment, immediately prior to) any event or transaction described in the preceding paragraph or a sale of all or substantially all of the business or

Lions Gate 2016 Proxy Statement    A-11

assets of the Corporation as an entirety, the Administrator shall equitably and proportionately adjust the performance standards and/or period applicable to any then-outstanding performance-based awards to the extent necessary to preserve (but not increase) the level of incentives intended by this Plan and the then-outstanding performance-based awards.

(c)	It is intended that, if possible, any adjustments contemplated by the preceding two paragraphs be made in a manner that satisfies applicable U.S. legal, tax (including, without limitation and as applicable in the circumstances, Section 424 of the Code as to ISOs, Section 409A of the Code as to awards intended to comply therewith and not be subject to taxation thereunder, and Section 162(m) of the Code as to any Qualifying Option or SAR and any Qualified Performance-Based Award) and accounting (so as to not trigger any unintended charge to earnings with respect to such adjustment) requirements.

(d)	Without limiting the generality of Section 3.4, any good faith determination by the Administrator as to whether an adjustment is required in the circumstances pursuant to this Section 7.1, and the extent and nature of any such adjustment, shall be conclusive and binding on all persons.

7.2	Corporate Transactions—Assumption and Termination of Awards.

(a)	Upon any event in which the Corporation does not survive, or does not survive as a public company in respect of its Common Shares (including, without limitation, a dissolution, merger, combination, consolidation, conversion, exchange of securities, or other reorganization, or a sale of all or substantially all of the business, stock or assets of the Corporation, in any case in connection with which the Corporation does not survive or does not survive as a public company in respect of its Common Shares), then the Administrator may make provision for a cash payment in settlement of, or for the termination, assumption, substitution or exchange of any or all outstanding awards or the cash, securities or property deliverable to the holder of any or all outstanding awards, based upon, to the extent relevant under the circumstances, the distribution or consideration payable to holders of the Common Shares upon or in respect of such event. Upon the occurrence of any event described in the preceding sentence in connection with which the Administrator has made provision for the award to be terminated (and the Administrator has not made a provision for the substitution, assumption, exchange or other continuation or settlement of the award): (1) unless otherwise provided in the applicable award agreement, each then-outstanding option and SAR shall become fully vested, all shares of restricted stock then outstanding shall fully vest free of restrictions, and each other award granted under this Plan that is then outstanding shall become payable to the holder of such award (with any performance goals applicable to the award in each case being deemed met, unless otherwise provided in the award agreement, at the “target” performance level); and (2) each award shall terminate upon the related event; provided that the holder of an option or SAR shall be given reasonable advance notice of the impending termination and a reasonable opportunity to exercise his or her outstanding vested options and SARs (after giving effect to any accelerated vesting required in the circumstances) in accordance with their terms before the termination of such awards (except that in no case shall more than ten days’ notice of the impending termination be required and any acceleration of vesting and any exercise of any portion of an award that is so accelerated may be made contingent upon the actual occurrence of the event).

(b)	Without limiting the preceding paragraph, in connection with any event referred to in the preceding paragraph or any change in control event defined in any applicable award agreement, the Administrator may, in its discretion, provide for the accelerated vesting of any award or awards as and to the extent determined by the Administrator in the circumstances.

(c)

For purposes of this Section 7.2, an award shall be deemed to have been “assumed” if (without limiting other circumstances in which an award is assumed) the award continues after an event referred to above in this Section 7.2, and/or is assumed and continued by

A-12    Lions Gate 2016 Proxy Statement

the surviving entity following such event (including, without limitation, an entity that, as a result of such event, owns the Corporation or all or substantially all of the Corporation’s assets directly or through one or more subsidiaries (a “Parent”)), and confers the right to purchase or receive, as applicable and subject to vesting and the other terms and conditions of the award, for each Common Share subject to the award immediately prior to the event, the consideration (whether cash, shares, or other securities or property) received in the event by the stockholders of the Corporation for each Common Share sold or exchanged in such event (or the consideration received by a majority of the stockholders participating in such event if the stockholders were offered a choice of consideration); provided, however, that if the consideration offered for a Common Share in the event is not solely the ordinary common stock of a successor corporation or a Parent, the Administrator may provide for the consideration to be received upon exercise or payment of the award, for each share subject to the award, to be solely ordinary common stock of the successor corporation or a Parent equal in fair market value to the per share consideration received by the stockholders participating in the event.

(d)	The Administrator may adopt such valuation methodologies for outstanding awards as it deems reasonable in the event of a cash or property settlement and, in the case of options, SARs or similar rights, but without limitation on other methodologies, may base such settlement solely upon the excess if any of the per share amount payable upon or in respect of such event over the exercise or base price of the award. In the case of an option, SAR or similar right as to which the per share amount payable upon or in respect of such event is less than or equal to the exercise or base price of the award, the Administrator may terminate such award in connection with an event referred to in this Section 7.2 without any payment in respect of such award.

(e)	In any of the events referred to in this Section 7.2, the Administrator may take such action contemplated by this Section 7.2 prior to such event (as opposed to on the occurrence of such event) to the extent that the Administrator deems the action necessary to permit the participant to realize the benefits intended to be conveyed with respect to the underlying shares. Without limiting the generality of the foregoing, the Administrator may deem an acceleration and/or termination to occur immediately prior to the applicable event and, in such circumstances, will reinstate the original terms of the award if an event giving rise to an acceleration and/or termination does not occur.

(f)	Without limiting the generality of Section 3.4, any good faith determination by the Administrator pursuant to its authority under this Section 7.2 shall be conclusive and binding on all persons.

(g)	The Administrator may override the provisions of this Section 7.2 by express provision in the award agreement and may accord any Eligible Person a right to refuse any acceleration, whether pursuant to the award agreement or otherwise, in such circumstances as the Administrator may approve. The portion of any ISO accelerated in connection with an event referred to in this Section 7.2 (or such other circumstances as may trigger accelerated vesting of the award) shall remain exercisable as an ISO only to the extent the applicable $100,000 limitation on ISOs is not exceeded. To the extent exceeded, the accelerated portion of the option shall be exercisable as a nonqualified stock option under the Code.

7.3	Definition of Change in Control. With respect to a particular award granted under this Plan, a “Change in Control” shall be deemed to have occurred as of the first day, after the date of grant of the particular award, that any one or more of the following conditions shall have been satisfied:

(a)

The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (1) the then-outstanding Common Shares of the Corporation (the “Outstanding Company Common Shares”) or (2) the combined voting power of the then-outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding

Lions Gate 2016 Proxy Statement    A-13

Company Voting Securities”); provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change in Control Event; (A) any acquisition directly from the Corporation, (B) any acquisition by the Corporation, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any affiliate of the Corporation or a successor, or (D) any acquisition by any entity pursuant to a transaction that complies with Sections (c)(1), (2) and (3) below;

(b)	Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (including for these purposes, the new members whose election or nomination was so approved, without counting the member and his predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c)	Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Corporation or any of its Subsidiaries, a sale or other disposition of all or substantially all of the assets of the Corporation, or the acquisition of assets or stock of another entity by the Corporation or any of its Subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Shares and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, a Parent, as defined above) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Shares and the Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of the Corporation or such entity resulting from such Business Combination or Parent) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of 30% existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors or trustees of the entity resulting from such Business Combination or a Parent were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(d)	Approval by the shareholders of the Corporation of a complete liquidation or dissolution of the Corporation other than in the context of a transaction that does not constitute a Change in Control Event under clause (c) above.

8. OTHER PROVISIONS

8.1

Compliance with Laws.    This Plan, the granting and vesting of awards under this Plan, the offer, issuance and delivery of Common Shares, and/or the payment of money under this Plan or under awards are subject to compliance with all applicable federal, state, local and foreign laws, rules and regulations (including but not limited to state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith. The

A-14    Lions Gate 2016 Proxy Statement

person acquiring any securities under this Plan will, if requested by the Corporation or one of its Subsidiaries, provide such assurances and representations to the Corporation or one of its Subsidiaries as the Administrator may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.

8.2	No Rights to Award. No person shall have any claim or rights to be granted an award (or additional awards, as the case may be) under this Plan, subject to any express contractual rights (set forth in a document other than this Plan) to the contrary.

8.3	No Employment/Service Contract. Nothing contained in this Plan (or in any other documents under this Plan or in any award) shall confer upon any Eligible Person or other participant any right to continue in the employ or other service of the Corporation or one of its Subsidiaries, constitute any contract or agreement of employment or other service or affect an employee’s status as an employee at will, nor shall interfere in any way with the right of the Corporation or one of its Subsidiaries to change a person’s compensation or other benefits, or to terminate his or her employment or other service, with or without cause. Nothing in this Section 8.3, however, is intended to adversely affect any express independent right of such person under a separate employment or service contract other than an award agreement.

8.4	Plan Not Funded. Awards payable under this Plan shall be payable in shares or from the general assets of the Corporation, and no special or separate reserve, fund or deposit shall be made to assure payment of such awards. No participant, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset (including Common Shares, except as expressly otherwise provided) of the Corporation or one of its Subsidiaries by reason of any award hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Corporation or one of its Subsidiaries and any participant, beneficiary or other person. To the extent that a participant, beneficiary or other person acquires a right to receive payment pursuant to any award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

8.5	Tax Withholding. Upon any exercise, vesting, or payment of any award, or upon the disposition of Common Shares acquired pursuant to the exercise of an ISO prior to satisfaction of the holding period requirements of Section 422 of the Code, or upon any other tax withholding event with respect to any award, arrangements satisfactory to the Corporation shall be made to provide for any taxes the Corporation or any of its Subsidiaries may be required to withhold with respect to such award event or payment. Such arrangements may include (but are not limited to) any one of (or a combination of) the following:

(a)	The Corporation or one of its Subsidiaries shall have the right to require the participant (or the participant’s personal representative or beneficiary, as the case may be) to pay or provide for payment of the amount of any taxes which the Corporation or one of its Subsidiaries may be required to withhold with respect to such award event or payment.

(b)	The Corporation or one of its Subsidiaries shall have the right to deduct from any amount otherwise payable in cash (whether related to the award or otherwise) to the participant (or the participant’s personal representative or beneficiary, as the case may be) the amount of any taxes which the Corporation or one of its Subsidiaries may be required to withhold with respect to such award event or payment.

(c)

In any case where a tax is required to be withheld in connection with the delivery of Common Shares under this Plan, the Administrator may in its sole discretion (subject to Section 8.1) require or grant (either at the time of the award or thereafter) to the participant the right to elect, pursuant to such rules and subject to such conditions as the Administrator may establish, that the Corporation reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of shares, valued in a consistent manner at their fair market value or at the sales price in accordance with authorized procedures for cashless exercises, necessary to satisfy the applicable withholding obligation on exercise, vesting or payment. Unless otherwise provided by the Administrator, in no event shall the shares withheld exceed the minimum whole number of

Lions Gate 2016 Proxy Statement    A-15

shares required for tax withholding under applicable law to the extent the Corporation determines that withholding at any greater level would result in an award otherwise classified as an equity award under ASC Topic 718 (or any successor thereto) being classified as a liability award under ASC Topic 718 (or such successor).

8.6	Effective Date, Termination and Suspension, Amendments.

8.6.1 Effective Date.    This Plan is effective as of July 16, 2012, the date of its approval by the Board (the “Effective Date”). This Plan shall be submitted for and subject to shareholder approval no later than twelve months after the Effective Date. Unless earlier terminated by the Board and subject to any extension that may be approved by shareholders, this Plan shall terminate at the close of business on the day before the tenth anniversary of the Effective Date. After the termination of this Plan either upon such stated termination date or its earlier termination by the Board, no additional awards may be granted under this Plan, but previously granted awards (and the authority of the Administrator with respect thereto, including the authority to amend such awards) shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of this Plan.

8.6.2 Board Authorization.    The Board may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part. No awards may be granted during any period that the Board suspends this Plan.

8.6.3 Shareholder Approval.    To the extent then required by applicable law or deemed necessary or advisable by the Board, any amendment to this Plan shall be subject to shareholder approval.

8.6.4 Amendments to Awards.    Without limiting any other express authority of the Administrator under (but subject to) the express limits of this Plan, the Administrator by agreement or resolution may waive conditions of or limitations on awards to participants that the Administrator in the prior exercise of its discretion has imposed, without the consent of a participant, and (subject to the requirements of Sections 3.2 and 8.6.5) may make other changes to the terms and conditions of awards. Any amendment or other action that would constitute a repricing of an award is subject to the no-repricing provision of Section 3.3.

8.6.5 Limitations on Amendments to Plan and Awards.    No amendment, suspension or termination of this Plan or amendment of any outstanding award agreement shall, without written consent of the participant, affect in any manner materially adverse to the participant any rights or benefits of the participant or obligations of the Corporation under any award granted under this Plan prior to the effective date of such change. Changes, settlements and other actions contemplated by Section 7 shall not be deemed to constitute changes or amendments for purposes of this Section 8.6.

8.7	Privileges of Share Ownership. Except as otherwise expressly authorized by the Administrator, a participant shall not be entitled to any privilege of share ownership as to any Common Shares not actually delivered to and held of record by the participant. Except as expressly required by Section 7.1 or otherwise expressly provided by the Administrator, no adjustment will be made for dividends or other rights as a shareholder for which a record date is prior to such date of delivery.

8.8	Governing Law; Severability.

8.8.1 Choice of Law.    This Plan, the awards, all documents evidencing awards and all other related documents shall be governed by, and construed in accordance with the laws of the State of California, except to the extent that the laws of British Columbia are applicable as the jurisdiction of incorporation of the Corporation, in each case notwithstanding any conflict of law provision of such jurisdiction to the contrary.

8.8.2 Severability.    If a court of competent jurisdiction holds any provision invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.

8.9	Captions. Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

A-16    Lions Gate 2016 Proxy Statement

8.10	Stock-Based Awards in Substitution for Stock Options or Awards Granted by Other Corporation. Awards may be granted to Eligible Persons in substitution for or in connection with an assumption of employee stock options, SARs, restricted stock or other stock-based awards granted by other entities to persons who are or who will become Eligible Persons in respect of the Corporation or one of its Subsidiaries, in connection with a distribution, merger or other reorganization by or with the granting entity or an affiliated entity, or the acquisition by the Corporation or one of its Subsidiaries, directly or indirectly, of all or a substantial part of the stock or assets of the employing entity. The awards so granted need not comply with other specific terms of this Plan, provided the awards reflect adjustments giving effect to the assumption or substitution consistent with any conversion applicable to the Common Shares (or the securities otherwise applicable to the award) in the transaction and any change in the issuer of the security. Any shares that are delivered and any awards that are granted by, or become obligations of, the Corporation, as a result of the assumption by the Corporation of, or in substitution for, outstanding awards previously granted by an acquired company (or previously granted by a predecessor employer (or direct or indirect parent thereof) in the case of persons that become employed by the Corporation or one of its Subsidiaries in connection with a business or asset acquisition or similar transaction) shall not be counted against the Share Limit or other limits on the number of shares available for issuance under this Plan.

8.11	Non-Exclusivity of Plan. Nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Administrator to grant awards or authorize any other compensation, with or without reference to the Common Shares, under any other plan or authority.

8.12	No Corporate Action Restriction. The existence of this Plan, the award agreements and the awards granted hereunder shall not limit, affect, or restrict in any way the right or power of the Corporation or any Subsidiary (or any of their respective shareholders, boards of directors or committees thereof (or any subcommittees), as the case may be) to make or authorize: (a) any adjustment, recapitalization, reorganization or other change in the capital structure or business of the Corporation or any Subsidiary, (b) any merger, amalgamation, consolidation or change in the ownership of the Corporation or any Subsidiary, (c) any issue of bonds, debentures, capital, preferred or prior preference stock ahead of or affecting the capital stock (or the rights thereof) of the Corporation or any Subsidiary, (d) any dissolution or liquidation of the Corporation or any Subsidiary, (e) any sale or transfer of all or any part of the assets or business of the Corporation or any Subsidiary, (f) any other award, grant, or payment of incentives or other compensation under any other plan or authority (or any other action with respect to any benefit, incentive or compensation), or (g) any other corporate act or proceeding by the Corporation or any Subsidiary. No participant, beneficiary or any other person shall have any claim under any award or award agreement against any member of the Board or the Administrator, or the Corporation or any employees, officers or agents of the Corporation or any Subsidiary, as a result of any such action.

8.13	Other Company Benefit and Compensation Programs. Payments and other benefits received by a participant under an award made pursuant to this Plan shall not be deemed a part of a participant’s compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Corporation or any Subsidiary, except where the Administrator expressly otherwise provides or authorizes in writing. Awards under this Plan may be made in addition to, in combination with, as alternatives to or in payment of grants, awards or commitments under any other plans, arrangements or authority of the Corporation or its Subsidiaries.

8.14	Clawback Policy. The awards granted under this Plan are subject to the terms of the Corporation’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of awards or any Common Shares or other cash or property received with respect to the awards (including any value received from a disposition of the shares acquired upon payment of the awards).

Lions Gate 2016 Proxy Statement    A-17

EXHIBIT B

NON-GAAP FINANCIAL MEASURES

The proxy statement contains terms such as EBITDA, Adjusted EBITDA, adjusted net income (loss) attributable to Lions Gate Entertainment Corp. (the “Company,” “we,” “us” or “our”) shareholders, and adjusted earnings (loss) per share, all of which are important financial measures for the Company but are not financial measures defined by generally accepted accounting principles (“GAAP”).

These measures are non-GAAP financial measures as defined in Regulation G promulgated by the Securities and Exchange Commission (the “SEC”) and are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with United States (“U.S.”) GAAP.

We believe these non-GAAP measures to be meaningful indicators of our performance that provide useful information to investors regarding our financial condition and results of operations and cash flows before non-operating items. These non-GAAP measures are commonly used in the entertainment industry and by financial analysts and others who follow the industry to measure operating performance. However, not all companies calculate these measures in the same manner and the measures as presented may not be comparable to similarly titled measures presented by other companies.

These measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of operating income, cash flow, net income, or earnings (loss) per share as determined in accordance with GAAP. Definitions and reconciliations of the adjusted metrics utilized to their corresponding GAAP metrics are provided below.

EBITDA and Adjusted EBITDA

EBITDA is defined as earnings before interest, income tax provision or benefit, and depreciation and amortization.

Adjusted EBITDA represents EBITDA as defined above adjusted for stock-based compensation, purchase accounting and related adjustments, restructuring and other items, non-cash imputed interest charge, start-up losses of new business initiatives, loss on extinguishment of debt, and backstopped prints and advertising expense.

Adjusted Net Income (Loss) Attributable to Lions Gate Entertainment Corp. Shareholders, and Adjusted Earnings (Loss) Per Share

Adjusted net income (loss) attributable to Lions Gate Entertainment Corp. shareholders is defined as net income (loss) attributable to Lions Gate Entertainment Corp. shareholders, adjusted for stock-based compensation, purchase accounting and related adjustments, restructuring and other items, non-cash imputed interest charge, start-up losses of new business initiatives, loss on extinguishment of debt, and backstopped prints and advertising expense, net of taxes at the applicable statutory rate and net of the amounts attributable to noncontrolling interest.

Adjusted earnings (loss) per share is defined as adjusted net income (loss) attributable to Lions Gate Entertainment Corp. shareholders per weighted average shares outstanding.

Lions Gate 2016 Proxy Statement    B-1

Reconciliation of Annual Net Income to EBITDA and Adjusted EBITDA

	Year Ended March 31,
	2016	2015	2014
	(Amounts in thousands)
Net income	$42,700	$181,781	$152,037
Depreciation and amortization	13,084	6,586	6,539
Interest, net	53,028	49,686	60,140
Income tax provision (benefit)	(76,527)	31,627	32,923

EBITDA	$32,285	$269,680	$251,639

Stock-based compensation	78,465	80,310	72,119
Restructuring and other items(1)	19,834	10,725	7,500
Non-cash imputed interest charge(2)	5,270	—	—
Purchase accounting and related adjustments(3)	8,430	—	—
Start-up losses of new business initiatives(4)	17,066	—	—
Loss on extinguishment of debt	—	11,664	39,572
Backstopped prints and advertising expense(5)	997	12,509	—

Adjusted EBITDA	$162,347	$384,888	$370,830

(1)	Restructuring and other items includes restructuring and severance charges, certain transaction related costs, the settlement of an administrative order, and certain unusual items when applicable.

Amounts in the year ended March 31, 2016 represent professional fees associated with certain strategic transactions including, among others, the acquisition of Pilgrim Studios and certain shareholder transactions, and certain transactional costs of $7.7 million of Pilgrim Studios attributable to the noncontrolling interest shareholder. Pursuant to the profit sharing provisions in the Pilgrim Studios operating agreement, the transactional costs of $7.7 million are included in net loss attributable to noncontrolling interest in the consolidated statement of income and thus does not impact earnings per share attributable to Lions Gate Entertainment Corp. shareholders. In addition, amounts in the year ended March 31, 2016 include pension withdrawal costs of $2.7 million related to an underfunded multi-employer pension plan in which the Company is no longer participating.

Amounts in the year ended March 31, 2015 primarily represent costs related to the move of our international sales and distribution organization to the United Kingdom, and severance costs associated with the integration of the marketing operations of the Company’s Lionsgate and Summit film labels, of which approximately $1.2 million are non-cash charges resulting from the acceleration of vesting of stock awards. In addition, the year ended March 31, 2015 includes transaction costs related to a certain shareholder transaction and costs related to the Exchange Transaction.

Amounts in the year ended March 31, 2014 represent the settlement of an administrative order.

(2)	Non-cash imputed interest charge represents a charge associated with the interest cost of long-term accounts receivable for Television Production licensed product that become due beyond one-year.

(3)	Purchase accounting and related adjustments represent the incremental amortization expense associated with the non-cash fair value adjustments on television assets of $6.5 million included in direct operating expense resulting from the application of purchase accounting and the charge of $1.9 million included in general and administrative expense related to the accretion of the noncontrolling interest discount.

(4)	Start-up losses of new business initiatives represent losses associated with the Company’s direct to consumer initiatives including its subscription video-on-demand platforms and Atom Tickets, the first-of-its-kind theatrical mobile ticketing platform and app. For the fiscal year ended March 31, 2016, $5.2 million represents the gross contribution (i.e., revenue less direct operating and distribution and marketing expenses) of the consolidated business, $4.8 million is included in the Company’s consolidated general and administrative expense and $7.1 million is included in equity interests income.

B-2    Lions Gate 2016 Proxy Statement

(5)	Backstopped prints and advertising expense (“P&A”) represents the amount of theatrical marketing expense for third party titles that the Company funded and expensed for which a third party provides a first dollar loss guarantee (subject to a cap) that such expense will be recouped from the performance of the film (which results in minimal risk of loss to the Company). The amount represents the P&A expense incurred net of the impact of expensing the P&A cost over the revenue streams similar to a participation expense (i.e., the P&A under these arrangements are being expensed similar to a participation cost for purposes of the adjusted measure).

Reconciliation of Net Income Attributable to Lions Gate Entertainment Corp. Shareholders, and Basic and Diluted EPS to Adjusted Net Income Attributable to Lions Gate Entertainment Corp. Shareholders, and Adjusted Basic and Diluted EPS

	Year Ended March 31, 2016
	Income (loss) before income taxes	Net income(1)	Net income attributable to Lions Gate Entertainment Corp. shareholders(2)	Basic EPS*	Diluted EPS*
	(Amounts in thousands, except per share amounts)
As reported	$(33,827)	$42,700	$50,209	$0.34	$0.33
Stock-based compensation	78,465	49,833	49,833	0.34	0.33
Restructuring and other items(3)	19,834	15,886	8,197	0.06	0.05
Non-cash imputed interest charge	5,270	3,347	3,347	0.02	0.02
Purchase accounting and related adjustments(4)	9,663	7,459	3,835	0.03	0.02
Start-up losses of new business initiatives(5)	17,913	11,377	11,377	0.08	0.07
Backstopped prints and advertising expense	997	633	633	—	—

As adjusted for items above	$98,315	$131,235	$127,431	$0.86	$0.82

	Year Ended March 31, 2015
	Income before income taxes	Net income(1)	Net income attributable to Lions Gate Entertainment Corp. shareholders(2)	Basic EPS*	Diluted EPS*
	(Amounts in thousands, except per share amounts)
As reported	$213,408	$181,781	$181,781	$1.31	$1.23
Stock-based compensation	80,310	51,398	51,398	0.37	0.34
Restructuring and other items(3)	10,725	7,437	7,437	0.05	0.05
Loss on extinguishment of debt	11,664	8,889	8,889	0.06	0.06
Backstopped prints and advertising expense	12,509	8,006	8,006	0.06	0.05

As adjusted for items above	$328,616	$257,511	$257,511	$1.85	$1.73

Lions Gate 2016 Proxy Statement    B-3

	Year Ended March 31, 2014
	Income before income taxes	Net income(1)	Net income attributable to Lions Gate Entertainment Corp. shareholders(2)	Basic EPS*	Diluted EPS*
	(Amounts in thousands, except per share amounts)
As reported	$184,960	$152,037	$152,037	$1.11	$1.04
Stock-based compensation	72,119	45,435	45,435	0.33	0.29
Restructuring and other items(3)	7,500	7,500	7,500	0.05	0.05
Loss on extinguishment of debt	39,572	24,930	24,930	0.18	0.16
Tax valuation allowance(6)	—	(12,030)	(12,030)	(0.09)	(0.08)

As adjusted for items above	$304,151	$217,872	$217,872	$1.58	$1.47

*	Basic and Diluted EPS amounts may not add precisely due to rounding

(1)	Represents amounts net of the tax impact calculated using the statutory tax rate applicable to each adjustment.

(2)	Represents the net income amount adjusted for the portion attributable to noncontrolling interest, if any.

(3)	Restructuring and other items include amounts presented in Adjusted EBITDA. Pursuant to the profit sharing provisions in the Pilgrim Studios operating agreement, the transactional costs of $7.7 million of Pilgrim Studios are included in net loss attributable to noncontrolling interest in the consolidated statement of income and thus do not impact earnings per share attributable to Lions Gate Entertainment Corp. shareholders.

(4)	Purchase accounting and related adjustments include amounts presented in Adjusted EBITDA, plus $1.2 million for the year ended March 31, 2016 of incremental depreciation and amortization expense associated with the non-cash fair value adjustments to property and equipment and intangible assets resulting from the application of purchase accounting related to the acquisition of Pilgrim Studios.

(5)	Start-up losses of new business initiatives include amounts presented in Adjusted EBITDA, plus $0.8 million for the year ended March 31, 2016 for the depreciation expense associated with these entities.

(6)	Represents an adjustment to net income to eliminate the discrete tax benefit recognized for financial reporting purposes upon the reduction of the Company’s valuation allowance related to the Company’s Canadian net deferred tax assets which was reversed in the year ended March 31, 2014.

B-4    Lions Gate 2016 Proxy Statement

PROXY

LIONS GATE ENTERTAINMENT CORP.

250 Howe Street, 20th Floor

Vancouver, British Columbia V6C 3R8

THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY’S BOARD OF DIRECTORS

COMMON SHARES

The undersigned holder of Common Shares of Lions Gate Entertainment Corp., a British Columbia corporation (the “Company”), hereby appoints Michael Burns, Jon Feltheimer, James W. Barge and Wayne Levin, and each of them, or in the place of the foregoing,                                 (print name), as proxies for the undersigned, each with full power of substitution, for and in the name of the undersigned to act for the undersigned and to vote, as designated on the reverse, all of the Common Shares of the Company that the undersigned is entitled to vote at the 2016 Annual General and Special Meeting of Shareholders of the Company (the “Annual Meeting”), to be held at the Shangri-La Hotel, 188 University Avenue, Toronto, Ontario, M5H 0A3, Canada, on Tuesday, September 13, 2016, beginning at 10:00 a.m., local time, or at any continuations, adjournments or postponements thereof.

If the shareholder does not want to appoint the persons named in this instrument of proxy, he/she should strike out his/her name and insert in the blank space provided the name of the person he/she wishes to act as his/her proxy. Such other person need not be a shareholder of the Company.

This form of proxy must be completed, dated and signed and returned by mail in the envelope provided for that purpose, by fax to (302) 295-3811 or by Internet to: www.ivselection.com/lionsgate2016 prior to or at the Annual Meeting prior to the closing of the polls. If completing by fax, please ensure you fax both sides of this form of proxy.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

Detach here from proxy voting card

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on September 13, 2016.

The notice of the Annual Meeting, the proxy statement and this proxy card first will be mailed to shareholders on or about July 29, 2016. The Company’s proxy statement and fiscal 2016 Annual Report to Shareholders are also available in the Corporate/Reports section on our website at www.lionsgate.com.

1.	Election of Directors
		FOR	WITHHOLD	ABSTAIN

The Board of Directors recommends that you vote FOR the following director nominees:

	01 Michael Burns	☐	☐	☐

	02 Gordon Crawford	☐	☐	☐

	03 Arthur Evrensel	☐	☐	☐

	04 Jon Feltheimer	☐	☐	☐

	05 Emily Fine	☐	☐	☐

	06 Michael T. Fries	☐	☐	☐

	07 Sir Lucian Grainge	☐	☐	☐

	08 Dr. John C. Malone	☐	☐	☐

	09 G. Scott Paterson	☐	☐	☐

	10 Mark H. Rachesky, M.D.	☐	☐	☐

	11 Daryl Simm	☐	☐	☐

	12 Hardwick Simmons	☐	☐	☐

	13 David M. Zaslav	☐	☐	☐

The Board of Directors recommends that you vote FOR proposals 2, 3, 4 and 5:

		FOR	WITHHOLD	ABSTAIN

2.	Proposal to reappoint Ernst & Young LLP as the independent registered public accounting firm for the Company for the fiscal year ending March 31, 2017.	☐	☐	☐

		FOR	AGAINST	ABSTAIN

3.	Proposal to conduct an advisory vote to approve executive compensation.	☐	☐	☐

		FOR	AGAINST	ABSTAIN

4.	Proposal to approve amendments to the Lions Gate Entertainment Corp. 2012 Performance Incentive Plan.	☐	☐	☐

		FOR	AGAINST	ABSTAIN

5.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.	☐	☐	☐

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” NOMINEES IN PROPOSAL 1 AND “FOR” PROPOSALS 2, 3 ,4 AND 5.

The undersigned hereby acknowledges receipt of (i) the Notice of the Annual General and Special Meeting of Shareholders, (ii) the Proxy Statement and (iii) the Company’s 2016 Annual Report to Shareholders.

IMPORTANT: Please sign exactly as your name appears hereon and mail it promptly even though you may plan to attend the meeting. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature	Signature	Date
Title	Title

PLEASE MARK, SIGN AND DATE THIS PROXY CARD AND PROMPTLY RETURN IT IN THE ENVELOPE PROVIDED.

☐  Detach here from proxy voting card   ☐

LIONS GATE ENTERTAINMENT CORP. OFFERS SHAREHOLDERS OF RECORD

THREE WAYS TO VOTE YOUR PROXY

Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use this cost effective and convenient way of voting, 24 hours a day, 7 days a week.

INTERNET VOTING	VOTING BY MAIL

Visit the Internet voting website at www.ivselection.com/lionsgate2016. Have this proxy card ready and follow the instructions on your screen. You will incur only your usual Internet charges.	Simply sign and date your proxy card and return it in the postage-paid envelope to IVS Associates Inc., Attn: Lionsgate Proxy Tabulation, 1000 N. West Street, Suite 1200, Wilmington, Delaware, 19801. If you are voting by Internet, please do not mail your proxy card.

VOTING BY FAX

Simply sign and date your proxy card and fax it to IVS Associates Inc., Attn: Lionsgate Proxy Tabulation at Fax Number (302) 295-3811. Please ensure you fax both sides of this form of proxy.